CREDIT AGREEMENT

Dated as of December 28, 2010

by and among

GLADSTONE COMMERCIAL LIMITED PARTNERSHIP,
                                                            as Borrower,

GLADSTONE COMMERCIAL CORPORATION,
                                     as Parent Guarantor,

THE FINANCIAL INSTITUTIONS PARTY HERETO
AND THEIR ASSIGNEES UNDER SECTION 12.6.,
                                                                as Lenders,
and

CAPITAL ONE, N.A.,
                                                                                   as Administrative Agent

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SCHEDULE I	Commitments
SCHEDULE 1.1.(b)	List of Loan Parties
SCHEDULE 2.2.(m)	List of Existing Letters of Credit
SCHEDULE 6.1.(b)	Ownership Structure
SCHEDULE 6.1.(f)	Title to Properties; Liens
SCHEDULE 6.1.(g)	Indebtedness and Guaranties
SCHEDULE 6.1.(h)	Material Contracts
SCHEDULE 6.1.(i)	Litigation
SCHEDULE 6.1.(r)	Affiliate Transactions
SCHEDULE 9.2.(b)	Negative Pledges
SCHEDULE 9.3	Subsidiary Restrictions

EXHIBIT A	Form of Assignment and Assumption Agreement
EXHIBIT B	Form of Guaranty
EXHIBIT C	Form of Notice of Borrowing
EXHIBIT D	Form of Borrowing Base Certificate
EXHIBIT E	Form of Notice of Continuation
EXHIBIT F	Form of Revolving Note
EXHIBIT G	Form of Opinion of Counsel
EXHIBIT H	Form of Insurance
EXHIBIT I	Form of Compliance Certificate
EXHIBIT J	Transfer Authorizer Designation Form

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THIS CREDIT AGREEMENT (this “Agreement”) dated as of December 28, 2010 by and among GLADSTONE COMMERCIAL LIMITED PARTNERSHIP, a limited partnership formed under the laws of the State of Delaware (the “Borrower”), GLADSTONE COMMERCIAL CORPORATION, a Maryland corporation (“Parent Guarantor”), each of the financial institutions initially a signatory hereto together with their successors and assignees under Section 12.6 (the “Lenders”), and CAPITAL ONE, N.A., as Administrative Agent (the “Administrative Agent”).

Borrower has requested that Lenders establish a revolving credit facility in favor of Borrower, and Lenders are willing to do so on the terms and conditions set forth herein.  In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Article I. Definitions

Section 1.1.  Definitions.

In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:

“Accession Agreement” means an Accession Agreement substantially in the form of Annex I to the Guaranty.

“Additional Costs” has the meaning given that term in Section 4.1.(b).

“Adjusted Fixed Charge Coverage Ratio” means, for the preceding four (4) calendar quarters, the ratio of (i) EBITDA to (ii) Adjusted Fixed Charges for such period.

“Adjusted Fixed Charges” means, for any period, the sum of (a) Interest Expense of the Parent Guarantor determined on a consolidated basis for such period, and (b) all regularly scheduled principal payments made with respect to Indebtedness of the Parent Guarantor determined on a consolidated basis for such period during such period, other than any balloon, bullet or similar principal payment which repays such Indebtedness in full.  The Parent Guarantor’s Ownership Share of the Fixed Charges of Unconsolidated Affiliates (other than intercompany amounts) of the Parent Guarantor shall be included (without duplication) in determinations of Fixed Charges.

“Administrative Agent” means Capital One, N.A. as contractual representative of the Lenders under this Agreement, or any successor Administrative Agent appointed pursuant to Section 11.8.

“Administrative Questionnaire” means the Administrative Questionnaire completed by each Lender and delivered to the Administrative Agent in a form supplied by the Administrative Agent to the Lenders from time to time.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  In no event shall the Administrative Agent or any Lender be deemed to be an Affiliate of the Borrower.

“Agreement Date” means the date as of which this Agreement is dated.

“Applicable Law” means all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Applicable Margin” means either the Applicable LIBOR Margin or the Applicable Base Rate Margin, as follows:

Level	Leverage Ratio	Applicable LIBOR Margins	Applicable Base Rate Margins
1	Greater than 60%	300 basis points	200 basis points

2	Greater than 50% but less than or equal to 60%	275 basis points	175 basis points

3	Greater than 40% but less than or equal to 50%	250 basis points	150 basis points

4	Less than or equal to 40%	225 basis points	125 basis points

The Applicable Margin shall be determined by the Administrative Agent from the compliance certification and fixed on a quarterly basis, based on the Leverage Ratio.

“Assignment and Assumption” means an Assignment and Assumption Agreement among a Lender, an Eligible Assignee and the Administrative Agent, substantially in the form of Exhibit A.

“Availability” shall be defined in Section 2.1.

“Average Lease Term” means the weighted average of the term of the leasehold interest under each of the leases of all properties owned directly or indirectly by the Parent Guarantor other than leases of properties to which new subsidiaries permitted under Section 9.1(n) are a party, which weighted average shall be based on the square footage of leased properties.

“Bankruptcy Code” means the Bankruptcy Code of 1978, as amended.

“Bankruptcy Event” means, with respect to any Person, any of the events of the types described or referred to in Sections 10.1.(e) and (f).

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1.5%, and (b) the prime lending rate of interest in effect for such day as published from time to time in the “Money Rates” section of the Wall Street Journal.  Any change in the “prime rate” as published in the Wall Street Journal shall take effect at the opening of business on the day in which such rate is published.  In the event that the Wall Street Journal is discontinued or ceases publishing a “prime rate”, then the Lenders shall agree on a substitute source for such “prime rate”.

“Base Rate Loan” means a Revolving Loan bearing interest at a rate based on the Base Rate.

“Benefit Arrangement” means at any time a written employee benefit plan of the Borrower or Parent Guarantor within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Borrower” has the meaning set forth in the introductory paragraph hereof and shall include the Borrower’s successors and permitted assigns.

“Borrower Information” has the meaning given that term in Section 2.3.(c).

“Borrowing Base” means the sum of: (X) the lesser of either (a) the aggregate appraised value of the Borrowing Base Properties determined by an appraisal of such property as deemed acceptable to the Administrative Agent in its reasonable discretion, or (b) the aggregate Net Operating Income for the Borrowing Base Properties using a capitalization rate of 9.25%; plus (Y) the aggregate value of First Mortgage Receivables (provided that each First Mortgage Receivable shall be determined by using the lower of the outstanding principal balance of such First Mortgage Receivable or 75% of the appraised value of the property securing such First Mortgage Receivable as determined by an appraisal of such property as deemed acceptable to the Administrative Agent in its reasonable discretion); provided, however, that the Borrowing Base shall be adjusted as follows: (i) in the case of determining value of the Borrowing Base Properties under (X)(b) above, the portion of the Net Operating Income for a Borrowing Base Property that is occupied by a tenant who has a Tenant Concentration Percentage of greater than 22% determined with respect to the Borrowing Base Properties shall be removed from the Borrowing Base to the extent that such portion exceeds 22% with respect to such Borrowing Base Property; and (ii) in the case of determining value of the First Mortgage Receivables under (Y) above, in no event shall such aggregate value exceed 15% of the Borrowing Base. The Borrowing Base may be adjusted from time to time to reflect the supplementation and/or removal of certain assets as provided in Section 2.4 of this Agreement and on account of the disposition of Borrowing Base Properties.

“Borrowing Base Certificate” has the meaning given that term in Section 2.1.(e).

“Borrowing Base Properties” means improved real property used to calculate the borrowing base under the facility which satisfies all of the following requirements: (a) the Property may be office, industrial, manufacturing, retail distribution, data center, medical/health care or flex property and is owned on a fee-simple basis, or leased under a Ground Lease, entirely by the Borrower or a Subsidiary of the Borrower that is a Guarantor; (b) neither such Property, nor any interest of the Borrower or any Subsidiary therein, is subject to any lien (other than Permitted Liens of the types described in clauses (a) through (e) of the definition of Permitted Liens) or a Negative Pledge; (c) if such Property is owned or leased by a Subsidiary Guarantor (i) none of the Borrower’s direct or indirect ownership interest in such Subsidiary Guarantor is subject to any Lien (other than Permitted Liens of the types described in clauses (a) through (e) of the definition of Permitted Liens) or to a Negative Pledge; and (ii) the Borrower directly, or indirectly through a Subsidiary Guarantor, has the right to take the following actions without the need to obtain the consent of any Person: (x) to sell, transfer or otherwise dispose of such Property and (y) to create a Lien on such Property as security for Indebtedness of the Borrower or such Guarantor, as applicable; (d) such Property is free of all structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters except for defects, deficiencies, conditions or other matters individually or collectively which are not material to the profitable operation of such Property; (e) such Property has a minimum 90% occupancy rate, which can be waived at the discretion of the Administrative Agent on a Property by Property basis; and (f) the Initial Lease Term of a Property shall not be less than five (5) years.

“Business Day” means (a) a day of the week (but not a Saturday, Sunday or holiday) on which the offices of the Administrative Agent in Bethesda, Maryland are open to the public for carrying on substantially all of the Administrative Agent’s business functions, and (b) if such day relates to a LIBOR Loan, any such day that is also a day on which dealings in Dollars are carried on in the London interbank market.  Unless specifically referenced in this Agreement as a Business Day, all references to “days” shall be to calendar days.

“Capital One” means Capital One, N.A.

“Capitalized Lease Obligation” means obligations under a lease that are required to be capitalized for financial reporting purposes in accordance with GAAP, provided, however, that any obligation under a lease not considered a Capital Lease under GAAP on the Closing Date shall in no event be considered a Capitalized Lease Obligation.  The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on a balance sheet of the applicable Person prepared in accordance with GAAP as of the applicable date.

“Cash Equivalents” means: (a) securities issued, guaranteed or insured by the United States of America or any of its agencies with maturities of not more than one year from the date acquired; (b) certificates of deposit with maturities of not more than one year from the date acquired issued by a United States federal or state chartered commercial bank of recognized standing, or a commercial bank organized under the laws of any other country which is a member of the Organisation for Economic Cooperation and Development, or a political subdivision of any such country, acting through a branch or agency, which bank has capital and unimpaired surplus in excess of $500,000,000 and which bank or its holding company has a short-term commercial paper rating of at least A-2 or the equivalent by S&P or at least P-2 or the equivalent by Moody’s; (c) reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (b) above; (d) commercial paper issued by any Person incorporated under the laws of the United States of America or any State thereof and rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s, in each case with maturities of not more than one year from the date acquired; and (e) investments in money market funds registered under the Investment Company Act of 1940, as amended, which have net assets of at least $500,000,000 and at least 85% of whose assets consist of securities and other obligations of the type described in clauses (a) through (d) above.

“Cash Flow” means the sum of the rents and revenues and all other income from all Borrowing Base Properties and interest and fees from all Notes Receivable included within the Borrowing Base for the preceding four (4) quarters minus all property specific insurance, taxes and maintenance costs incurred by the Borrower and any Subsidiary Guarantor minus the greater of (i) the actual property management expenses or (ii) any amount equal to 3% of the gross revenues from such Borrowing Base Properties.

“Closing Date” means December 28, 2010.

“Collateral Assignment of Mortgage” means collectively, those certain collateral assignments of First Mortgage Receivables given by Loan Parties for the benefit of Lender, together with any further collateral assignments of mortgages given in substitution or supplement thereof and any amendments or modifications thereof.

“Commitment” means, as to each Lender, such Lender’s obligation to make Revolving Loans pursuant to Section 2.1., to issue (in the case of the Issuing Bank) and to participate (in the case of the other Lenders) in Letters of Credit pursuant to Section 2.2.(i) in an amount up to, but not exceeding the amount set forth for such Lender on Schedule I as such Lender’s “Commitment Amount” or as set forth in the applicable Assignment and Assumption.

“Commitment Percentage” means, as to each Lender, the ratio, expressed as a percentage, of (a) the amount of such Lender’s Commitment to (b) the aggregate amount of the Commitments of all Lenders; provided, however, that if at the time of determination the Commitments have been terminated or been reduced to zero, the “Commitment Percentage” of each Lender shall be the “Commitment Percentage” of such Lender in effect immediately prior to such termination or reduction.

“Compliance Certificate” has the meaning given that term in Section 8.4.

“Continue”, “Continuation” and “Continued” each refers to the continuation of a LIBOR Loan from one Interest Period to another Interest Period pursuant to Section 2.7.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” and “under common Control” have meanings correlative thereto.

“Credit Event” means any of the following: (a) the making (or deemed making) of any Loan, (b) the Conversion of a Base Rate Loan into a LIBOR Loan, and (c) the issuance of a Letter of Credit.

“Credit Rating” means the rating assigned by a Rating Agency to the senior unsecured long term Indebtedness of a Person.

“Debt Service Coverage Ratio” means the ratio of Cash Flow to the Implied Debt Service.

“Debt Yield” means Cash Flow divided by the aggregate outstanding loan balance of the Revolving Credit Facility.  Debt Yield shall be expressed as a percentage.

“Default” means any of the events specified in Section 10.1., whether or not there has been satisfied any requirement for the giving of notice, the lapse of time, or both.

“Defaulting Lender” means any Lender, as determined by the Administrative Agent in good faith, that (a) has failed to fund (or has failed, within 3 Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund) any portion of a Loan or participations in Letter of Credit Liabilities under Section 2.2.(i), in each case required to be funded by it hereunder within two (2) Business Days of the date required to be funded by it hereunder, (b) has otherwise failed to pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, unless such amount is the subject of a good faith dispute, (c) has notified the Borrower, the Administrative Agent or any other Lender in writing that, or has made a public statement to the effect that, it does not intend to comply with any of its funding obligations under this Agreement, or (d) has (or its Parent Company has) become or is (i) insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, custodian or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, or (iii) adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent; provided that, for the avoidance of doubt, a Lender shall not be deemed be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in or control of a Lender or a Parent Company thereof by a Governmental Authority or an instrumentality thereof.

“Defaulting Lender Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Commitment Percentage of the aggregate outstanding principal amount of Revolving Loans of all Lenders (calculated as if all Defaulting Lenders other than such Defaulting Lender had funded all of their respective Revolving Loans) over the aggregate outstanding principal amount of all Revolving Loans of such Defaulting Lender.

“Derivatives Contract” means any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement.  Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

“Derivatives Support Document” means (i) any Credit Support Annex comprising part of (and as defined in) any Specified Derivatives Contract, and (ii) any document or agreement, other than a Loan Document, pursuant to which cash, deposit accounts, securities accounts or similar financial asset collateral are pledged to or made available for set-off by, a Specified Derivatives Provider, including any banker’s lien or similar right, securing or supporting Specified Derivatives Obligation.

“Derivatives Termination Value” means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivatives Contracts, (a) for any date on or after the date such Derivatives Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Derivatives Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Derivatives Contracts (which may include the Administrative Agent or any Lender).

“Dividend Payout Ratio” means that ratio determined by dividing the dividends payable on common stock by Funds from Operations (calculated to remove the impact of FAS 141R) for the trailing four (4) quarters immediately preceding the measurement date.

“Dollars” or “$” means the lawful currency of the United States of America.

“EBITDA” means, with respect to the Parent Guarantor the determination on a consolidated basis, in accordance with GAAP, for any period (without duplication): (a) net income (loss) adjusted to remove the effects of FAS 141R, exclusive of the following (but only to the extent included in the determination of such net income (loss)): (i) depreciation and amortization expense (including amortization of deferred lease and loan costs and lease origination value); (ii) Interest Expense; (iii) income tax expense; (iv) asset impairment and restructuring charges; (v) all non-cash charges and non-cash expenses related to grants of Equity Interests to, the exercise of options related to such Equity Interests by, and the purchase or redemption of such Equity Interests or such options from, members of the senior management of the Parent Guarantor and (vi) extraordinary or non-recurring items, including without limitation, extraordinary or non-recurring gains and losses; plus (b) the Parent Guarantor’s Ownership Share of EBITDA of its Unconsolidated Affiliates.  For purposes of this definition, non-recurring items shall be deemed to include (x) gains and losses related to the early extinguishment of Indebtedness, (y) non-recurring severance and other restructuring charges and (z) transaction costs of acquisitions not permitted to be capitalized pursuant to GAAP.

“Effective Date” means the later of (a) the Agreement Date and (b) the date on which all of the conditions precedent set forth in Section 5.1. shall have been fulfilled or waived in writing by the Requisite Lenders.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, and (c) any other United States federal or state chartered commercial bank of recognized standing, or a commercial bank organized under the laws of any other country which is a member of the Organisation for Economic Cooperation and Development, or similar financial institution, acting through a branch or agency, which bank has capital and unimpaired surplus in excess of $500,000,000 approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Parent Guarantor, the Borrower or any Affiliates or Subsidiaries of the Parent Guarantor.

“Environmental Laws” means any Applicable Law relating to environmental protection or the manufacture, storage, remediation, disposal or clean-up of Hazardous Materials including, without limitation, the following: Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; regulations of the Environmental Protection Agency, any applicable rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials, and any analogous or comparable state or local laws, regulations or ordinances that concern Hazardous Materials or protection of the environment.

“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting.

“Equity Issuance” means any issuance or sale by a Person of any Equity Interest in such Person and shall in any event include the issuance of any Equity Interest upon the conversion or exchange of any security constituting Indebtedness that is convertible or exchangeable, or is being converted or exchanged, for Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time.

“ERISA Event” means, with respect to the ERISA Group, (a) any “reportable event” as defined in Section 4043 of ERISA with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the withdrawal of a member of the ERISA Group from a Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a substantial cessation of operations under Section 4062(e) of ERISA; (c) the incurrence by a member of the ERISA Group of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (d) the incurrence by any member of the ERISA Group of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the institution of proceedings to terminate a Plan or Multiemployer Plan by the PBGC; (f) the failure by any member of the ERISA Group to make when due required contributions to a Multiemployer Plan or Plan unless such failure is cured within 30 days or the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard; (g) the appointment of a trustee to administer, any Plan or Multiemployer Plan or the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the receipt by any member of the ERISA Group of any notice or the  receipt by any Multiemployer Plan from any member of the ERISA Group of any notice, concerning the imposition of withdrawal liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Section 4245 of ERISA), in reorganization (within the meaning of Section 4241 of ERISA), or in “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA); (i)  the imposition of any liability under Title IV of ERISA, other  than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any member of the ERISA Group or the imposition of any Lien in favor of the PBGC under Title IV of ERISA; or (j) a determination that a Plan is, or is reasonably expected to be, in “at-risk” status (within the meaning of Section 430 of the Internal Revenue Code or Section 303 of ERISA).

“ERISA Group” means the Borrower, any Subsidiary, any other Loan Party and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code or Section 4001 of ERISA.

“Event of Default” means any of the events specified in Section 10.1., provided that any requirement for notice or lapse of time or any other condition has been satisfied.

“Fair Market Value” means, with respect to (a) a security listed on a national securities exchange or the NASDAQ National Market, the price of such security as reported on such exchange by any widely recognized reporting method customarily relied upon by financial institutions and (b)  any other property, the price which could reasonably be expected to be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fees” means the fees and commissions provided for or referred to in Section 3.5. and any other fees payable by the Borrower hereunder or under any other Loan Document.

“First Mortgage Receivables” means a promissory note, indenture or other evidence of indebtedness secured by a first-priority Mortgage of which (a) the Borrower or any Subsidiary of the Borrower that is a Guarantor is the holder and retains the rights of collection of all payments thereunder and (b) the real property subject to such first-priority Mortgage is not directly or indirectly owned by the Parent Guarantor or any of its Subsidiaries.

“Fixed Charge Coverage Ratio” means, for any period, the ratio of (i) EBITDA to (ii) Fixed Charges for the preceding four (4) calendar quarters.

“Fixed Charges” means, for any period, the sum of (a) Interest Expense of the Parent Guarantor determined on a consolidated basis for such period, (b) all regularly scheduled principal payments made with respect to Indebtedness of the Parent Guarantor determined on a consolidated basis for such period during such period, other than any balloon, bullet or similar principal payment which repays such Indebtedness in full, and (c) all Preferred Dividends paid during such period.  The Parent Guarantor’s Ownership Share of the Fixed Charges of Unconsolidated Affiliates (other than intercompany amounts) of the Parent Guarantor shall be included (without duplication) in determinations of Fixed Charges.  Fixed Charges shall not include dividends payable on account of any common stock including Senior Common Stock.

“Foreign Lender” means any Lender or Participant that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Funds From Operations” means, with respect to the Parent Guarantor and for a given period and determined on a consolidated basis (a) net income (loss) for such period; minus (or plus) (b) certain nonrecurring items including gains (or losses) on early extinguishment of Indebtedness, severance and other restructuring charges, impairments of and sales of property during such period, Investment Related Lease Termination Fees and transaction costs of acquisitions not permitted to be capitalized pursuant to GAAP (FAS 141R); plus (c) depreciation with respect to such Person’s real estate assets and amortization (including the amortization of deferred lease costs and lease origination value and excluding the amortization of deferred financing costs) of such Person for such period, all after adjustment for unconsolidated partnerships and joint ventures.  Adjustments for Unconsolidated Affiliate will be calculated to reflect funds from operations on the same basis.

“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (including Statement of Financial Accounting Standards No. 168, “The FASB Accounting Standards Codification”) or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States of America, which are applicable to the circumstances as of the date of determination.

“GE Pool Mortgage” means the mortgage loan from GE Commercial Finance Business Property Corporation to certain Subsidiaries of the Borrower in the original principal amount of $48,015,000, dated September 15, 2008 with a current maturity date of October 1, 2011 which may be extended to the extent that options to extend such maturity date to October 1, 2013 have actually been exercised.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, administrative, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.

“Ground Lease” means any ground lease with respect to a Borrowing Base Property a ground lease containing the following terms and conditions: (a) an expiration date on or after January 1, 2050, inclusive of any unexercised extension options that may be exercised by the lessee without the consent or approval of the lessor (or in the absence of a remaining term of such length, the right to purchase or otherwise acquire the fee simple title to the leased property on terms advantageous to the lessee); (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor or, if required, such consent is obtained; (c) the obligation of the lessor to give the holder of any mortgage lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so; (d) reasonable transferability of the lessee’s interest under such lease, including ability to sublease; and (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease.  Notwithstanding subsection (a) above, the ground lease to which WPI07 Tulsa OK LLC is a  party as of the date hereof shall for purposes of this Agreement and the other Loan Documents be deemed to be a “Ground Lease” as defined above.

“Guarantor” means any Person that is a party to the Guaranty as a “Guarantor” and in any event shall include Parent Guarantor and each Subsidiary Guarantor.

“Guaranty”, “Guaranteed” or to “Guarantee” as applied to any obligation means and includes:  (a) a guaranty (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation whether by: (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn down by beneficiaries of letters of credit (including Letters of Credit), or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person’s obligation under a Guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation.  As the context requires, “Guaranty” shall also mean the guaranty executed and delivered pursuant to Section 5.1. or 7.12. and substantially in the form of Exhibit B.

“Hazardous Materials” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “TCLP” toxicity or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; (e) toxic mold; and (f) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

“Implied Debt Service” means an amount equal to the deemed annual payment where the principal amount of the Loan then outstanding shall be amortized mortgage style over a 25 year term with interest calculated at a rate equal to the greater of either: (i) 7.0%, or (ii) the ten (10) year U.S. Treasury rate plus 225 basis points.

“Indebtedness” means, with respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed (net of the impact of any full or partial defeasance and excluding trade debt, which shall in no event exceed $1,000,000 and be payable in 60 days or less and incurred in the ordinary course of business); (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered; (c) accounts payable that exceed, in the aggregate, 5% of Total Asset Value; (d) Capitalized Lease Obligations of such Person (including ground leases to the extent required under GAAP to be reported as a liability); (e) all reimbursement obligations of such Person under any letters of credit or acceptances (whether or not the same have been presented for payment); (f) all Off-Balance Sheet Obligations of such Person; (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (h) all obligations of such Person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests (other than Mandatorily Redeemable Stock)); (i) net obligations under any Derivatives Contract not entered into as a hedge against existing or future Indebtedness, in an amount equal to the Derivatives Termination Value thereof; (j) all Indebtedness of other Persons which such Person has guaranteed or is otherwise recourse to such Person (except for guaranties with Nonrecourse Exceptions); (k) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation; and (l) such Person’s Ownership Share  of the Indebtedness of any Unconsolidated Affiliate of such Person.  All Loans and Letter of Credit Liabilities shall constitute Indebtedness of the Borrower.  The calculation of Indebtedness shall not include any fair value adjustments to the carrying value of liabilities to record such liabilities at fair value pursuant to electing the fair value option election under FASB ASC 825-10-25 (formerly known as FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities) or other FASB standards allowing entities to elect fair value option for financial liabilities.  Accordingly, the amount of liabilities that included in the calculation of Indebtedness shall be the historical cost basis, which generally is the contractual amount owed adjusted for amortization or accretion of any premium or discount.

“Initial Lease Term” shall mean a term of a lease as determined by a term of tenancy without reference to any extension.

“Intellectual Property” has the meaning given that term in Section 6.1.(s).

“Interest Coverage Ratio” means the ratio of (i) EBITDA to (ii) Interest Expense for the preceding four (4) calendar quarters.

“Interest Expense” means, with respect to a Person and for any period, without duplication, (a) total interest expense of such Person, excluding capitalized interest funded under a construction loan interest reserve account, determined on a consolidated basis in accordance with GAAP of such Person for such period, plus (b) such Person’s Ownership Share of Interest Expense of Unconsolidated Affiliates of such Person for such period.  Interest Expense shall exclude non-cash debt-mark-to-market adjustments, non-cash loan cost amortization, non-cash forward starting swap amortization or accretion, gains or losses related to early extinguishment of Indebtedness and any other non-cash interest expense items resulting from the application of GAAP.  For the avoidance of doubt, Preferred Dividends are not considered interest expense.

“Interest Period” means each period commencing on the date such LIBOR Loan is made, or in the case of the Continuation of a LIBOR Loan the last day of the preceding Interest Period for such Loan, and ending on the numerically corresponding day in the first, third or sixth calendar month thereafter, as the Borrower may select in a Notice of Borrowing, Notice of Continuation, as the case may be, except that each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month.  Notwithstanding the foregoing: (i) if any Interest Period would otherwise end after the Termination Date, such Interest Period shall end on the Termination Date; and (ii) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the immediately following Business Day (or, if such immediately following Business Day falls in the next calendar month, on the immediately preceding Business Day).

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investment” means, with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, by means of any of the following:  (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, Guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person.  Any binding commitment to make an Investment in any other Person, as well as any option of another Person to require an Investment in such Person, shall constitute an Investment.  Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in a Loan Document, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment but with deductions for any return of capital or payment or reduction of any such loan, advances or extensions of credit or other Indebtedness constituting an Investment.

“Investment Related Lease Termination Fees” means fee income or expense generated through the purposeful negotiation of the termination of a lease of a Property.

“Issuing Bank” means Capital One, N.A. and Branch Banking and Trust Company, each in its capacity as the issuer of Letters of Credit pursuant to Section 2.4.

“L/C Commitment Amount” has the meaning given to that term in Section 2.2.(a).

“Lender” means each financial institution from time to time party hereto as a “Lender” together with its respective successors and permitted assigns.

“Lending Office” means, for each Lender, the office of such Lender specified in such Lender’s Administrative Questionnaire or in the applicable Assignment and Assumption, or such other office of such Lender as such Lender may notify the Administrative Agent in writing from time to time.

“Letter of Credit” has the meaning given that term in Section 2.2.(a).

“Letter of Credit Collateral Account” means a special blocked, non-interest bearing deposit account maintained by the Administrative Agent and under its sole dominion and control and for which Borrower grants (and subjects to the control of) Administrative Agent, for the benefit of the Administrative Agent, the Issuing Bank and the Lenders, and agrees to maintain, a first priority security interest in all such cash collateral and other credit support, and in all the proceeds of the foregoing, all as security for the Obligations to which such cash collateral and other credit support may be applied.

“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor, any certificate or other document presented in connection with a drawing under such Letter of Credit and any other agreement, instrument or other document governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations.

“Letter of Credit Liabilities” means, without duplication, at any time and in respect of any Letter of Credit, the sum of (a) the Stated Amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all Reimbursement Obligations of the Borrower at such time due and payable in respect of all drawings made under such Letter of Credit.  For purposes of this Agreement, a Lender (other than the Lender then acting as Issuing Bank) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest under Section 2.2. in the related Letter of Credit, and the Lender then acting as the Issuing Bank shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Lenders (other than the Lender then acting as the Issuing Bank) of their participation interests under such Section.

“Leverage Ratio” means the ratio of the total outstanding debt of the Parent Guarantor, including any mortgage or property level debt (including the secured revolver outstanding) divided by Total Asset Value.

“LIBOR” means, for the Interest Period for any LIBOR Loan, the rate of interest, rounded up to the nearest whole multiple of one-hundredth of one percent (0.01%), obtained by dividing (i) the rate of interest, rounded upward to the nearest whole multiple of one-hundredth of one percent (0.01%), referred to as the BBA (British Bankers’ Association) LIBOR rate as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rate for deposits in Dollars at approximately 12:00 p.m. Eastern time, two (2) Business Days prior to the date of commencement of such Interest Period for purposes of calculating effective rates of interest for loans or obligations making reference thereto, for an amount approximately equal to the applicable LIBOR Loan and for a period of time approximately equal to such Interest Period by (ii) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) as specified in Regulation D of the Board of Governors of the Federal Reserve System (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Loans is determined or any applicable category of extensions of credit or other assets which includes loans by an office of any Lender outside of the United States of America).  Any change in such maximum rate shall result in a change in LIBOR on the date on which such change in such maximum rate becomes effective.

“LIBOR Loan” means a Revolving Loan bearing interest at a rate based on LIBOR.

“Lien” as applied to the property of any Person means:  (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, assignment of leases and rents, pledge, lien, hypothecation, assignment, charge, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income, rents or profits therefrom; (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; and (c) the filing of any financing statement under the UCC or its equivalent in any jurisdiction, other than any precautionary filing not otherwise constituting or giving rise to a Lien, including a financing statement filed (i) in respect of a lease not constituting a Capitalized Lease Obligation pursuant to Section 9-505 (or a successor provision) of the UCC or its equivalent as in effect in an applicable jurisdiction or (ii) in connection with a sale or other disposition of accounts or other assets not prohibited by this Agreement in a transaction not otherwise constituting or giving rise to a Lien.

“Loan” means a Revolving Loan.

“Loan Document” means this Agreement, each Note, each Letter of Credit Document, each Guaranty and each other document or instrument now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement.

“Loan Party” means the Borrower, each Guarantor and each other Person who guarantees all or a portion of the Obligations and/or who pledges any collateral to secure all or a portion of the Obligations.  Schedule 1.1.(b) sets forth the Loan Parties in addition to the Borrower as of the Agreement Date.

“Mandatorily Redeemable Stock” means, with respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests), in each case, on or prior to the date on which all Loans are scheduled to be due and payable in full.  Notwithstanding the foregoing, Equity Interests related to the Borrower’s long term incentive plan or performance based equity plan shall not be deemed to be Mandatorily Redeemable Stock for purposes of this Agreement.

“Material Adverse Effect” means a materially adverse effect on (a) the business, assets, liabilities, financial condition or results of operations of the Borrower, the Parent Guarantor and its Subsidiaries taken as a whole, (b) the ability of the Borrower or any other Loan Party to perform its payment or other material obligations under any Loan Document to which it is a party, (c) the validity or enforceability of any of the Loan Documents, (d) the rights and remedies of the Lenders, the Issuing Bank and the Administrative Agent under any of the Loan Documents or (e) the timely payment of the principal of or interest on the Loans or other amounts payable in connection therewith or the timely payment of all Reimbursement Obligations.

“Material Contract” means any contract or other arrangement (other than Loan Documents), whether written or oral, to which the Borrower or any other Loan Party is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect on the Borrower or such other Loan Party.

“Material Indebtedness” has the meaning given to that term in Section 10.1(d).

“Maximum Revolving Loan Amount” means, subject to the provisions of Section 2.12 hereof, Fifty Million Dollars ($50,000,000.00).

“Membership Interest Pledge” means those certain membership interest pledge agreements by the Loan Parties given as collateral to secure the repayment of the Obligations, together with any membership interest pledge agreements given in substitution or supplement thereof and any amendments or modifications thereof.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Mortgage” means a mortgage, special assessment liens, deed of trust, deed to secure debt or similar security instrument made, or consented to, by a Person owning an interest in real property granting a Lien (excluding Permitted Liens) on such interest in real property as security for the payment of Indebtedness of such Person or another Person.

“Multiemployer Plan” means at any time a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or has an obligation to make contributions or has within the preceding six plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such six-year period.

“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document, or any Specified Derivatives Contract) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.

“Net Operating Income” or “NOI” means, for any Property and for a given period, the sum of the following (without duplication and determined on a consistent basis with prior periods): (a) rents and other revenues received or earned in the ordinary course from such Property (including proceeds of rent loss or business interruption insurance but excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent) minus (b) all Property level expenses not paid by the tenant, excluding interest, and inclusive of an appropriate accrual for expenses related to the ownership, operation or maintenance of such Property during the respective period, including but not limited to property taxes, assessments and other impositions, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses minus (c) the greater of (i) the actual property management fee paid to a third party during such period (if applicable) and (ii) an imputed management fee in the amount of 1.0% of the gross revenues for such Property for such period.

“Net Proceeds” means with respect to any Equity Issuance by a Person, the aggregate amount of all cash and the Fair Market Value of all other property (other than securities of such Person being converted or exchanged in connection with such Equity Issuance) received by such Person in respect of such Equity Issuance net of investment banking fees, legal fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred by such Person in connection with such Equity Issuance.

“Nonrecourse Exceptions” means, with respect to Indebtedness that is not Recourse, reasonable and customary exceptions to recourse, including, without limitation, for fraud, willful misrepresentation, willful misconduct, misapplication of funds (including misappropriation of security deposits and failure to apply rents to operating expenses or debt service), indemnities relating to environmental matters and waste of property constituting security for such Indebtedness that is not Recourse, affirmative bad acts, post-default interest, attorney’s fees and other costs of collection to the extent not covered by the value of the property constituting security for such Indebtedness that is not Recourse and other similar exceptions to nonrecourse liability.  Nonrecourse Exceptions shall also include the contingent liability of a Person in respect of Indebtedness that is not Recourse of another Person providing for liability arising upon the occurrence of a Bankruptcy Event with respect to such other Person or the occurrence of a violation of a due on sale clause or a due on finance clause or a violation of special purpose entity covenants (whether such liability arises under a Guaranty of such Indebtedness that is not Recourse enforceable only upon the occurrence of such Bankruptcy Event or such violation, as an obligation to pay to the holder of such Indebtedness that is not Recourse damages resulting from the occurrence of such Bankruptcy Event or violation, or otherwise); provided, however, upon the occurrence of such Bankruptcy Event or any such violation with respect to such other Person, or once such liability shall otherwise cease to be contingent, then such liability shall be considered Recourse Indebtedness to the extent of the claim for liability.

“Note” means a Revolving Note.

“Notes Receivable” means a promissory note of which the Borrower or any Subsidiary is the holder and retains the rights of collection of all payments thereunder.

“Notice of Borrowing” means a notice substantially in the form of Exhibit C (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.1.(e) evidencing the Borrower’s request for a borrowing of Revolving Loans.

“Notice of Continuation” means a notice substantially in the form of Exhibit E (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.7. evidencing the Borrower’s request for the Continuation of a LIBOR Loan.

“Obligations” means, individually and collectively: (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Loans; (b) all Reimbursement Obligations and all other Letter of Credit Liabilities; and (c) all other indebtedness, liabilities, obligations, covenants and duties of the Borrower and the other Loan Parties owing to the Administrative Agent, the Issuing Bank or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note.

“Occupancy Rate” means, with respect to a Property at any time, the ratio, expressed as a percentage, of (a) the net rentable square footage of such Property leased by tenants or subtenants that are not Affiliates paying rent not materially less than market rates (determined at the time the applicable lease was entered into) pursuant to binding leases as to which no material default has occurred and has continued unremedied for 60 or more days to (b) the aggregate net rentable square footage of such Property.

“Off-Balance Sheet Obligations” means liabilities and obligations of the Borrower, any Subsidiary or any other Person in respect of “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act) which the Borrower would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of a report on Form 10-Q or Form 10-K (or their equivalents if not applicable) which the Borrower is (or if it were) required to file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor).

“OFAC” has the meaning given that term in Section 6.1.(w).

“Ownership Share” means, with respect to any Subsidiary of a Person (other than a Wholly Owned Subsidiary) or any Unconsolidated Affiliate of a Person, the greater of (a) such Person’s relative nominal direct and indirect ownership interest (expressed as a percentage) in such Subsidiary or Unconsolidated Affiliate or (b) subject to compliance with Section 8.4.(m), such Person’s relative direct and indirect economic interest (calculated as a percentage) in such Subsidiary or Unconsolidated Affiliate determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation, articles of organization, partnership agreement, joint venture agreement or other applicable organizational document of such Subsidiary or Unconsolidated Affiliate.

“Parent Company” shall mean, with respect to a Lender, any Person Controlling such Lender, including without limitation, the bank holding company (as defined in Regulation Y of the Board of Governors of the Federal Reserve System), if any, of such Lender.

“Parent Guarantor” has the meaning set forth in the Preamble of this Agreement.

“Participant” has the meaning given that term in Section 12.6.(d).

“PBGC” means the Pension Benefit Guaranty Corporation and any successor agency.

“Permitted Liens” means, as to any Person, (a) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) or the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which, in each case, are not at the time required to be paid or discharged under Section 7.6.; (b) liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar Applicable Laws; (c) liens and encumbrances reflected in the owner’s title policies issued to the Subsidiary Guarantors upon acquisition of the Borrowing Base Properties and other liens consisting of encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens under leases to which the Borrower, a Guarantor or a Subsidiary of such Person is a party and other minor non-monetary liens or encumbrances, which do not materially detract from the value of such property or impair the intended use thereof in the business of such Person; (d) the rights of tenants under leases or subleases or other occupancy agreements not interfering with the ordinary conduct of business of such Person; (e) Liens in favor of the Administrative Agent for the benefit of the Lenders, the Issuing Bank and each Specified Derivatives Provider; (f) liens in favor of the Borrower or a Guarantor securing obligations owing by a Subsidiary to the Borrower or a Guarantor; (g) liens on assets other than the Borrowing Base Properties with respect to Indebtedness or judgments that do not cause a Default under Section 10.1(h) of this Agreement to the extent such Indebtedness or such judgment is not prohibited by this Agreement; and (h) liens in existence as of the Agreement Date and set forth in Part II of Schedule 6.1.(f).

“Person” means any natural person, corporation, limited partnership, general partnership, joint stock company, limited liability company, limited liability partnership, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other nongovernmental entity, or any Governmental Authority.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (a) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding six years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Plan Asset Regulations” means the regulations promulgated under ERISA Section 3(42) and, absent any such regulations, the regulations at 29 C.F.R. 2510.3-101 as expressly modified by ERISA Section 3(42).

“Pocket Mortgage” means those certain deeds of trust or mortgages granted against the Borrowing Base Properties (as may be substituted or supplemented in the future) which Lender has agreed to hold in escrow as of the Closing Date and may record at any time following the occurrence of an Event of Default (i.e., prior to an Event of Default, the same are not operative), provided that if (i) if the Event of Default giving rise to recordation of any Pocket Mortgage was not an Event of Default under Section 10.1(a) or Section 10.1(b)(i) (as to Section 9.1 only) hereof and (ii) the Borrower has fully cured such Event of Default, then the Borrower may  request the release of such Pocket Mortgage within 15 Business Days following Administrative Agent’s receipt of all quarterly reporting certificates required to be delivered pursuant to this Agreement and Administrative Agent shall deliver a release for any recorded Pocket Mortgage if such certificates evidence the Borrower’s compliance with all of the covenants referenced in such certificates.  In addition, if (i) the Event of Default giving rise to recordation of any Pocket Mortgage was relating to an Event of Default under Section 10.1(b)(i) as to Section 9.1 only and (ii) the Borrower has fully cured such Event of Default, then the Borrower may request the release of such Pocket Mortgage within 15 Business Days following the Administrative Agent’s receipt of all quarterly reporting certificates required to be delivered pursuant to this Agreement for two (2) quarterly reporting cycles and Administrative Agent shall deliver a released for any recorded Pocket Mortgage if all of such certificates for both quarterly reporting cycles evidence the Borrower’s compliance with all of the covenants required in all such certificates.

“Post-Default Rate” means at the option of the Administrative Agent, in respect of any principal of any Loan or  any other Obligation that is not paid when due (whether at stated maturity, by acceleration, by optional or mandatory prepayment or otherwise), a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable LIBOR Margin plus two percent (2.0%).

“Potential Defaulting Lender” means any Lender, as reasonably determined by the Administrative Agent or the Issuing Bank, as applicable, that: (a) has failed to comply with, or has made a public statement to the effect that it does not intend to comply with, its funding obligations under one or more syndicated credit facilities or other agreements in which it commits or is obligated to extend credit (other than this Agreement); (b)  has a Parent Company or other Affiliate that is subject to any condition or event described in the immediately preceding clause (a); or (c) has, or whose Parent Company has, a Credit Rating of less than BBB-/Baa3 (or equivalent) from either S&P or Moody’s.

“Preferred Dividends” means, for any period and without duplication, all Restricted Payments paid during such period on Preferred Equity Interests issued by the Borrower or its Subsidiary.  Preferred Dividends shall not include dividends or distributions (a) paid or payable solely in Equity Interests (other than Mandatorily Redeemable Stock) payable to holders of such class of Equity Interests, (b) paid or payable to the Borrower or any Subsidiary, or (c) constituting or resulting in the redemption of Preferred Equity Interests, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.

“Preferred Equity Interests” means, with respect to any Person, shares of capital stock of, or other Equity Interests in, such Person which are entitled to preference or priority over any other capital stock of, or other Equity Interest in, such Person in respect of the payment of dividends or distribution of assets upon liquidation or both.  Senior Common Stock is not a Preferred Equity Interest.

“Principal Office” means the office of the Administrative Agent located at 7501 Wisconsin Avenue, 12th Floor, Bethesda, Maryland 20814, or any other subsequent office that the Administrative Agent shall have specified as the Principal Office by written notice to the Borrower and the Lenders.

“Principal Shareholders” means any shareholder owning a five percent (5%) or greater interest in the Parent Guarantor.

“Property” means any parcel of real property owned or leased (in whole or in part) or operated by the Borrower, any Subsidiary or any Unconsolidated Affiliate of the Borrower and which is located in a state of the United States of America or the District of Columbia.

“Qualified Plan” means a Benefit Arrangement that is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code.

“Rating Agency” means S&P, Moody’s or Fitch.

“Recourse”  means with reference to any obligation or liability, any liability or obligation that is not without recourse to the obligor thereunder, directly or indirectly, provided that an obligation or liability shall not be deemed “Recourse” if as to Borrower or a Loan Party such liability or obligation is recourse to only specified assets or with respect to Nonrecourse Exceptions.  For purposes hereof, a Person shall not be deemed to be “indirectly” liable for the liabilities or obligations of an obligor solely by reason of the fact that such Person has an ownership interest in such obligor; provided that such Person is not otherwise legally liable, directly or indirectly, for such obligor’s liabilities or obligations (e.g., by reason of a guaranty or contribution obligation, by operation of law or by reason of such Person’s being a general partner of such obligor).

“Register” has the meaning given that term in Section 12.6.(c).

“Regulatory Change” means, with respect to any Lender, any change effective after the Agreement Date in Applicable Law (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy.

“Reimbursement Obligation” means the absolute, unconditional and irrevocable obligation of the Borrower to reimburse the Issuing Bank for any drawing honored by the Issuing Bank under a Letter of Credit.

“REIT” means a Person qualifying for treatment as a “real estate investment trust” under the Internal Revenue Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means any present or past releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping.

“Requisite Lenders” means, as of any date, (a) Lenders  having at least 66-2/3% of the aggregate amount of the Commitments of all Lenders, or (b) if the Commitments have been terminated or reduced to zero, Lenders holding at least 66-2/3% of the principal amount of the aggregate outstanding Loans and Letter of Credit Liabilities; provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, (ii) at all times when two or more Lenders (excluding Defaulting Lenders) are party to this Agreement, the term “Requisite Lenders” shall in no event mean less than two Lenders, and (iii) at all times when only two Lenders (excluding Defaulting Lenders) are party to this Agreement, the term “Requisite Lenders” shall mean both the Lenders.  For purposes of this definition, a Lender shall be deemed to hold a Letter of Credit Liability to the extent such Lender has acquired a participation therein under the terms of this Agreement and has not failed to perform its obligations in respect of such participation.

“Responsible Officer” means with respect to the Borrower or any Loan Party, the trustee, the president, treasurer, the chief executive officer, and the chief financial officer of the Borrower or such Loan Party, or of the general partner or managing member of the Borrower or such Loan Party.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest of the Borrower or any Subsidiary Guarantor now or hereafter outstanding, except a dividend payable solely in Equity Interests of identical class to the holders of that class; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of the Borrower or any Subsidiary Guarantor now or hereafter outstanding; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of the Borrower or any Subsidiary Guarantor now or hereafter outstanding.

“Revolving Loan” means a loan made by a Lender to the Borrower pursuant to Section 2.1.(a).

“Revolving Credit Facility” shall have the meaning given to such term in Section 2.1 of this Agreement

“Revolving Note” means a promissory note of the Borrower substantially in the form of Exhibit  F payable to the order of a Lender in a principal amount equal to the amount of such Lender’s Commitment.

“SEC” means Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.

“Senior Common Stock” means the common equity of the Parent Guarantor either issued through a Regulation D offering or registered with the SEC but not traded on an exchange.  Senior Common Stock and its dividends shall be treated as common stock for purposes of all compliance calculations.

“Solvent” means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets (excluding any Indebtedness due from any Affiliate of such Person) are each in excess of the fair valuation of its total liabilities (including all contingent liabilities computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual and matured liability); (b) such Person is generally able to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.

“Specified Derivatives Contract” means any Derivatives Contract, together with any Derivatives Support Document relating thereto, that is made or entered into at any time, or in effect at any time now or hereafter, whether as a result of an assignment or transfer or otherwise, between the Borrower or any other Loan Party and a Specified Derivatives Provider.

“Specified Derivatives Provider” means any Lender, or any Affiliate of a Lender that is a party to a Derivatives Contract at the time the Derivatives Contract is entered into.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. and its successors.

“Stated Amount” means the amount available to be drawn by a beneficiary under a Letter of Credit from time to time, as such amount may be increased or reduced from time to time in accordance with the terms of such Letter of Credit.

“Subsidiary” means, for any Person, any corporation, partnership or other entity of which at least a majority of the Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions of such corporation, partnership or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.

“Subsidiary Guarantor” means a Subsidiary of the Borrower that is a party to the Guaranty as a Guarantor.

“Tangible Net Worth” means, as of a given date, Total Asset Value less total outstanding debt of the Parent Guarantor determined on a consolidated basis.

“Taxes” has the meaning given that term in Section 3.10.

“Tenant Concentration Percentage” means that percentage calculated by dividing the Net Operating Income of a single tenant by the aggregate Net Operating Income of all Properties owned directly or indirectly by the Parent Guarantor.

“Termination Date” means December 28, 2013.

“Total Asset Value” means the sum of all of the following of the Parent Guarantor on a consolidated basis determined in accordance with GAAP applied on a consistent basis (and without duplication): (a) with respect to each Property owned directly or indirectly by the Parent Guarantor, the quotient of (i) Net Operating Income attributable to such Property for the period of four (4) consecutive fiscal quarters most recently ended (for any property owned for more than two quarters but less than four quarters, the annualized Net Operating Income attributable to such Property), divided by (ii) the capitalization rate of 9%, plus (b) the undepreciated GAAP book value of Properties acquired during the most recent two (2) consecutive fiscal quarters, plus (c) the aggregate GAAP book value of all properties under construction that will be completed within 12 months of the date included in Total Asset Value, plus (d) the aggregate GAAP book value of all Undeveloped Land, plus (e) all cash and Cash Equivalents, plus (f) the aggregate GAAP book value of all Notes Receivable, plus (g) the aggregate GAAP book value of all joint ventures limited to the ownership percentage of the Parent Guarantor (whether owned directly or indirectly), plus (h) the aggregate GAAP book value of debt or equity investments held by any new subsidiary permitted by Section 9.1(n), up to 10% of Total Asset Value, it being agreed that all amounts exceeding 10% of Total Asset Value shall not be included in the Total Asset Value calculation.  The Parent Guarantor’s (direct or indirect) Ownership Share of assets held by Unconsolidated Affiliates will be included in Total Asset Value calculations consistent with the above described treatment for wholly owned assets.

“Total Liabilities” means, as of a given date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries determined on a consolidated basis, including the Borrower’s Ownership Share of the Indebtedness of any Unconsolidated Affiliate of the Borrower.

“Transfer Authorizer Designation Form” means a form substantially in the form of Exhibit J to be delivered to the Administrative Agent pursuant to Section 5.1.(a), as the same may be amended, restated or modified from time to time with the prior written approval of the Administrative Agent.

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“Unconsolidated Affiliate” means, with respect to any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.

“Undeveloped Land” means land on which no development (other than improvements that are not material and are temporary in nature) has occurred and for which no development is scheduled in the 12 months following the date of determination.

“Unhedged Variable Rate Exposure” means any Indebtedness accruing interest at a variable rate that is not fixed or otherwise subject to a rate protection product including, without limitation, dollar denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts, warrants or interest rate “swap” agreements.

“Wholly Owned Subsidiary” means any Subsidiary of a Person in respect of which all of the Equity Interests (other than, in the case of a corporation, directors’ qualifying shares) are at the time directly or indirectly owned or controlled by such Person or one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person.

Section 1.2.  General; References to Eastern Time.

Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP as in effect from time to time; provided that, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Requisite Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Requisite Lenders) with the express understanding that the effect of any such change in GAAP shall be neutral with respect to the Borrower or any other party impacted by any amended ratio, requirement or calculation made in connection therewith and with the further understanding that any fees in connection therewith shall in no event exceed 0.25% times the amount of the Commitments; provided further that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.  References in this Agreement to “Sections”, “Articles”, “Exhibits” and “Schedules” are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated.  References in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified from time to time to the extent not otherwise stated herein or prohibited hereby and in effect at any given time.  Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.  Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.  Unless otherwise indicated, all references to time are references to Eastern time.  Unless explicitly set forth to the contrary, a reference to “Subsidiary” means a Subsidiary of the Borrower or a Subsidiary of such Subsidiary and a reference to an “Affiliate” means a reference to an Affiliate of the Borrower.

Article II. Credit Facility

Section 2.1.  Revolving Loans.

(a)           Subject to the terms and conditions set forth in this Agreement, each Lender severally and not jointly agrees to make Revolving Loans to the Borrower during the period from and including the Effective Date to but excluding the Termination Date, in an aggregate principal amount at any one time outstanding up to, but not exceeding, such Lender’s Commitment (the “Revolving Credit Facility”). From the date of this Agreement through the Termination Date, unless an Event of Default occurs and is continuing, the Borrower may borrow, repay and reborrow under this Agreement; provided, however, that all outstanding principal plus accrued and unpaid interest and costs shall be paid in full on the Termination Date.

(b)           Availability for Revolving Loans under the Revolving Credit Facility shall be calculated by the Administrative Agent by reference to the Availability as defined in Section 2.1(d) below, as such Availability is reasonably determined by the Administrative Agent from time to time.

(c)           Advances made under the Revolving Credit Facility are evidenced by, among other things, Revolving Credit Notes made by the Borrower payable to each of the Lenders for their Commitment, which shall be in substantially the form of Exhibit F hereto, which Advances made by the Lenders to the Borrower under the Revolving Credit Facility shall not exceed the aggregate principal amount of the Availability.  All Advances made by the Lenders under this Agreement, and all of the Borrower’s other liabilities to the Bank under or pursuant to this Agreement, are payable as set forth herein.

(d)           As used herein, the term “Availability” refers at any time to the lesser of (i) and (ii), below:

(i)  (A) Maximum Revolving Loan Amount, minus (B) the aggregate amount of all Advances made and outstanding under the Revolving Credit Facility immediately prior to any such Advance, plus the aggregate amounts then undrawn on all outstanding Letters of Credit, acceptances, and any other accommodations issued or incurred by the Lenders for the account and/or the benefit of the Borrower; and

(ii)  (A) sixty five percent (65%) of the Borrowing Base; minus (B) the aggregate amount of all Advances made and outstanding under the Revolving Credit Facility immediately prior to any such Advance, plus the aggregate amounts then undrawn on all outstanding Letters of Credit, acceptances, or any other accommodations issued or incurred by the Lenders for the account and/or the benefit of the Borrower.

(e)           Requests for Revolving Loans. Not later than 12:00 p.m. Eastern time at least three (3) Business Days prior to a borrowing of Revolving Loans that are to be LIBOR Loans, the Borrower shall deliver to the Administrative Agent a Notice of Borrowing, together with an originally executed borrowing base certificate (“Borrowing Base Certificate”) in the form attached hereto as Exhibit D.  Each Notice of Borrowing shall specify the aggregate principal amount of the Revolving Loans to be borrowed, the date such Revolving Loans are to be borrowed (which must be a Business Day), and the initial Interest Period for such Revolving Loans.  Each Notice of Borrowing shall be irrevocable once given and binding on the Borrower.

(f)           Funding of Revolving Loans.  Promptly after receipt of a Notice of Borrowing under the immediately preceding subsection (e), the Administrative Agent shall notify each Lender of the proposed borrowing.  Each Lender shall deposit an amount equal to the Revolving Loan to be made by such Lender to the Borrower with the Administrative Agent at the Principal Office, in immediately available funds not later than 12:00 p.m. Eastern time on the date of such proposed Revolving Loans.  Subject to fulfillment of all applicable conditions set forth herein, the Administrative Agent shall make available to the Borrower in the account specified in the Transfer Authorizer Designation Form, not later than 3:00 p.m. Eastern time on the date of the requested borrowing of Revolving Loans, the proceeds of such amounts received by the Administrative Agent.

(g)           Assumptions Regarding Funding by Lenders.  With respect to Revolving Loans to be made after the Effective Date, unless the Administrative Agent shall have been notified by any Lender that such Lender will not make available to the Administrative Agent a Revolving Loan to be made by such Lender in connection with any borrowing, the Administrative Agent may assume that such Lender will make the proceeds of such Revolving Loan available to the Administrative Agent in accordance with this Section, and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower the amount of such Revolving Loan to be provided by such Lender.  In such event, if such Lender does not make available to the Administrative Agent the proceeds of such Revolving Loan, then such Lender and the Borrower severally agree to pay to the Administrative Agent on demand the amount of such Revolving Loan with interest thereon, for each day from and including the date such Revolving Loan is made available to the Borrower but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay the amount of such interest to the Administrative Agent for the same or overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays to the Administrative Agent the amount of such Revolving Loan, the amount so paid shall constitute such Lender’s Revolving Loan included in the borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make available the proceeds of a Revolving Loan to be made by such Lender.

Section 2.2.  Letters of Credit.

(a)           Letters of Credit.  Subject to the terms and conditions of this Agreement, including without limitation, Section 2.10., the Issuing Bank, on behalf of the Lenders, agrees to issue for the account of the Borrower during the period from and including the Effective Date to, but excluding, the date 30 days prior to the Termination Date, one or more standby letters of credit (each a “Letter of Credit”) up to a maximum aggregate Stated Amount at any one time outstanding not to exceed $20,000,000 as such amount may be reduced from time to time in accordance with the terms hereof (the “L/C Commitment Amount”).

(b)           Terms of Letters of Credit.  At the time of issuance, the amount, form, terms and conditions of each Letter of Credit, and of any drafts or acceptances thereunder, shall be subject to approval by the Issuing Bank and the Borrower.  Notwithstanding the foregoing, in no event may (i) the expiration date of any Letter of Credit extend beyond the date that is 30 days prior to the Termination Date, or (ii) any Letter of Credit have an initial duration in excess of one year; provided, however, a Letter of Credit may contain a provision providing for the extension of the expiration date is in the absence of a notice of non-renewal from the Issuing Bank but in no event shall any such provision permit the extension of the expiration date of such Letter of Credit beyond the date that is thirty (30) days prior to the Termination Date; provided, further, that a Letter of Credit may, as a result of its express terms or as the result of the effect of an automatic extension provision, have an expiration date beyond the date that is 30 days prior to the Termination Date so long as the Borrower delivers to the Administrative Agent for the benefit of the Issuing Bank no later than 30 days prior to the Termination Date cash collateral for such Letter of Credit for deposit into the Letter of Credit Collateral Account in an amount equal to the Stated Amount of such Letter of Credit.  The initial Stated Amount of each Letter of Credit shall be at least $25,000 (or such lesser amount as may be acceptable to the Borrower, the Issuing Bank and the Administrative Agent).

(c)           Requests for Issuance of Letters of Credit.  The Borrower shall give the Issuing Bank and the Administrative Agent written notice at least five (5) Business Days prior to the requested date of issuance of a Letter of Credit, such notice to describe in reasonable detail the proposed terms of such Letter of Credit and the nature of the transactions or obligations proposed to be supported by such Letter of Credit, and in any event shall set forth with respect to such Letter of Credit the proposed (i) initial Stated Amount, (ii) beneficiary, and (iii) expiration date. The Borrower shall also execute and deliver such customary applications and agreements for standby letters of credit, and other forms as requested from time to time by the Issuing Bank.  Provided the Borrower has given the notice prescribed by the first sentence of this subsection and delivered such applications and agreements referred to in the preceding sentence, subject to the other terms and conditions of this Agreement, including the satisfaction of any applicable conditions precedent set forth in Article 5.2., the Issuing Bank shall issue the requested Letter of Credit for the benefit of the stipulated beneficiary on the requested date of issuance or any prior date after which the Issuing Bank has received all of the items required to be delivered to it under this subsection; provided, however, the Issuing Bank shall have no obligation to issue such requested Letter of Credit prior to the date five (5) Business Days following such date of receipt.  The Issuing Bank shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Administrative Agent or any Lender to exceed any limits imposed by, any Applicable Law.  References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires.  All Letters of Credit issued shall be remitted to the Borrower, or if requested by the Borrower in writing to the Issuing Bank, directly to the beneficiary set forth on such Letter of Credit by overnight courier.  The Issuing Bank shall deliver to the Borrower a copy of each issued Letter of Credit within a reasonable time after the date of issuance thereof.  To the extent any term of a Letter of Credit Document is inconsistent with a term of any Loan Document, the term of such Loan Document shall control.

(d)           Reimbursement Obligations.  Upon receipt by the Issuing Bank from the beneficiary of a Letter of Credit of any demand for payment under such Letter of Credit, the Issuing Bank shall promptly notify the Borrower and the Administrative Agent of the amount to be paid by the Issuing Bank as a result of such demand and the date on which payment is to be made by the Issuing Bank to such beneficiary in respect of such demand; provided, however, that the Issuing Bank’s failure to give, or delay in giving, such notice shall not discharge the Borrower in any respect from the applicable Reimbursement Obligation.  The Borrower hereby absolutely, unconditionally and irrevocably agrees to pay and reimburse the Issuing Bank for the amount of each demand for payment under such Letter of Credit at or prior to the date on which payment is to be made by the Issuing Bank to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind.  Upon receipt by the Issuing Bank of any payment in respect of any Reimbursement Obligation, the Issuing Bank shall promptly pay to each Lender that has acquired a participation therein under the second sentence of the immediately following subsection (i) such Lender’s Commitment Percentage of such payment.

(e)           Manner of Reimbursement.  Upon its receipt of a notice referred to in the immediately preceding subsection (d), the Borrower shall advise the Administrative Agent and the Issuing Bank whether or not the Borrower intends to borrow hereunder to finance its obligation to reimburse the Issuing Bank for the amount of the related demand for payment and, if it does, the Borrower shall submit a timely request for such borrowing as provided in the applicable provisions of this Agreement.  If the Borrower fails to so advise the Administrative Agent and the Issuing Bank, or if the Borrower fails to reimburse the Issuing Bank for a demand for payment under a Letter of Credit by the date of such payment, the failure of which the Issuing Bank shall promptly notify the Administrative Agent, then (i) if the applicable conditions contained in Article V. would permit the making of Revolving Loans, the Borrower shall be deemed to have requested a borrowing of Revolving Loans in an amount equal to the unpaid Reimbursement Obligation and the Administrative Agent shall give each Lender prompt notice of the amount of the Revolving Loan to be made available to the Administrative Agent not later than 10:00 a.m. Eastern time and (ii) if such conditions would not permit the making of Revolving Loans, the provisions of subsection (j) of this Section shall apply.  Repayment of a Reimbursement Obligation will reduce the Reimbursement Obligation by the amount of the payment.

(f)           Effect of Letters of Credit on Commitments.  Upon the issuance by the Issuing Bank of any Letter of Credit and until such Letter of Credit shall have expired or been cancelled, the Commitment of each Lender shall be deemed to be utilized for all purposes of this Agreement in an amount equal to the product of (i) such Lender’s Commitment Percentage and (ii) the sum of (A) the Stated Amount of such Letter of Credit plus (B) any related Reimbursement Obligations then outstanding.

(g)           Issuing Bank’s Duties Regarding Letters of Credit; Unconditional Nature of Reimbursement Obligations.  In examining documents presented in connection with drawings under Letters of Credit and making payments under such Letters of Credit against such documents, the Issuing Bank shall only be required to use the same standard of care as it uses in connection with examining documents presented in connection with drawings under letters of credit in which it has not sold participations and making payments under such letters of credit.  The Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the foregoing, none of the Issuing Bank, Administrative Agent or any of the Lenders shall be responsible for, and the Borrower’s obligations in respect of Letters of Credit shall not be affected in any manner by, (i) the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under any Letter of Credit even if such document should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, electronic mail, telecopy or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit, or of the proceeds thereof; (vii) the misapplication by the beneficiary of any Letter of Credit, or of the proceeds of any drawing under any Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Bank, Administrative Agent or the Lenders.  None of the above shall affect, impair or prevent the vesting of any of the Issuing Bank’s or Administrative Agent’s rights or powers hereunder.  Any action taken or omitted to be taken by the Issuing Bank under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final, non-appealable judgment), shall not create against the Issuing Bank any liability to the Borrower, the Administrative Agent or any Lender.  In this regard, the obligation of the Borrower to reimburse the Issuing Bank for any drawing made under any Letter of Credit, and to repay any Revolving Loan made pursuant to the second sentence of the immediately preceding subsection (e), shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement and any other applicable Letter of Credit Document under all circumstances whatsoever, including without limitation, the following circumstances: (A) any lack of validity or enforceability of any Letter of Credit Document or any term or provisions therein; (B) any amendment or waiver of or any consent to departure from all or any of the Letter of Credit Documents; (C) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against the Issuing Bank, the Administrative Agent or any Lender, any beneficiary of a Letter of Credit or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or in the Letter of Credit Documents or any unrelated transaction; (D) any breach of contract or dispute between the Borrower, the Issuing Bank, the Administrative Agent, any Lender or any other Person; (E) any demand, statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein or made in connection therewith being untrue or inaccurate in any respect whatsoever; (F) any non-application or misapplication by the beneficiary of a Letter of Credit or of the proceeds of any drawing under such Letter of Credit; (G) payment by the Issuing Bank under any Letter of Credit against presentation of a draft or certificate which does not strictly comply with the terms of such Letter of Credit; and (H) any other act, omission to act, delay or circumstance whatsoever that might, but for the provisions of this Section, constitute a legal or equitable defense to or discharge of the Borrower’s Reimbursement Obligations.  Notwithstanding anything to the contrary contained in this Section or Section 12.10., but not in limitation of the Borrower’s unconditional obligation to reimburse the Issuing Bank for any drawing made under a Letter of Credit as provided in this Section and to repay any Revolving Loan made pursuant to the second sentence of the immediately preceding subsection (e), the Borrower shall have no obligation to indemnify the Administrative Agent, the Issuing Bank or any Lender in respect of any liability incurred by the Administrative Agent, the Issuing Bank or such Lender arising solely out of the gross negligence or willful misconduct of the Administrative Agent, the Issuing Bank or such Lender in respect of a Letter of Credit as determined by a court of competent jurisdiction in a final, non-appealable judgment.

(h)           Amendments, Etc.  The issuance by the Issuing Bank of any amendment, supplement or other modification to any Letter of Credit shall be subject to the same conditions applicable under this Agreement to the issuance of new Letters of Credit (including, without limitation, that the request therefor be made through the Issuing Bank), and no such amendment, supplement or other modification shall be issued unless either (i) the respective Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such amended, supplemented or modified form or (ii) the Administrative Agent and Requisite Lenders (or all of the Lenders if required by Section 12.7.) shall have consented thereto.  In connection with any such amendment, supplement or other modification, the Borrower shall pay the fees, if any.

(i)           Lenders’ Participation in Letters of Credit.  Immediately upon the date of issuance by the Issuing Bank of all Letters of Credit, each Lender shall be deemed to have absolutely, irrevocably and unconditionally purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Commitment Percentage of the liability of the Issuing Bank with respect to such Letter of Credit and each Lender thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to the Issuing Bank to pay and discharge when due, such Lender’s Commitment Percentage of the Issuing Bank’s liability under such Letter of Credit.  In addition, upon the making of each payment by a Lender to the Administrative Agent for the account of the Issuing Bank in respect of any Letter of Credit pursuant to the immediately following subsection (j), such Lender shall, automatically and without any further action on the part of the Issuing Bank, Administrative Agent or such Lender, acquire (i) a participation in an amount equal to such payment in the Reimbursement Obligation owing to the Issuing Bank by the Borrower in respect of such Letter of Credit and (ii) a participation in a percentage equal to such Lender’s Commitment Percentage in any interest or other amounts payable by the Borrower in respect of such Reimbursement Obligation (other than the Fees payable to the Issuing Bank pursuant to the terms of this Agreement, if any).

(j)           Payment Obligation of Lenders.  Each Lender severally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, on demand in immediately available funds in Dollars the amount of such Lender’s Commitment Percentage of each drawing paid by the Issuing Bank under each Letter of Credit to the extent such amount is not reimbursed by the Borrower pursuant to the immediately preceding subsection 2.2.(d); provided, however, that in respect of any drawing under any Letter of Credit, the maximum amount that any Lender shall be required to fund, whether as a Revolving Loan or as a participation, shall not exceed such Lender’s Commitment Percentage of such drawing.  If the notice referenced in the second sentence of Section 2.2.(e) is received by a Lender not later than 12:00 p.m. Eastern time, then such Lender shall make such payment available to the Administrative Agent not later than 12:00 p.m. Eastern time on the date of demand therefor; otherwise, such payment shall be made available to the Administrative Agent not later than 2:00 p.m. Eastern time on the next succeeding Business Day.  Each Lender’s obligation to make such payments to the Administrative Agent under this subsection, and the Administrative Agent’s right to receive the same for the account of the Issuing Bank, shall be absolute, irrevocable and unconditional and shall not be affected in any way by any circumstance whatsoever, including without limitation, (i) the failure of any other Lender to make its payment under this subsection, (ii) the financial condition of the Borrower or any other Loan Party, (iii) the existence of any Default or Event of Default, including any Event of Default described in Section 10.1.(e) or (f) or (iv) the termination of the Commitments.  Each such payment to the Administrative Agent for the account of the Issuing Bank shall be made without any offset, abatement, withholding or deduction whatsoever.

(k)           Information to Lenders.  Promptly following any change in Letters of Credit outstanding, the Issuing Bank shall deliver to the Administrative Agent, who shall promptly deliver the same to each Lender and the Borrower, a notice describing the aggregate amount of all Letters of Credit outstanding at such time.  Upon the request of any Lender from time to time, the Issuing Bank shall deliver any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding.  Other than as set forth in this subsection, the Issuing Bank shall have no duty to notify the Lenders regarding the issuance or other matters regarding Letters of Credit issued hereunder.  The failure of the Issuing Bank to perform its requirements under this subsection shall not relieve any Lender from its obligations under the immediately preceding subsection (j).

(l)           Defaulting Lenders.  Upon demand by the Administrative Agent at any time while a Lender is a Defaulting Lender or a Potential Defaulting Lender, the Borrower shall deliver to the Administrative Agent, for the benefit of the Issuing Bank, within one Business Day of such demand, cash collateral or other credit support satisfactory to the Issuing Bank in its sole discretion in an amount equal to such Defaulting Lender’s or Potential Defaulting Lender’s Commitment Percentage of the Letter of Credit Liabilities then outstanding.

(m)           Existing Letters of Credit.  The Administrative Agent, the Lenders and the Borrower agree that (i) the letters of credit outstanding as of the Closing Date as set forth on Schedule 2.2(m) hereto shall for all purposes as of the Effective Date be deemed to be “Letters of Credit” issued pursuant to and shall be subject to all terms and conditions of this Agreement applicable to Letters of Credit and (ii) all collateral securing such obligations will be immediately released by the Administrative Agent and the Lenders to the Borrower.

Section 2.3.  Rates and Payment of Interest on Loans.

(a)           Rate.  The Borrower promises to pay to the Administrative Agent for the account of each Lender interest on the unpaid principal amount of each (i) LIBOR Loan made by such Lender for the period from and including the date of the making of such LIBOR Loan to but excluding the date such LIBOR Loan shall be paid in full, at LIBOR for such LIBOR Loan for the Interest Period therefor, plus the Applicable LIBOR Margin; and (ii) Base Rate Loan made by such Lender for the period from and including the date of the making of such Base Rate Loan to but excluding the date such Base Rate Loan shall be paid in full, at the Base Rate for such Loan, plus the Applicable Base Rate Margin.

Notwithstanding the foregoing, while an Event of Default exists, the Borrower shall pay to the Administrative Agent for the account of each Lender and the Issuing Bank, as the case may be, interest at the Post-Default Rate on the outstanding principal amount of any Loan made by such Lender, on all Reimbursement Obligations and on any other amount payable by the Borrower hereunder or under the Notes held by such Lender to or for the account of such Lender (including without limitation, accrued but unpaid interest to the extent permitted under Applicable Law).

(b)           Payment of Interest. All accrued and unpaid interest on the outstanding principal amount of each Loan shall be payable (i) monthly in arrears on the first day of each month, commencing with the first full calendar month occurring after the Effective Date and (ii) on any date on which the principal balance of such Loan is due and payable in full (whether at maturity, due to acceleration or otherwise).  Interest payable at the Post-Default Rate shall be payable from time to time on demand.  All determinations by the Administrative Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and the Borrower for all purposes, absent manifest error.

(c)           Borrower Information Used to Determine Applicable Interest Rates.  The parties understand that the applicable interest rate for the Obligations and certain fees set forth herein may be determined and/or adjusted from time to time based upon certain financial ratios and/or other information to be provided or certified to the Lenders by the Borrower (the “Borrower Information”).  If it is subsequently determined that any such Borrower Information was incorrect (for whatever reason, including without limitation because of a subsequent restatement of earnings by the Borrower) at the time it was delivered to the Administrative Agent, and if the applicable interest rate or fees calculated for any period were lower than they should have been had the correct information been timely provided, then, such interest rate and such fees for such period shall be automatically recalculated using correct Borrower Information.  The Administrative Agent shall promptly notify the Borrower in writing of any additional interest and fees due because of such recalculation, and the Borrower shall pay such additional interest or fees due to the Administrative Agent, for the account of each Lender, within five (5) Business Days of receipt of such written notice.  Any recalculation of interest or fees required by this provision shall survive the termination of this Agreement, and this provision shall not in any way limit any of the Administrative Agent’s, the Issuing Bank’s, or any Lender’s other rights under this Agreement.

Section 2.4.  Borrowing Base.

(a)           Addition of Borrowing Base Properties.  The Borrowing Base may be supplemented from time to time to reflect additional Borrowing Base Properties and/or First Mortgage Receivables. To supplement the Borrowing Base, the Borrower shall submit to Administrative Agent the following materials for its review and approval:

In the case of a proposed supplement to Borrowing Base Properties, the Borrower shall provide Administrative Agent with a formal written request to add the Property to the Borrowing Base, along with a due diligence package for such Property.  The due diligence package shall include a current appraisal (which shall be dated within 180 days of the proposed date of addition of such Property as a Borrowing Base Property), an environmental assessment, a property condition report, copies of all tenant lease(s), Borrower’s investment write-up, and a copy of the owner’s policy of title insurance (or proforma policy/marked commitment accompanied by an irrevocable obligation of the title insurer to issue such policy) and survey, along with a written certification by the Borrower that such Property satisfies the criteria set forth for it to be deemed a Borrowing Base Property hereunder and that such Property has a minimum Initial Lease Term of not less than five (5) years.  Administrative Agent may request additional information if it reasonably believes that such additional information is necessary for its decision to add a Property to the Borrowing Base.

In the case of a proposed supplement to First Mortgage Receivables, the Borrower shall provide Administrative Agent with copies of the documents evidencing such note, indenture or other evidence of indebtedness and the Mortgage securing same, and all such other information as may be required for Administrative Agent to determine whether such loan qualifies as a First Mortgage Receivable, along with a written certification by the Borrower that such loan satisfies the criteria set forth for it to be deemed a First Mortgage Receivable hereunder.

Upon Administrative Agent’s receipt of a complete due diligence package and certification from the Borrower as provided herein, Administrative Agent shall determine in its reasonable discretion whether such proposed supplement to the Borrowing Base qualifies as a Borrowing Base Property or First Mortgage Receivable, as appropriate, for inclusion in the determination of the Borrowing Base.  Administrative Agent shall inform the Borrower within ten (10) Business Days following submission of all of the due diligence materials, application and certification required by this Agreement if the proposed supplement is approved for inclusion in the Borrowing Base; if the Administrative Agent shall fail to inform the Borrower within such ten (10) Business Day period, then Borrower shall notify Administrative Agent of such failure and provide two (2) additional Business Days for Administrative Agent’s determination, and if the Administrative Agent does not respond within such additional two (2) Business Day period then the proposed supplement to the Borrowing Base shall be deemed to have been approved. If approved (or if deemed to have been approved), such Borrowing Base Property or First Mortgage Receivable, as appropriate, shall be added to the Borrowing Base upon execution and delivery of a Subsidiary Guaranty and Accession Agreement by the Subsidiary owning either the proposed Borrowing Base Property or First Mortgage Receivable in the forms prescribed by Administrative Agent and annexed hereto and, in the case of a First Mortgage Receivable, delivery of the original note, indenture or other evidence of indebtedness endorsed payable to the order of the Administrative Agent.  Additionally, within forty five (45) days following the addition of such Borrowing Base Property or First Mortgage Receivable, as appropriate, being added to the Borrowing Base, the Borrower shall provide the Administrative Agent with the following: (i) for any Borrowing Base Property, a Pocket Mortgage with an opinion of counsel; (ii) for any First Mortgage Receivable, a Collateral Assignment of Mortgage; and (iii) and, in case of both of the foregoing sections (i) and (ii), a Membership Interest Pledge in the entity that owns such Borrowing Base Property or First Mortgage Receivable.

(b)          Release of Collateral and Subsidiary Guarantors.  Provided no Default or Event of Default shall have occurred hereunder and be continuing (or would exist immediately after giving effect to the transactions contemplated by this Section 2.4(b)), the Administrative Agent shall release the Equity Interests in a Subsidiary Guarantor from the lien or security title of the Loan Documents encumbering the same and terminate such Subsidiary Guarantor’s guaranty of the Obligations, upon the request of the Borrower subject to and upon the following terms and conditions:

(i)           the Borrower shall deliver to the Administrative Agent written notice of its desire to obtain such release no later than three (3) Business Days prior to the date on which such release is to be effected together with a Borrowing Base Certificate as set forth in Exhibit D showing the effect on Availability without the inclusion of the Borrowing Base Property proposed to be released;

(ii)          the Borrower shall certify to the Administrative Agent that no Default or Event of Default exists or shall exist after giving effect to such release;

(iii)         the Borrower shall pay all reasonable costs and expenses of the Administrative Agent in connection with such release, including without limitation, reasonable attorney’s fees; and

(iv)         to the extent necessary to comply with Section 2.1, any amount necessary to have the principal amount outstanding be within the Availability taking into account the removal of the Borrowing Base Property proposed to be released.

Upon satisfaction of the terms and conditions of this Section 2.4(b), the Administrative Agent shall immediately (x) execute and deliver to Borrower a release letter with respect to the applicable Equity Interests and Subsidiary Guarantors; (y) file an amendment to Agent’s UCC financing statement evidencing the termination and release of Administrative Agent’s security interest and lien in the applicable Equity Interest; and (z) return to the Borrower, as applicable, the original (A) Pocket Mortgage executed by the Subsidiary Guarantor being released, or (B) documents evidencing and/or securing the First Mortgage receivables owned by the Subsidiary Guarantor being released, all without the need for any consent from, or notice to, any Lender.

Section 2.5.  Repayment of Loans.  The Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Revolving Loans plus any and all costs payable hereunder or pursuant to any Loan Document on the Termination Date.

Section 2.6.  Prepayments.

(a)          Subject to Section 4.4., the Borrower may prepay any Loan at any time without premium or penalty.  The Borrower shall give the Administrative Agent at least one Business Day’s prior written notice of the prepayment of any Loan.  Except during the continuance of an Event of Default and after the payment of all accrued but unpaid interest, fees, expenses and other charges then due, remaining amounts shall be applied as directed by the Borrower.

(b)          At its option and upon three (3) days written notice to the Administrative Agent, the Borrower may prepay any LIBOR Loan in whole from time to time without premium or penalty on the last Business Day of the then current Interest Period with respect thereto and with any accrued interest on the principal being prepaid to the date of such repayment, provided, however, that the Borrower acknowledges that additional obligations may be associated with any such prepayment including, without limitation, breakage and other costs and fees incurred by the Administrative Agent for prepayments of a LIBOR Loan made on any day that is not the last day of the relevant Interest Period (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise).  All such prepayments of a LIBOR Loan shall be applied first to fees and expenses then due hereunder, then, unless otherwise directed by the Borrower (except during the continuance of an Event of Default), to interest on the unpaid principal balance accrued to the date of prepayment and last to the principal balance then due hereunder.

(c)          If the Borrower has entered into a swap agreement, prepayment shall be governed by the terms of the swap agreement.

(d)          In connection with the Borrower’s obligation to pay any LIBOR Loan prepayment fees, the Borrower agrees to reimburse the Administrative Agent (without duplication) for any increase in the cost to the Administrative Agent, or reduction in the amount of any sum receivable by the Administrative Agent, in respect, or as a result of:

i.	any conversion or repayment or prepayment of the principal amount of any LIBOR Loan on a date other than the scheduled last day of the Interest Period applicable thereto; or

ii.	any loans not being made as LIBOR Loans in accordance with the borrowing request thereof.

(e)          Mandatory.

(i)           Commitment Overadvance.  If at any time the aggregate principal amount of all outstanding Revolving Loans, together with the aggregate amount of all Letter of Credit Liabilities, exceeds the aggregate amount of the Commitments, the Borrower shall immediately upon demand pay to the Administrative Agent for the account of the Lenders, the amount of such excess.

(ii)          Application of Mandatory Prepayments.  Amounts paid under the preceding subsection (e)(i) shall be applied to pay all amounts of principal outstanding on the Loans and any Reimbursement Obligations pro rata in accordance with Section 3.2. and if any Letters of Credit are outstanding at such time, the remainder, if any, shall be deposited into the Letter of Credit Collateral Account for application to any Reimbursement Obligations.  Amounts paid under the preceding subsection (d) shall be applied in accordance with Section 3.2.(e).  If the Borrower is required to pay any outstanding LIBOR Loans by reason of this subsection (e)(ii) prior to the end of the applicable Interest Period therefor, the Borrower shall pay all amounts due under Section 4.4.

  Section 2.7.  Continuation.

So long as no Default under Section 10.1(a) or 10.1(b)(i) (as to Section 9.1 of Article IX only) or Event of Default exists, the Borrower may on any Business Day, with respect to any LIBOR Loan, elect to maintain such LIBOR Loan or any portion thereof as a LIBOR Loan by selecting a new Interest Period for such LIBOR Loan.  Each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period.  Each selection of a new Interest Period shall be made by the Borrower giving to the Administrative Agent a Notice of Continuation not later than 12:00 p.m. Eastern time on the third Business Day prior to the date of any such Continuation.  Such notice by the Borrower of a Continuation shall be by telecopy, electronic mail or other similar form of communication in the form of a Notice of Continuation, specifying (a) the proposed date of such Continuation, (b) the LIBOR Loans and portions thereof subject to such Continuation and (c) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder.  Each Notice of Continuation shall be irrevocable by and binding on the Borrower once given.  Promptly after receipt of a Notice of Continuation, the Administrative Agent shall notify each Lender of the proposed Continuation.  If the Borrower shall fail to select in a timely manner a new Interest Period for any LIBOR Loan in accordance with this Section, such Loan will automatically, on the last day of the current Interest Period therefor, continue as a LIBOR Loan with an Interest Period of one month.

Section 2.8.  Notes.

(a)           Notes.  The Revolving Loans made by each Lender shall, in addition to this Agreement, also be evidenced by a Revolving Note, payable to the order of such Lender in a principal amount equal to the amount of its Commitment as originally in effect and otherwise duly completed.

(b)           Records.  The date, amount, interest rate, and duration of Interest Periods (if applicable) of each Loan made by each Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books and such entries shall be binding on the Borrower absent manifest error; provided, however, that (i) the failure of a Lender to make any such record shall not affect the obligations of the Borrower under any of the Loan Documents and (ii) if there is a discrepancy between such records of a Lender and the statements of accounts maintained by the Administrative Agent pursuant to Section 3.8., in the absence of manifest error, the statements of account maintained by the Administrative Agent pursuant to Section 3.8. shall be controlling.

(c)           Lost, Stolen, Destroyed or Mutilated Notes.  Upon receipt by the Borrower of (i) written notice from a Lender that a Note of such Lender has been lost, stolen, destroyed or mutilated, and (ii)(A) in the case of loss, theft or destruction, an unsecured agreement of indemnity from such Lender in form reasonably satisfactory to the Borrower, or (B) in the case of mutilation, upon surrender and cancellation of such Note, the Borrower shall at its own expense execute and deliver to such Lender a new Note dated the date of such lost, stolen, destroyed or mutilated Note.

Section 2.9.  Expiration Date of Letters of Credit Past Termination Date.

If on the date the Commitments are terminated or reduced to zero (whether voluntarily, by reason of the occurrence of an Event of Default or otherwise), there are any Letters of Credit outstanding hereunder, the Borrower shall, on such date, pay to the Administrative Agent, for its benefit and the benefit of the Lenders and the Issuing Bank, for deposit into the Letter of Credit Collateral Account an amount of money sufficient to cause the balance of available funds on deposit in the Letter of Credit Collateral Account to equal the aggregate Stated Amount of such Letters of Credit.

Section 2.10.  Amount Limitations.

Notwithstanding any other term of this Agreement or any other Loan Document, no Lender shall be required to make a Loan, nor shall the Issuing Bank be required to issue a Letter of Credit, if immediately after the making of such Loan, or the issuance of such Letter of Credit if the aggregate principal amount of all outstanding Revolving Loans, together with the aggregate amount of all Letter of Credit Liabilities, would exceed the aggregate amount of the Commitments at such time.

Section 2.11.  Funds Transfer Disbursements.

(a)           Generally.  The Borrower hereby authorizes the Administrative Agent to disburse the proceeds of any Loan made by the Lenders or any of their Affiliates pursuant to the Loan Documents as requested by an authorized representative of the Borrower to any of the accounts designated in the Transfer Authorizer Designation Form.  The Borrower agrees to be bound by any transfer request: (i) authorized or transmitted by the Borrower; or (ii) made in the Borrower’s name and accepted by the Administrative Agent in good faith and in compliance with these transfer instructions, even if not properly authorized by the Borrower.  The Borrower further agrees and acknowledges that the Administrative Agent may rely solely on any bank routing number or identifying bank account number or name provided by the Borrower to effect a wire of funds transfer even if the information provided by the Borrower identifies a different bank or account holder than named by the Borrower.  The Administrative Agent is not obligated or required in any way to take any actions to detect errors in information provided by the Borrower.  If the Administrative Agent takes any actions in an attempt to detect errors in the transmission or content of transfer requests or takes any actions in an attempt to detect unauthorized funds transfer requests, the Borrower agrees that no matter how many times the Administrative Agent takes these actions the Administrative Agent will not in any situation be liable for failing to take or correctly perform these actions in the future and such actions shall not become any part of the transfer disbursement procedures authorized under this provision, the Loan Documents, or any agreement between the Administrative Agent and the Borrower.  The Borrower agrees to notify the Administrative Agent of any errors in the transfer of any funds or of any unauthorized or improperly authorized transfer requests within fourteen (14) days after the Administrative Agent’s confirmation to the Borrower of such transfer.

(b)           Funds Transfer.  The Administrative Agent will, in its sole discretion, determine the funds transfer system and the means by which each transfer will be made.  The Administrative Agent may delay or refuse to accept a funds transfer request if the transfer would: (i) violate the terms of this authorization, (ii) require use of a bank reasonably deemed unacceptable to the Administrative Agent or any Lender or prohibited by any Governmental Authority, (iii) cause the Administrative Agent or any Lender to violate any Federal Reserve or other regulatory risk control program or guideline or (iv) otherwise cause the Administrative Agent or any Lender to violate any Applicable Law or regulation.

(c)           Limitation of Liability.  None of the Administrative Agent, the Issuing Bank or any Lender shall be liable to the Borrower or any other parties for (i) errors, acts or failures to act of others, including other entities, banks, communications carriers or clearinghouses, through which the Borrower’s transfers may be made or information received or transmitted, and no such entity shall be deemed an agent of the Administrative Agent, the Issuing Bank or any Lender, (ii) any loss, liability or delay caused by fires, earthquakes, wars, civil disturbances, power surges or failures, acts of government, labor disputes, failures in communications networks, legal constraints or other events beyond Administrative Agent’s, Issuing Bank’s or any Lender’s control, or (iii) any special, consequential, indirect or punitive damages, whether or not (x) any claim for these damages is based on tort or contract or (y) the Administrative Agent, the Issuing Bank, any Lender or the Borrower knew or should have known the likelihood of these damages in any situation.  None of the Administrative Agent, the Issuing Bank or any Lender makes any representations or warranties other than those expressly made in this Agreement.

Section 2.12.  Increase in Commitments.

The Borrower shall have the right to request increases in the aggregate amount of the Commitments by providing written notice to the Administrative Agent, which notice shall be irrevocable once given; provided, however, that after giving effect to any such increases the aggregate amount of the Commitments (including the existing Commitments) shall not exceed $75,000,000.  Each such increase in the Commitments must be an aggregate minimum amount of $5,000,000 and integral multiples of $5,000,000 in excess thereof.  The Administrative Agent, in consultation with the Borrower, shall manage all aspects of the syndication of such increase in the Commitments, including decisions as to the selection of the existing Lenders and/or other banks, financial institutions and other institutional lenders to be approached with respect to such increase and the allocations of the increase in the Commitments among such existing Lenders and/or other banks, financial institutions and other institutional lenders.  No Lender shall be obligated in any way whatsoever to increase its Commitment or provide a new Commitment, and any new Lender becoming a party to this Agreement in connection with any such requested increase must be an Eligible Assignee.  If a new Lender becomes a party to this Agreement, or if any existing Lender is increasing its Commitment, such Lender shall on the date it becomes a Lender hereunder (or in the case of an existing Lender, increases its Commitment) (and as a condition thereto) purchase from the other Lenders its Commitment Percentage (determined with respect to the Lenders’ respective Commitments and after giving effect to the increase of Commitments) of any outstanding Revolving Loans, by making available to the Administrative Agent for the account of such other Lenders, in same day funds, an amount equal to the sum of (A) the portion of the outstanding principal amount of such Revolving Loans to be purchased by such Lender, plus (B) the aggregate amount of payments previously made by the other Lenders under Section 2.4.(j) that have not been repaid, plus (C) interest accrued and unpaid to and as of such date on such portion of the outstanding principal amount of such Revolving Loans.  The Borrower shall pay to the Lenders amounts payable, if any, to such Lenders under Section 4.4. as a result of the prepayment of any such LIBOR Loans.  Effecting the increase of the Commitments under this Section is subject to the following conditions precedent:  (x) no Default or Event of Default shall be in existence on the effective date of such increase, (y) the representations and warranties made or deemed made by the Borrower or any other Loan Party in any Loan Document to which such Loan Party is a party shall be true and correct in all material respects on the effective date of such increase except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances not prohibited hereunder, and (z)  the Administrative Agent shall have received each of the following, in form and substance satisfactory to the Administrative Agent:  (i) if not previously delivered to the Administrative Agent, copies certified by the Secretary or Assistant Secretary of (A) all partnership or other necessary action taken by the Borrower to authorize such increase and (B) all corporate, partnership, member or other necessary action taken by each Guarantor authorizing the guaranty of such increase, (ii) an opinion of counsel to the Borrower and the Guarantors, addressed to the Administrative Agent and the Lenders covering such matters as reasonably requested by the Administrative Agent, and (iii) new Revolving Notes executed by the Borrower, payable to any new Lenders and replacement Revolving Notes executed by the Borrower, payable to any existing Lenders increasing their Commitments, in the amount of such Lender’s Commitment at the time of the effectiveness of the applicable increase in the aggregate amount of the Commitments.  In connection with any increase in the aggregate amount of the Commitments pursuant to this Section 2.12. any Lender becoming a party hereto shall execute such documents and agreements as the Administrative Agent may reasonably request.

Article III. Payments, Fees and Other General Provisions

Section 3.1.  Payments.

(a)           Payments by Borrower.  Except to the extent otherwise provided herein, all payments of principal, interest, Fees and other amounts to be made by the Borrower under this Agreement, the Notes or any other Loan Document shall be made in Dollars, in immediately available funds, without setoff, deduction or counterclaim, to the Administrative Agent at the Principal Office, not later than 11:00 a.m. Eastern time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day); provided, with respect to any Fees or other amounts to be made by the Borrower, excluding regularly scheduled payments of principal and interest, Administrative Agent shall forward an invoice to the Borrower, including reasonable detail therein, at least one Business Day prior to such payment being due, further provided that in all events the failure of the Administrative Agent to send such invoice in no way excuses the Borrower from making payment of amounts due hereunder.  Upon the Borrower’s written request, Administrative Agent shall satisfy such invoice, or portion thereof, from funds available in the Borrower’s operating account at Capital One.  Subject to Section 10.5., the Borrower shall, at the time of making each payment under this Agreement or any other Loan Document, specify to the Administrative Agent the amounts payable by the Borrower hereunder to which such payment is to be applied.  Each payment received by the Administrative Agent for the account of a Lender under this Agreement or any Note shall be paid to such Lender by wire transfer of immediately available funds in accordance with the wiring instructions provided by such Lender to the Administrative Agent from time to time, for the account of such Lender at the applicable Lending Office of such Lender.  Each payment received by the Administrative Agent for the account of the Issuing Bank under this Agreement shall be paid to the Issuing Bank by wire transfer of immediately available funds in accordance with the wiring instructions provided by the Issuing Bank to the Administrative Agent from time to time, for the account of the Issuing Bank.  In the event the Administrative Agent fails to pay such amounts to such Lender or the Issuing Bank, as the case may be, within one Business Day of receipt of such amounts, the Administrative Agent shall pay interest on such amount until paid at a rate per annum equal to the rate charged on such amounts as determined in accordance with this Agreement.  If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall continue to accrue at the rate, if any, applicable to such payment for the period of such extension.

(b)           Presumptions Regarding Payments by Borrower.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may (but shall not be obligated to), in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent on demand that amount so distributed to such Lender or the Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 3.2.  Pro Rata Treatment.

Except to the extent otherwise provided herein: (a) each borrowing from the Lenders under Section 2.1.(a), and 2.2. (e) shall be made from the Lenders, and each payment of the fees under Sections 3.5.(a), 3.5.(b), the first sentence of 3.5.(c) and 3.5.(d) shall be made for the account of the Lenders, pro rata according to the amounts of their respective Commitments; (b) each payment or prepayment of principal of Revolving Loans shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Revolving Loans held by them, provided that, subject to Section 3.9., if immediately prior to giving effect to any such payment in respect of any Revolving Loans the outstanding principal amount of the Revolving Loans shall not be held by the Lenders pro rata in accordance with their respective Commitments in effect at the time such Revolving Loans were made, then such payment shall be applied to the Revolving Loans in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Revolving Loans being held by the Lenders pro rata in accordance with their respective Commitments; (c) each payment of interest on Revolving Loans shall be made for the account of the Lenders pro rata in accordance with the amounts of interest on such Revolving Loans then due and payable to the respective Lenders; (d) the making, and Continuation of Revolving Loans shall be made pro rata among the Lenders according to the amounts of their respective Revolving Loans and the then current Interest Period for each Lender’s portion of each such Loan shall be coterminous; and (e) the Lenders’ participation in, and payment obligations in respect of, Letters of Credit under Section 2.4., shall be in accordance with their respective Commitment Percentages.

Section 3.3.  Sharing of Payments, Etc.

If a Lender shall obtain payment of any principal of, or interest on, any of its Loans under this Agreement or shall obtain payment on any other Obligation owing by the Borrower or any other Loan Party through the exercise of any right of set-off, banker’s lien, counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender or other payments made by or on behalf of the Borrower or any other Loan Party to a Lender not in accordance with the terms of this Agreement and such payment should be distributed to the Lenders in accordance with Section 3.2. or Section 10.5., as applicable, such Lender shall promptly purchase from the other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans made by the other Lenders or other Obligations owed to such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such payment (net of any reasonable expenses which may actually be incurred by such Lender in obtaining or preserving such benefit) in accordance with the requirements of Section 3.2. or Section 10.5., as applicable.  To such end, all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.  The Borrower agrees that any Lender so purchasing a direct interest in the Loans or other Obligations owed to such other Lenders may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such interest.  Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

Section 3.4.  Several Obligations.

No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.

Section 3.5.  Fees.

(a)           Closing Expenses.  On the Effective Date, the Borrower agrees to pay to the Administrative Agent and each Lender all out-of-pocket third party expenses incurred by the Administrative Agent as have been agreed to in writing by the Borrower and the Administrative Agent including but not limited to all appraisal, environmental audit and review report fees.

(b)           Upfront Fee. The Borrower shall pay to Administrative Agent for the account of each Lender in accordance with its Commitment Percentage, a commitment fee equal to 0.75% times the total Commitment at Closing.

(c)           Facility Fees.  The Borrower shall pay to Administrative Agent for the ratable account of each Lender, in accordance with its Commitment Percentage, a facility fee equal to 0.25% times the Commitment regardless of usage.  The facility fee shall accrue at all times and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date and on the Termination Date (and, if applicable, thereafter on demand).

(d)           Letter of Credit Fees.  The Borrower shall pay a commission on all outstanding Letters of Credit at a per annum rate equal to the Applicable LIBOR Margin then in effect with respect to LIBOR Loans on the face amount of each such Letter of Credit. Such commission shall be shared ratably among the Lenders and shall be payable quarterly in arrears.  A fronting fee equal to 0.20% per annum on the face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Bank for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Bank for its own account.

(e)           Administrative and Other Fees.  The Borrower agrees to pay the administrative and other fees of the Administrative Agent as provided in this Agreement and as may be otherwise agreed to in writing from time to time by the Borrower and the Administrative Agent.

Section 3.6.  Computations.

Unless otherwise expressly set forth herein, any accrued interest on any Loan, any Fees or any other Obligations due hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed.

Section 3.7.  Usury.

In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by the Borrower or any other Loan Party or received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the respective Lender in writing that the Borrower elects to have such excess sum returned to it forthwith.  It is the express intent of the parties hereto that the Borrower not pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under Applicable Law.  The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Section 2.3.(a)(i) through (iv).  Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, facility fees, closing fees, letter of credit fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by the Administrative Agent or any Lender to third parties or for damages incurred by the Administrative Agent or any Lender, in each case, in connection with the transactions contemplated by this Agreement and the other Loan Documents, are charges made to compensate the Administrative Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Administrative Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money.  All charges other than charges for the use of money shall be fully earned and nonrefundable when due.

Section 3.8.  Statements of Account.

The Administrative Agent will account to the Borrower monthly with a statement of Loans, accrued interest and Fees, charges and payments made pursuant to this Agreement and the other Loan Documents, and such account rendered by the Administrative Agent shall be deemed conclusive upon the Borrower absent manifest error.  The failure of the Administrative Agent to deliver such a statement of accounts shall not relieve or discharge the Borrower from any of its obligations hereunder.

Section 3.9.  Defaulting Lenders.

(a)           Generally.  If any Lender shall become a Defaulting Lender, then such Defaulting Lender’s right to participate in the administration of the Loans, this Agreement and the other Loan Documents, including without limitation, any right to vote in respect of any amendment, consent or waiver of the terms of this Agreement or any other Loan Document, or to direct any action or inaction of the Administrative Agent or to be taken into account in the calculation of the Requisite Lenders shall be suspended while such Lender remains a Defaulting Lender; provided, however, that the foregoing shall not permit an increase in such Lender’s Commitment or an extension of the maturity date of such Lender’s Loans or other Obligations owing to such Lender, in each case, without such Lender’s consent.  If a Lender is a Defaulting Lender because it has failed to make timely payment to the Administrative Agent of any amount required to be paid to the Administrative Agent hereunder (without giving effect to any notice or cure periods), then the Administrative Agent shall be entitled (i) to collect interest from such Defaulting Lender on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the Federal Funds Rate, (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document and (iii) to bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest.  No Commitment of any Lender shall be increased or otherwise affected, and except as otherwise expressly provided in this Section, performance by the Borrower of its obligations hereunder and under the other Loan Documents shall not be excused or otherwise modified, as a result of the operation of this Section. The rights and remedies of the Borrower, the Administrative Agent, the Issuing Bank, and the Lenders against a Defaulting Lender under this Section are in addition to any other rights and remedies the Borrower, the Administrative Agent, the Issuing Bank, and the Lenders may have against such Defaulting Lender under this Agreement, any of the other Loan Documents, Applicable Law or otherwise.  Upon the determination by the Administrative Agent that a Lender is a Defaulting Lender or a Potential Defaulting Lender, the Administrative Agent will promptly notify the Lenders and the Borrower of such determination; provided, however, that the failure of the Administrative Agent to give such notice shall not release the Borrower or any Lender from any of its obligations hereunder or effect any such determination by the Administrative Agent.

(b)           Treatment of Payments.  Until the Defaulting Lender Excess of a Defaulting Lender has been reduced to zero, any payment of the principal of the Revolving Loans owing to the Defaulting Lender shall, unless the Requisite Lenders agree otherwise, be applied to the outstanding principal balance of the Revolving Loans of the applicable Lenders that are not Defaulting Lenders.  Subject to the preceding sentence, any amount paid by the Borrower for the account of a Defaulting Lender under this Agreement or any other Loan Document will not be paid or distributed to such Defaulting Lender, but will instead be applied by the Administrative Agent to the making of payments from time to time in the following order of priority until such Defaulting Lender has ceased to be a Defaulting Lender (in accordance with subsection (f), (g) or (h) below: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender or to the Issuing Bank under this Agreement; third, if determined by the Administrative Agent or requested by the Issuing Bank, held as cash collateral for such Defaulting Lender’s Commitment Percentage of the Letter of Credit Liabilities then outstanding, subject to the provisions of the immediately following subsection (e); fourth, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender in respect of any Loans under this Agreement; and sixth, after the termination of the Commitments and payment in full of all Obligations, to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.

(c)           Fees.  During any period that a Lender is a Defaulting Lender, (i) such Defaulting Lender’s Commitment and outstanding Revolving Loans shall be excluded for purposes of calculating any Fee payable to the Lenders under Sections 3.5.(b) and 3.5.(c), and (ii) such Defaulting Lender shall not be entitled to receive any such Fees otherwise payable to such Defaulting Lender under such Sections.

(d)           Borrowing Requests.  While any Lender is a Defaulting Lender or a Potential Defaulting Lender, the Borrower authorizes each of the Administrative Agent and the Issuing Bank (which authorization is irrevocable and coupled with an interest) to give, in such Person’s discretion, Notices of Revolving Borrowing pursuant to Section 2.1. in such amounts and at such times as may be required to (i) reimburse any Reimbursement Obligation that has become due and payable, or (ii) cash collateralize the Obligations of the Borrower in respect of outstanding Letters of Credit in an amount equal to the aggregate amount of the obligations (contingent or otherwise) of such Defaulting Lender or Potential Defaulting Lender in respect of such Letters of Credit.

(e)           Cash Collateral for Letters of Credit.  All cash collateral and other credit support provided pursuant to Section 2.2.(l) or the immediately preceding subsection (b) or (d) (other than credit support not constituting funds subject to deposit) shall be maintained in the Letter of Credit Collateral Account.  Such cash collateral and other credit support (or the appropriate portion thereof) shall be released from the Letter of Credit Collateral Account promptly following (i) the elimination of the applicable Letter of Credit Obligations (including by the termination of the status of the a Lender as a Defaulting Lender), or (ii) the Administrative Agent’s good faith reasonable determination that there exists excess cash collateral and other credit support; provided, however, (x) cash collateral and other credit support shall not be released if a Default or Event of Default exists (and following application as provided in this subsection may be otherwise applied in accordance with Section 10.5.) and (y) the Borrower, the Administrative Agent, and the Issuing Bank may agree that such cash collateral and other credit support shall not be released but instead held to support future anticipated exposure with respect to Letters of Credit.

(f)           Purchase of Defaulting Lender’s Commitment.  During any period that a Lender is a Defaulting Lender, the Borrower may, by giving written notice thereof to the Administrative Agent and the other Lenders (including the Defaulting Lender), demand that such Defaulting Lender assign its Commitment to an Eligible Assignee subject to and in accordance with the provisions of Section 12.6.(b).  No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee.  In addition, any Lender who is not a Defaulting Lender may, but shall not be obligated, in its sole discretion, to acquire the face amount of all or a portion of such Defaulting Lender’s Commitment via an assignment subject to and in accordance with the provisions of Section 12.6.(b).  In connection with any such assignment, such Defaulting Lender shall promptly execute all documents reasonably requested to effect such assignment, including an appropriate Assignment and Acceptance and, notwithstanding Section 12.6.(b), shall pay to the Administrative Agent an assignment fee in the amount of $10,000.  No such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient with any applicable amounts held pursuant to the immediately preceding subsection (e), upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Bank or any Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) such Defaulting Lenders full pro rata share of all Loans and participations in Letters of Credit.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(g)           Termination of Defaulting Lender’s Commitments.  During any period that a Lender is a Defaulting Lender, the Borrower may terminate in full the Commitments of such Defaulting Lender by giving notice to such Defaulting Lender and the Administrative Agent (such termination, a “Defaulting Lender Termination”) so long as on the effective date of such Defaulting Lender Termination and after giving effect thereto and to any repayment of Revolving Loans in connection therewith: (i) no Default or Event of Default exists (unless the Requisite Lenders otherwise consent to such Defaulting Lender Termination), (ii) no Revolving Loans shall be outstanding, and (iii) the sum of (x) the Letter of Credit Liabilities, and (y) the amount of cash collateral and other credit support then held by the Administrative Agent pursuant to Section 2.4.(l) shall not exceed the aggregate Commitments of all Lenders that are not Defaulting Lenders.  Each such notice shall specify the effective date of such Defaulting Lender Termination (the “Defaulting Lender Termination Date”), which shall be not less than 5 Business Days (or such shorter period as agreed to by the Administrative Agent and such Defaulting Lender) after the date on which such notice is delivered to such Defaulting Lender and the Administrative Agent.  On each such Defaulting Lender Termination Date, (i) the Commitments of such Defaulting Lender shall be reduced to zero, (ii) such Defaulting Lender shall cease to be a “Lender” hereunder (provided that any Defaulting Lender shall continue to be entitled to the indemnification provisions contained herein, but only with respect to matters arising prior to the applicable Defaulting Lender Termination Date), (iii) the Commitments of all other Lenders shall remain unchanged and (iv) the Commitment Percentages of outstanding Letter of Credit Liabilities will be reallocated by the Administrative Agent among the Lenders (other than the Defaulting Lender) in accordance with their Commitment Percentages after giving effect to the Defaulting Lender Termination.

(h)           Cure.  If the Borrower, the Administrative Agent, and the Issuing Bank agree in writing in their discretion that a Lender that is a Defaulting Lender or a Potential Defaulting Lender should no longer be deemed to be a Defaulting Lender or Potential Defaulting Lender, as the case may be, the Administrative Agent will so notify the Lenders, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase such portion of outstanding Revolving Loans of the other Lenders and make such other adjustments as the Administrative Agent may determine to be necessary to cause the interest of the Lenders in the Revolving Loans, and Letter of Credit Liabilities to be on a pro rata basis in accordance with their respective Commitment Percentages, whereupon such Lender will cease to be a Defaulting Lender or Potential Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no cure by a Lender under this subsection of its status as a Defaulting Lender or Potential Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender or Potential Defaulting Lender.

Section 3.10.  Taxes; Foreign Lenders.

(a)           Taxes Generally.  All payments by the Borrower of principal of, and interest on, the Loans and all other Obligations shall be made free and clear of and without deduction for any present or future excise, stamp or other taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding (i) franchise taxes, (ii) any taxes (other than withholding taxes) that would not be imposed but for a connection between the Administrative Agent, the Issuing Bank or a Lender and the jurisdiction imposing such taxes (other than a connection arising solely by virtue of the activities of the Administrative Agent, the Issuing Bank or such Lender pursuant to or in respect of this Agreement or any other Loan Document), (iii)  any taxes imposed on or measured by the Issuing Bank’s or any Lender’s assets, net income, receipts or branch profits, (iv) any taxes arising after the Agreement Date solely as a result of or attributable to a Lender changing its designated Lending Office after the date such Lender becomes a party hereto and (v) any taxes imposed by Sections 1471 through Section 1474 of the Internal Revenue Code (including any official interpretations thereof, collectively “FATCA”) on any “withholdable payment” payable to the Administrative Agent, the Issuing Bank or any Lender as a result of the failure of such Person to satisfy the applicable requirements as set forth in FATCA after December 31, 2012 (such non-excluded items being collectively called “Taxes”).  If any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any Applicable Law, then the Borrower will:

(i)           pay directly to the relevant Governmental Authority the full amount required to be so withheld or deducted;

(ii)          promptly forward to the Administrative Agent an official receipt or other documentation satisfactory to the Administrative Agent evidencing such payment to such Governmental Authority; and

(iii)         pay to the Administrative Agent for its account or the account of the applicable Lender or the Issuing Bank, as the case may be, such additional amount or amounts as is necessary to ensure that the net amount actually received by the Administrative Agent, the Issuing Bank or such Lender will equal the full amount that the Administrative Agent, the Issuing Bank or such Lender would have received had no such withholding or deduction been required.

(b)           Tax Indemnification.  If the Borrower fails to pay any Taxes when due to the appropriate Governmental Authority or fails to remit to the Administrative Agent, for its account or the account of the Issuing Bank or respective Lender, as the case may be, the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent, the Issuing Bank and the Lenders for any incremental Taxes, interest or penalties that may become payable by the Administrative Agent, the Issuing Bank or any Lender as a result of any such failure.  For purposes of this Section, a distribution hereunder by the Administrative Agent or any Lender to or for the account of any Lender shall be deemed a payment by the Borrower.

(c)           Tax Forms. Prior to the date that any Lender becomes a party hereto, such Lender shall deliver to the Borrower and the Administrative Agent such certificates, documents or other evidence, as required by the Internal Revenue Code or Treasury Regulations issued pursuant thereto (including Internal Revenue Service Forms W-9, W-8ECI and/or W-8BEN, as applicable, or appropriate successor forms), properly completed, currently effective and duly executed by such Lender establishing that payments to it hereunder and under the Notes are (i) not subject to United States Federal backup withholding tax and (ii) not subject to United States Federal withholding tax under the Internal Revenue Code.  Each such Lender shall, to the extent it may lawfully do so, (x) deliver further copies of such forms or other appropriate certifications on or before the date that any such forms expire or become obsolete and after the occurrence of any event requiring a change in the most recent form delivered to the Borrower or the Administrative Agent and (y) obtain such extensions of the time for filing, and renew such forms and certifications thereof, as may be reasonably requested by the Borrower or the Administrative Agent.  The Borrower shall not be required to pay any amount pursuant to the last sentence of subsection (a) above to any Lender or the Administrative Agent, if it is organized under the laws of a jurisdiction other than that in which the Borrower is a resident for tax purposes, if such Lender or the Administrative Agent, as applicable, fails to comply with the requirements of this subsection.  If any such Lender, to the extent it may lawfully do so, fails to deliver the above forms or other documentation, then the Administrative Agent may withhold from such payment to such Lender such amounts as are required by the Internal Revenue Code. If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including all reasonable fees and disbursements of any law firm or other external counsel and the allocated cost of internal legal services and all disbursements of internal counsel) of the Administrative Agent.  The obligation of the Lenders under this Section shall survive the termination of the Commitments, repayment of all Obligations and the resignation or replacement of the Administrative Agent.

(d)           USA Patriot Act Notice; Compliance.  In order for the Administrative Agent to comply with the USA Patriot Act of 2001 (Public Law 107-56), prior to any Lender or Participant that is organized under the laws of a jurisdiction outside of the United States of America becoming a party hereto, the Administrative Agent may request, and such Lender or Participant shall provide to the Administrative Agent, its name, address, tax identification number and/or such other identification information as shall be necessary for the Administrative Agent to comply with federal law.

Article IV. Yield Protection, Etc.

Section 4.1.  Additional Costs; Capital Adequacy.

(a)           Capital Adequacy.  If any Lender reasonably in good faith determines that compliance with any law or regulation or with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender, or any corporation controlling such Lender, as a consequence of, or with reference to, such Lender’s Commitments or its making or maintaining Loans or participating in Letters of Credit below the rate which such Lender or such corporation controlling such Lender could have achieved but for such compliance (taking into account the policies of such Lender or such corporation with regard to capital), then the Borrower shall, from time to time, within thirty (30) days after written demand by such Lender, pay to such Lender additional amounts sufficient to compensate such Lender or such corporation controlling such Lender to the extent that such Lender reasonably determines such increase in capital is allocable to such Lender’s obligations hereunder.

(b)           Additional Costs.  In addition to, and not in limitation of the immediately preceding subsection (a), the Borrower shall promptly pay to the Administrative Agent for the account of a Lender from time to time such amounts as such Lender may reasonably and in good faith determine to be necessary to compensate such Lender for any costs incurred by such Lender that it determines are attributable to its making or maintaining of any LIBOR Loans or its obligation to make any LIBOR Loans hereunder, any reduction in any amount receivable by such Lender under this Agreement or any of the other Loan Documents in respect of any of such LIBOR Loans or such obligation or the maintenance by such Lender of capital in respect of its LIBOR Loans or its Commitments (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change that:  (i) changes the basis of taxation of any amounts payable to such Lender under this Agreement or any of the other Loan Documents in respect of any of such LIBOR Loans or its Commitments (other than taxes imposed on or measured by the overall net income of such Lender or of its Lending Office for any of such LIBOR Loans by the jurisdiction in which such Lender has its principal office or such Lending Office), or (ii) imposes or modifies any reserve, special deposit or similar requirements (other than Regulation D of the Board of Governors of the Federal Reserve System or other similar reserve requirement applicable to any other category of liabilities or category of extensions of credit or other assets by reference to which the interest rate on LIBOR Loans is determined to the extent utilized when determining LIBOR for such Loans) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, or other credit extended by, or any other acquisition of funds by such Lender (or its parent corporation), or any commitment of such Lender (including, without limitation, the Commitments of such Lender hereunder) or (iii) has or would have the effect of reducing the rate of return on capital of such Lender to a level below that which such Lender could have achieved but for such Regulatory Change (taking into consideration such Lender’s policies with respect to capital adequacy).

(c)           Lender’s Suspension of LIBOR Loans.  Without limiting the effect of the provisions of the immediately preceding subsection (a) and (b), if by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in  this Agreement or a category of extensions of credit or other assets of such Lender that includes LIBOR Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Borrower (with a copy to the Administrative Agent), the obligation of such Lender to make or Continue LIBOR Loans shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 4.5. shall apply).

(d)           Additional Costs in Respect of Letters of Credit.  Without limiting the obligations of the Borrower under the preceding subsections of this Section (but without duplication), if as a result of any Regulatory Change or any risk-based capital guideline or other requirement heretofore or hereafter issued by any Governmental Authority there shall be imposed, modified or deemed applicable any tax, reserve, special deposit, capital adequacy or similar requirement against or with respect to or measured by reference to Letters of Credit and the result shall be to increase the cost to the Issuing Bank of issuing (or any Lender of purchasing participations in) or maintaining its obligation hereunder to issue (or purchase participations in) any Letter of Credit or reduce any amount receivable by the Issuing Bank or any Lender hereunder in respect of any Letter of Credit, then, upon demand by the Issuing Bank or such Lender, the Borrower shall pay immediately to the Issuing Bank or, in the case of such Lender, to the Administrative Agent for the account of such Lender, from time to time as specified by the Issuing Bank or such Lender, such additional amounts as shall be sufficient to compensate the Issuing Bank or such Lender for such increased costs or reductions in amount.

(e)           Notification and Determination of Additional Costs.  Each of the Administrative Agent, Issuing Bank and each Lender, as the case may be, agrees to notify the Borrower of any event occurring after the Agreement Date entitling the Administrative Agent, the Issuing Bank or such Lender to compensation under any of the preceding subsections of this Section as promptly as practicable; provided, however, that the failure of the Administrative Agent, the Issuing Bank or any Lender to give such notice shall not release the Borrower from any of its obligations hereunder (and in the case of a Lender, to the Administrative Agent).  The Administrative Agent, the Issuing Bank and each Lender, as the case may be, agrees to furnish to the Borrower (and in the case of the Issuing Bank or a Lender, to the Administrative Agent as well) a certificate setting forth the basis and amount of each request for compensation under this Section.  Determinations by the Administrative Agent, the Issuing Bank or such Lender, as the case may be, of the effect of any Regulatory Change shall be conclusive and binding for all purposes, absent manifest error.

Section 4.2.  Suspension of LIBOR Loans.

Anything herein to the contrary notwithstanding, if, on or prior to the determination of LIBOR for any Interest Period:

(a)          the Administrative Agent reasonably determines in good faith (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of LIBOR are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBOR Loans as provided herein or is otherwise unable to determine LIBOR; or

(b)          the Administrative Agent reasonably determines in good faith (which determination shall be conclusive) that the relevant rates of interest referred to in the definition of LIBOR upon the basis of which the rate of interest for LIBOR Loans for such Interest Period is to be determined are not likely to adequately cover the cost to any Lender of making or maintaining LIBOR Loans for such Interest Period;

then the Administrative Agent shall give the Borrower and each Lender prompt notice thereof and, so long as such condition remains in effect, the Lenders shall be under no obligation to, and shall not, make additional LIBOR Loans, or Continue LIBOR Loans and the Borrower shall, on the last day of each current Interest Period for each outstanding LIBOR Loan, either prepay such Loan or such Loan shall automatically convert into a Base Rate Loan.

Section 4.3.  Illegality.

Notwithstanding any other provision of this Agreement, (a) if any Lender shall reasonably determine in good faith (which determination shall be conclusive and binding) that it is unlawful for such Lender to honor its obligation to make or maintain LIBOR Loans hereunder, then such Lender shall promptly notify the Borrower thereof (with a copy of such notice to the Administrative Agent) and such Lender’s obligation to make or Continue LIBOR Loans shall be suspended until such time as such Lender may again make and maintain LIBOR Loans.

Section 4.4.  Compensation.

The Borrower shall pay to the Administrative Agent for the account of each Lender, upon the request of the Administrative Agent, such amount or amounts as the Administrative Agent shall determine in its sole discretion shall be sufficient to compensate such Lender for any loss, cost or expense attributable to:

(a)          any payment or prepayment (whether mandatory or optional) of a LIBOR Loan  made by such Lender for any reason (including, without limitation, acceleration) on a date other than the last day of the Interest Period for such Loan; or

(b)          any failure by the Borrower for any reason (including, without limitation, the failure of any of the applicable conditions precedent specified in Article 5.2. to be satisfied) to borrow a LIBOR Loan from such Lender on the date for such borrowing, or Continue a LIBOR Loan on the requested date of such Continuation.

Not in limitation of the foregoing, such compensation shall include, without limitation, (i) in the case of a LIBOR Loan, an amount equal to the then present value of (A) the amount of interest that would have accrued on such LIBOR Loan for the remainder of the Interest Period at the rate applicable to such LIBOR Loan, less (B) the amount of interest that would accrue on the same LIBOR Loan for the same period if LIBOR were set on the date on which such LIBOR Loan was repaid, prepaid or the date on which the Borrower failed to borrow, or Continue such LIBOR Loan, as applicable, calculating present value by using as a discount rate LIBOR quoted on such date.  The Administrative Agent shall provide the Borrower with a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof.  Any such statement shall be conclusive absent manifest error.

Section 4.5.  Treatment of Affected Loans.

If the obligation of any Lender to make LIBOR Loans or to Continue, shall be suspended pursuant to Section 4.1.(c), Section 4.2. or Section 4.3. then such Lender’s LIBOR Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for LIBOR Loans and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 4.1.(c), Section 4.2. or Section 4.3. that gave rise to such Conversion no longer exist:

(i)           to the extent that such Lender’s LIBOR Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s LIBOR Loans shall be applied instead to its Base Rate Loans; and

(ii)          all Loans that would otherwise be made or Continued by such Lender as LIBOR Loans shall be made or Continued instead as Base Rate Loans.

If such Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 4.2 or 4.3. that gave rise to the Conversion of such Lender’s LIBOR Loans pursuant to this Section no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans made by other Lenders are outstanding, then such Lender’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding LIBOR Loans and by such Lender are held pro rata (as to principal amounts and Interest Periods) in accordance with their respective Commitments.

Section 4.6.  Affected Lenders.

If (a) a Lender requests compensation pursuant to Section 3.10. or 4.1., and the Requisite Lenders are not also doing the same, or (b) the obligation of any Lender to make LIBOR Loans or to Continue LIBOR Loans shall be suspended pursuant to Section 4.1.(b) or 4.3. but the obligation of the Requisite Lenders shall not have been suspended under such Sections, then, so long as there does not then exist any Default or Event of Default, the Borrower may demand that such Lender (the “Affected Lender”), and upon such demand the Affected Lender shall promptly, assign its Commitment to an Eligible Assignee subject to and in accordance with the provisions of Section 12.6.(b) for a purchase price equal to the aggregate principal balance of all Loans then owing to the Affected Lender plus any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Affected Lender, or any other amount as may be mutually agreed upon by such Affected Lender and Eligible Assignee.  Each of the Administrative Agent and the Affected Lender shall reasonably cooperate in effectuating the replacement of such Affected Lender under this Section, but at no time shall the Administrative Agent, such Affected Lender nor any other Lender be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee.  The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Administrative Agent, the Affected Lender or any of the other Lenders.  The terms of this Section shall not in any way limit the Borrower’s obligation to pay to any Affected Lender compensation owing to such Affected Lender pursuant to this Agreement (including, without limitation, pursuant to Sections 3.10., 4.1. or 4.4.) with respect to any period up to the date of replacement.

Section 4.7.  Change of Lending Office.

Each Lender agrees that it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate an alternate Lending Office with respect to any of its Loans affected by the matters or circumstances described in Sections 3.10., 4.1. or 4.3. to reduce the liability of the Borrower or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Lender as determined by such Lender in its sole discretion, except that such Lender shall have no obligation to designate a Lending Office located in the United States of America.

Section 4.8.  Assumptions Concerning Funding of LIBOR Loans.

Calculation of all amounts payable to a Lender under this Article shall be made as though such Lender had actually funded LIBOR Loans through the purchase of deposits in the relevant market bearing interest at the rate applicable to such LIBOR Loans in an amount equal to the amount of the LIBOR Loans and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article.

Article V. Conditions Precedent

Section 5.1.  Initial Conditions Precedent.

The obligation of the Lenders to effect or permit the occurrence of the first Credit Event hereunder, whether as the making of a Loan or the issuance of a Letter of Credit, is subject to the satisfaction or waiver of the following conditions precedent:

The Administrative Agent shall have received each of the following, in form and substance satisfactory to the Administrative Agent:

(i)           counterparts of this Agreement executed by each of the parties hereto;

(ii)          Revolving Notes executed by the Borrower, payable to each applicable Lender and complying with the terms of Section 2.12.(a);

(iii)         the Guaranty executed by each of the Guarantors initially to be a party thereto;

(iv)         Pledge of Membership Interest

(v)          Pocket Mortgage

(vi)         Assignment of Mortgage Note, if any

(vii)        an opinion of counsel to the Borrower and the other Loan Parties, addressed to the Administrative Agent and the Lenders and covering the matters set forth in Exhibit G;

(viii)        Title, survey, and leases for each Borrowing Base Property (as ordered by the Borrower)

(ix)         property inspections, appraisals and environmental assessments and reports for each of the Borrowing Base Properties (as ordered by the Lender).

(x)           Certificate of the Borrower certifying that it has not received a condemnation notice and to its knowledge there is not threatened condemnation on any of the Borrowing Base Properties.

(xi)           Environmental Indemnity Agreement

(xii)          Insurance for each Borrowing Base Property (including but not limited to hazard, liability, rent loss and flood insurance (if applicable)) as specifically described on Exhibit H attached hereto;

(xiii)         the certificate or articles of incorporation or formation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational instrument (if any) of each Loan Party certified as of a recent date by the Secretary of State of the state of formation of such Loan Party;

(xiv)         a certificate of good standing (or certificate of similar meaning) with respect to each Loan Party issued as of a recent date by the Secretary of State of the state of formation of each such Loan Party and certificates of qualification to transact business or other comparable certificates issued as of a recent date by each Secretary of State (and any state department of taxation, as applicable) of each state in which such Loan Party is required to be so qualified and where failure to be so qualified could reasonably be expected to have a Material Adverse Effect;

(xv)          a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party with respect to each of the officers of such Loan Party authorized to execute and deliver the Loan Documents to which such Loan Party is a party, and in the case of the Borrower, authorized to execute and deliver on behalf of the Borrower Notices of Borrowing, requests for Letters of Credit, and Notices of Continuation;

(xvi)       copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party of (A) the by-laws of such Loan Party, if a corporation, the operating agreement, if a limited liability company, the partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity and (B) all corporate, partnership, member or other necessary action taken by such Loan Party to authorize the execution, delivery and performance of the Loan Documents to which it is a party;

(xvii)      a Compliance Certificate calculated on a pro forma basis for the Borrower’s fiscal quarter ending September 30, 2010;

(xviii)     a Transfer Authorizer Designation Form effective as of the Agreement Date;

(xix)        evidence that the Fees then due and payable under Section 3.5., together with all other fees, expenses and reimbursement amounts due and payable to the Administrative Agent and any of the Lenders, including without limitation, the reasonable fees and expenses of counsel to the Administrative Agent, have been paid;

(xxi)        Title Bring Downs as may be required by Lender; and

(xx)         such other documents, agreements and instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably request.

Section 5.2.  Conditions Precedent to All Loans and Letters of Credit.

The obligations of (i) Lenders to make any Loans and (ii) the Issuing Bank to issue Letters of Credit are each subject to the further conditions precedent that: (a) no Default or Event of Default shall exist as of the date of the making of such Loan or date of issuance of such Letter of Credit or would exist immediately after giving effect thereto, and no violation of the limits described in Section 2.10. would occur after giving effect thereto; (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct on and as of the date of the making of such Loan or date of issuance of such Letter of Credit with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances not prohibited hereunder; (c) in the case of the borrowing of Revolving Loans, the Administrative Agent shall have received a timely Notice of Borrowing and a Borrowing Base Certificate, and (d) in the case of the issuance of a Letter of Credit, no Lender shall be a Defaulting Lender or Potential Defaulting Lender; provided, however, in the case of the issuance of a Letter of Credit, the Issuing Bank may, in its sole and absolute discretion, waive this condition precedent on behalf of itself and all Lenders if cash collateral or other credit support satisfactory to the Issuing Bank has been pledged or otherwise provided to the Administrative Agent for the benefit of the Issuing Bank in respect of such Defaulting Lender’s or Potential Defaulting Lender’s participation in such Letter of Credit in accordance with Section 2.2.(l).  Each Credit Event shall constitute a certification by the Borrower to the effect set forth in the preceding sentence (both as of the date of the giving of notice relating to such Credit Event and, unless the Borrower otherwise notifies the Administrative Agent prior to the date of such Credit Event, as of the date of the occurrence of such Credit Event).  In addition, the Borrower shall be deemed to have represented to the Administrative Agent and the Lenders at the time any Loan is made or any Letter of Credit is issued that all conditions to the making of such Loan or issuing of such Letter of Credit contained in this Section 5.2 have been satisfied (and such additional requests for documents, certificate, instruments, reports, assessments searches, etc as may be reasonably requested by the Administrative Agent from time to time).

Article VI. Representations and Warranties

Section 6.1.  Representations and Warranties.

In order to induce the Administrative Agent and each Lender to enter into this Agreement and to make Loans and, in the case of the Issuing Bank, to issue Letters of Credit, the Borrower and Parent Guarantor (as the case may be) represents and warrants to the Administrative Agent, the Issuing Bank and each Lender as follows:

(a)           Organization; Power; Qualification.  Each of the Borrower, the other Loan Parties and the other Subsidiaries is a corporation, partnership or other legal entity, duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, has the power and authority to own or lease its respective properties and to carry on its respective business as now conducted and is duly qualified and is in good standing as a foreign corporation, partnership or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized could reasonably be expected to have, in each instance, a Material Adverse Effect.

(b)           Ownership Structure.  Part I of Schedule 6.1.(b) is, as of the Agreement Date, a complete and correct list of all Subsidiaries of the Borrower setting forth for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding any Equity Interests in such Subsidiary, (iii) the nature of the Equity Interests held by each such Person, (iv) the percentage of ownership of such Subsidiary represented by such Equity Interests, and (v) whether such Subsidiary is a Subsidiary Guarantor.  As of the Agreement Date, except as disclosed in such Schedule, (A) the Borrower owns, free and clear of all Liens (other than Permitted Liens (but not Permitted Liens of the type described in clauses (f) and (g) of the definition of such term)), and has the unencumbered right to vote, all outstanding Equity Interests in each Subsidiary Guarantor, (B) all of the issued and outstanding capital stock of each Subsidiary Guarantor organized as a corporation is validly issued, fully paid and nonassessable and (C) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, any Subsidiary.  As of the Agreement Date, Part II of Schedule 6.1.(b) correctly sets forth all Unconsolidated Affiliates of Parent Guarantor, including the correct legal name of such Person, the type of legal entity which each such Person is, all Equity Interests in such Person held directly or indirectly by Parent Guarantor’s Ownership Share of each such Unconsolidated Affiliate.  All debentures, bonds, notes and all other securities of each Loan Party and their respective Subsidiaries presently issued and outstanding are validly and properly issued in accordance with all applicable laws, including, but not limited to, the "Blue Sky" laws of all applicable states and the federal securities laws.

(c)           Authorization of Loan Documents and Borrowings.  The Borrower has the right and power, and has taken all necessary action to authorize it, to borrow and obtain other extensions of credit hereunder.  The Borrower and each other Loan Party has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Loan Documents to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby.  The Loan Documents to which the Borrower or any other Loan Party is a party have been duly executed and delivered by the duly authorized officers of such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein and as may be limited by equitable principles generally.

(d)           Compliance of Loan Documents with Laws.  The execution, delivery and performance of this Agreement, the other Loan Documents to which any Loan Party is a party in accordance with their respective terms and the borrowings and other extensions of credit hereunder do not and will not, by the passage of time, the giving of notice, or both:  (i) require any Governmental Approval or violate any Applicable Law (including all Environmental Laws) relating to the Borrower or any other Loan Party in any material respect, except for Governmental Approvals already obtained; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of any Loan Party, or any Material Contract; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by any Loan Party other than in favor of the Administrative Agent for its benefit and the benefit of the Lenders and the Issuing Bank.

(e)           Compliance with Law; Governmental Approvals.  Each of the Borrower, the other Loan Parties and the other Subsidiaries is in compliance with each Governmental Approval and all other Applicable Laws relating to it except for noncompliances which, and Governmental Approvals the failure to possess which, could not, individually or in the aggregate, reasonably be expected to cause a Default or Event of Default or have a Material Adverse Effect.

(f)           Title to Properties; Liens.  Part I of Schedule 6.1.(f) is, as of the Agreement Date, a complete and correct listing of all Properties of the Borrower and each Loan Party, setting forth, for each such Property, and the current Occupancy Rate of such Property.  Each of the Borrower and each Loan Party has good, marketable and legal title to, or a valid leasehold interest in, its respective material assets.  As of the Agreement Date, there are no Liens on any material assets of the Borrower or any Loan Party except for Permitted Liens.

(g)           Existing Indebtedness.  Schedule 6.1.(g) is, as of the Agreement Date, a complete and correct listing of all Indebtedness (including all Guarantees) of each of the Borrower and the other Loan Parties, and if such Indebtedness is secured by any Lien, a description of all of the property subject to such Lien. As of the Agreement Date, the Borrower and the other Loan Parties have performed and are in compliance with all of the terms of such Indebtedness and all instruments and agreements relating thereto in all material respects, and there exists no default or event of default, or event or condition which with the giving of notice, the lapse of time, or both, would constitute a material default or event of default, with respect to any such Indebtedness.

(h)           Material Contracts.  Schedule 6.1.(h) is, as of the Agreement Date, a true, correct and complete listing of all Material Contracts.  Each of the Borrower and the other Loan Parties that is party to any Material Contract has performed and is in compliance with all of the terms of such Material Contract, and there exists no default or event of default, or event or condition which with the giving of notice, the lapse of time, or both, would constitute such a default or event of default, with respect to any such Material Contract.

(i)            Litigation.  Except as set forth on Schedule 6.1.(i), there are no actions, suits or proceedings pending (nor, to the knowledge of any Loan Party, are there any actions, suits or proceedings threatened) against or affecting the Borrower, any other Loan Party, any other Subsidiary or any of their respective property in any court or before any arbitrator of any kind or before or by any other Governmental Authority which, (i) could reasonably be expected to have a Material Adverse Effect or (ii) in any manner draws into question the validity or enforceability of any Loan Documents.

(j)           Taxes.  All federal, state and other material tax returns of the Borrower and each other Loan Party required by Applicable Law to be filed have been duly filed, and all federal, state and other material taxes, assessments and other governmental charges or levies upon each Loan Party and their respective properties, income, profits and assets which are due and payable have been paid, except any such nonpayment or non-filing which is at the time permitted under Section 7.6 or additionally with respect to property taxes, non-payment shall not constitute a breach of the representations set forth in this subclause (j) if the Borrower shall have paid the property taxes for any Property not timely paid by the tenant thereof within 15 days of the time that the Borrower or Subsidiary Guarantor has received notice of non-payment.  No Loan Party is aware of or has received notice of any delinquency or nonpayment of property taxes.  To the best knowledge of Parent Guarantor and the Borrower, as of the Agreement Date, none of the United States income tax returns of the Borrower or any other Loan Party is under audit.  All charges, accruals and reserves on the books of the Borrower and the other Loan Parties in respect of any material taxes or other governmental charges are in accordance with GAAP in all material respects.

(k)           Financial Statements.  The Borrower has furnished to each Lender copies of (i) the audited consolidated balance sheet of Parent Guarantor and its consolidated Subsidiaries for the fiscal year ended December 31, 2009, and the related audited consolidated statements of operations and income and cash flow for the fiscal year ended on such date, with the opinion thereon of Price Waterhouse Coopers LLP, and (ii) the unaudited consolidated balance sheet of Parent Guarantor and its consolidated Subsidiaries for the fiscal quarter ended September 30, 2010, and the related unaudited consolidated statements of net income of Parent Guarantor and its consolidated Subsidiaries for the fiscal quarter ended on such date.  Such financial statements (including in each case related schedules and notes) are complete and correct in all material respects and present fairly, in accordance with GAAP consistently applied throughout the periods involved, the consolidated financial position of Parent Guarantor and its consolidated Subsidiaries as at their respective dates and the results of operations and the cash flow for such periods (subject, as to interim statements, to changes resulting from normal year-end audit adjustments).  Neither the Borrower nor any Subsidiary Guarantor has on the Agreement Date any material contingent liabilities, liabilities, liabilities for taxes, unusual or long-term commitments or unrealized or forward anticipated losses from any unfavorable commitments that would be required to be set forth in its financial statements or notes thereto, except as referred to or reflected or provided for in said financial statements.

(l)            No Material Adverse Change.  Since September 30, 2010, there has been no event, change, circumstance or occurrence that could reasonably be expected to have a Material Adverse Effect.  Each of the Borrower, the other Loan Parties and the other Subsidiaries is Solvent and after giving effect to the execution and delivery of the Loan Documents and the making of the Advances under this Agreement will remain Solvent.

(m)          ERISA.

  (i)           Each Benefit Arrangement is in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other Applicable Laws in all material respects.  Except with respect to Multiemployer Plans, each Qualified Plan (A) has received a favorable determination, opinion or advisory letter from the Internal Revenue Service that covers all plan provisions of and amendment to such Qualified Plans.  To the best knowledge of Parent Guarantor (which includes due inquiry having been made), nothing has occurred which would cause the loss of reliance on the Qualified Plan’s favorable determination letter or opinion letter.

  (ii)           With respect to any Benefit Arrangement that provides welfare benefits (as defined in Section 3(1) of ERISA) to retired employees, all liabilities for such benefits have been accrued on the Borrower’s financial statements in accordance with FASB ASC 715.  The “benefit obligation” of all Plans does not exceed the “fair value of plan assets” for such Plans by more than $10,000,000 all as determined by and with such terms defined in accordance with FASB ASC 715.

  (iii)           Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) no ERISA Event has occurred or is expected to occur; (ii) to the knowledge of the Parent Guarantor, there are no pending or threatened claims, actions or lawsuits or other action by any Governmental Authority, plan participant or beneficiary with respect to a Benefit Arrangement; (iii) there are no violations of the fiduciary responsibility rules with respect to any Benefit Arrangement by the Borrower or any Loan Party; and (iv) no member of the ERISA Group has engaged in a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code, in connection with any Plan, that would subject the Borrower or any Loan Party to a tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Internal Revenue Code.

  (iv)           To the knowledge of the Parent Guarantor, neither the Borrower nor any other Loan Party is an entity whose assets are deemed to be “plan assets” as that term is defined in the Plan Asset Regulations.

(n)           Absence of Default.  None of the Loan Parties or any of the other Subsidiaries is in default under its certificate or articles of incorporation or formation, bylaws, partnership agreement or other similar organizational documents, and no event has occurred, which has not been remedied, cured or waived:  (i) which constitutes a Default or an Event of Default; or (ii) which constitutes, or which with the passage of time, the giving of notice, or both, would constitute, a default or event of default by, any Loan Party or any other Subsidiary under any agreement (other than any Loan Document) or judgment, decree or order to which any such Person is a party or by which any such Person or any of its respective properties are bound where such default or event of default could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(o)           Environmental Laws.  From time to time the Borrower and other applicable Loan Party  will conduct reviews of the effect of Environmental Laws on such Properties that have reasonably and in good faith been identified by a Loan Party or the Administrative Agent as properties which if not diligently administered, could cause the Loan Parties not to be in compliance with the requirements of the Loan Documents applicable to environmental matters, including without limitation, Properties that a Loan Party identifies and evaluates associated actual and potential liabilities and costs (including, without limitation, determining whether any capital or operating expenditures are required for clean-up or closure of properties presently or previously owned, determining whether any capital or operating expenditures are required to achieve or maintain compliance in all material respects with Environmental Laws or required as a condition of any Governmental Approval, any contract, or any related constraints on operating activities, determining whether any costs or liabilities exist in connection with on-site or off-site treatment, storage, handling and disposal of wastes or Hazardous Materials, and determining whether any actual or potential liabilities to third parties, including employees, and any related costs and expenses exist).  Each of the Borrower, each other Loan Party and each other Subsidiary: (i) is in compliance with all Environmental Laws applicable to its business, operations and the Properties, (ii) has obtained all Governmental Approvals which are required under Environmental Laws, and each such Governmental Approval is in full force and effect, and (iii) is in compliance with all terms and conditions of such Governmental Approvals, where with respect to each of the immediately preceding clauses (i) through (iii) the failure to obtain or to comply with could reasonably be expected to have a Material Adverse Effect.  Except for any of the following matters that could not reasonably be expected to have a Material Adverse Effect, no Loan Party has any knowledge of any notice of, any past, present, or pending releases, events, conditions, circumstances, activities, practices, incidents, facts, occurrences, actions, or plans that, with respect to any Loan Party or any other Subsidiary, their respective businesses, operations or with respect to the Properties, shall:  (x) cause or contribute to an actual or alleged violation of or noncompliance with Environmental Laws, (y) cause or contribute to any other potential common-law or legal claim or other liability under Applicable Law, or (z) cause any Property of the Borrower, any other Loan Party or any other Subsidiary to become subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law or require the filing or recording of any notice, approval or disclosure document under any Environmental Law and, with respect to the immediately preceding clauses (x) through (z) is based on or related to the on-site or off-site manufacture, generation, processing, distribution, use, treatment, storage, disposal, transport, removal, clean up or handling, or the emission, discharge, release or threatened release of any wastes or Hazardous Material in violation of Environmental Laws, or any other requirement under Environmental Laws.  There is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice, or demand letter, mandate, order, lien, request, investigation (of which investigation the Borrower has received notice), or proceeding pending or, to the Borrower’s knowledge after due inquiry, threatened, against the Borrower, any other Loan Party or any other Subsidiary relating in any way to Environmental Laws which, reasonably could be expected to have a Material Adverse Effect.  None of the Properties is listed on or proposed for listing on the National Priority List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and its implementing regulations, or any state or local priority list promulgated pursuant to any analogous state or local law.  To the Borrower’s knowledge, no Hazardous Materials generated at or transported from the Properties are or have been transported to, or disposed of at, any location that is listed or proposed for listing on the National Priority List or any analogous state or local priority list, or any other location that is or has been the subject of a clean-up, removal or remedial action pursuant to any Environmental Law, except to the extent that such transportation or disposal could not reasonably be expected to result in a Material Adverse Effect.

(p)           Investment Company.  None of the Borrower, any other Loan Party or any other Subsidiary is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money or obtain other extensions of credit or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.

(q)           Margin Stock.  None of the Borrower, any other Loan Party or any other Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

(r)           Affiliate Transactions.  Except as permitted by Section 9.8. or as otherwise set forth on Schedule 6.1.(r), none of the Borrower or any other Loan Party is a party to or bound by any agreement or arrangement  with any Affiliate, excluding governance documents.

(s)           Intellectual Property.  Each of the Borrower and the other Loan Parties owns or has the right to use, under valid license agreements or otherwise, all material patents, licenses, franchises, trademarks, trademark rights, service marks, service mark rights,  trade names, trade name rights, trade secrets and copyrights (collectively, “Intellectual Property”) necessary to the conduct of its businesses, to their knowledge, without known conflict with any patent, license, franchise, trademark, trademark right, service mark, service mark right, trade secret, trade name, copyright, or other proprietary right of any other Person that could reasonably be expected to have a Material Adverse Effect.  All such Intellectual Property is fully protected and/or duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filing or issuances, except to the extent the lack of registration, filing or issuance could not reasonably be expected to have a Material Adverse Effect.  No material claim has been asserted by any Person with respect to the use of any such Intellectual Property by the Borrower or any other Loan Party, or challenging or questioning the validity or effectiveness of any such Intellectual Property.

(t)           Business.  As of the Agreement Date, the Borrower and the other Loan Parties are predominantly engaged in the business of acquiring, owning, operating, managing, leasing, developing and re-developing office, manufacturing, retail, distribution, data center, medical/health care, flex or industrial properties and making mortgage loans with respect to commercial real estate, together with other business activities reasonably related or incidental thereto.

(u)           Broker’s Fees.  No broker’s or finder’s fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby.  No other similar fees or commissions will be payable by any Loan Party for any other services rendered to the Borrower, any other Loan Party or any other Subsidiary ancillary to the transactions contemplated hereby.

(v)           Accuracy and Completeness of Information.  All written information, reports and other papers and data (other than financial statements, financial projections and other forward looking statements) furnished to the Administrative Agent or any Lender by, on behalf of, or at the direction of, the Borrower, any other Loan Party or any other Subsidiary in connection with or relating in any way to this Agreement or any other Loan Document were, at the time the same were so furnished, complete and correct in all material respects when taken as a whole, to the extent necessary to give the recipient a true and accurate knowledge of the subject matter.  All financial projections and other forward looking statements prepared by or on behalf of the Borrower, any other Loan Party or any other Subsidiary that have been or may hereafter be made available to the Administrative Agent or any Lender were or will be prepared in good faith based on reasonable assumptions (it being understood that actual results may vary from such projections, and such projections do not and are not intended to provide any guarantee or assurance that actual results will be consistent with such projections).  No fact is known to any Loan Party which has had, or may reasonably be expect to in the future have (so far as any Loan Party can reasonably foresee), a Material Adverse Effect which has not been set forth in the financial statements referred to in Section 6.1.(k) or in such information, reports or other papers or data or otherwise disclosed in writing to the Administrative Agent and the Lenders.  No document furnished or written statement made to the Administrative Agent or any Lender in connection with the negotiation, preparation or execution of, or pursuant to, this Agreement or any of the other Loan Documents contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading when taken as a whole.

(w)           OFAC/USA PATRIOT Act.  None of the Borrower, any of the other Loan Parties or any of the other Subsidiaries: (i) is a person named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) available at http://www.treas.gov/offices/enforcement/ofac/index.shtml or as otherwise published from time to time; (ii) is (A) an agency of the government of a country, (B) an organization controlled by a country, or (C) a person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/index.shtml, or as otherwise published from time to time, as such program may be applicable to such agency, organization or person; or (iii) derives any of its assets or operating income from investments in or transactions with any such country, agency, organization or person; and none of the proceeds from any Loan, and none of the Letters of Credit, will be used to finance any operations, investments or activities in, or make any payments to, any such country, agency, organization, or person. None of the Loan Parties, nor any of their respective Subsidiaries, is in violation of any laws relating to terrorism or money laundering, including, without limitation, the Patriot Act, except as may be disclosed in writing to the Administrative Agent and the Lenders.  No Loan Party nor any Subsidiary or Unconsolidated Affiliate of the Parent Guarantor is (1) a Person that resides or has a place of business in a country or territory named on the OFAC list or which is designated as a Non- Cooperative Jurisdiction by the Financial Action Task Force on Money Laundering ("FATF"), or whose subscription funds are transferred from or through such a jurisdiction; (2) a "Foreign Shell Bank" within the meaning of the USA PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (3) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Section 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns.

(x)           REIT Status.  Parent Guarantor qualifies, and has elected to be treated, as a REIT and is in compliance with all requirements and conditions imposed under the Internal Revenue Code to maintain its status as a REIT.

(y)           Public Utility Holding Company Act. No Loan Party nor any Subsidiary of a Loan Party is a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 2005, as may be amended.

(y)           Labor Matters. There are no significant strikes or lockouts, or, to the knowledge of any Loan Party, there are no slowdowns or other labor disputes against any Loan Party or any Subsidiary of any Loan Party pending or, to the knowledge of any Loan Party, threatened. The hours worked by and payment made to employees of the Loan Parties have been in material compliance with the Fair Labor Standards Act and any other applicable federal, state or foreign law dealing with such matters.

(z)           Tax Shelter Regulations. The Borrower does not intend to treat the Advances and related transactions as being a "reportable transaction" (within the meaning of Treasury Regulation Section 1.6011-4). In the event the Borrower determines to take any action inconsistent with such intention, they will promptly notify Administrative Agent thereof. If the Borrower so notifies Administrative Agent, Borrower acknowledges that one or more of the Banks may treat its Advances as part of a transaction that is subject to Treasury Regulation 301.6112-1, and that such Bank or Banks, as applicable, will maintain the lists and other records required by such Treasury Regulation.

Section 6.2.  Survival of Representations and Warranties, Etc.

All statements contained in any certificate, financial statement or other Loan Document delivered by or on behalf of any Loan Party or any other Subsidiary to the Administrative Agent or any Lender pursuant to or in connection with this Agreement or any of the other Loan Documents (including, but not limited to, any such statement made in or in connection with any amendment thereto or any statement contained in any certificate, financial statement or other instrument delivered by or on behalf of any Loan Party prior to the Agreement Date and delivered to the Administrative Agent or any Lender in connection with the underwriting or closing the transactions contemplated hereby) shall constitute representations and warranties made by the Borrower under this Agreement.  All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Agreement Date, the Effective Date, the date on which any extension of the Termination Date is effectuated pursuant to Section 2.14. and at and as of the date of the occurrence of each Credit Event, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances not prohibited hereunder.  All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans and the issuance of the Letters of Credit.

Article VII. Affirmative Covenants

For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 12.7., all of the Lenders) shall otherwise consent in the manner provided for in Section 12.7., the Borrower shall comply with the following covenants:

Section 7.1.  Preservation of Existence and Similar Matters.

Except as otherwise permitted under Section 9.4., the Borrower shall, and shall cause each other Loan Party to, preserve and maintain its respective existence, rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization and where the failure to be so authorized and qualified could reasonably be expected to have a Material Adverse Effect.

Section 7.2.  Compliance with Applicable Law.

The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, comply with all Applicable Law, including the obtaining of all Governmental Approvals, the failure with which to comply could reasonably be expected to have a Material Adverse Effect.

Section 7.3.  Maintenance of Property.

In addition to the requirements of any of the other Loan Documents, the Borrower, subject to the terms and conditions of the leases of any applicable Property, shall, and shall cause each other Loan Party to, (a) protect and preserve all of the Borrowing Base Properties, including, but not limited to, all material Intellectual Property necessary to the conduct of its respective business, and maintain in good repair, working order and condition all material tangible properties, ordinary wear and tear excepted, and (b) from time to time make or cause to be made all needed and appropriate repairs, renewals, replacements and additions to such Borrowing Base Properties, so that the business carried on in connection therewith may be properly conducted at all times.

Section 7.4.  Conduct of Business.

The Borrower shall, and shall cause each other Loan Party to, carry on its respective businesses as described in Section 6.1.(t) and not enter into any line of business not described in Section 6.1.(t).

Section 7.5.  Insurance.

In addition to the requirements of any of the other Loan Documents, the Borrower shall, and shall cause each other Loan Party to, maintain insurance with financially sound and reputable insurance companies against such risks and in such amounts as is customarily maintained by Persons engaged in similar businesses in similar geographic areas or as may be required by Applicable Law. The Borrower shall, and shall cause each Subsidiary that is not a Loan Party to, maintain insurance with financially sound and reputable insurance companies against such risks and in such amounts as is customarily maintained  by persons engaged in similar businesses in similar geographic areas or as may be required by Applicable Law.  The Borrower shall from time to time deliver to the Administrative Agent upon request a detailed list, together with proof of all policies of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

Section 7.6.  Payment of Taxes and Claims.

The Borrower shall, and shall cause each other Loan Party to, pay and discharge when due (a) all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a Lien on any material properties of such Person; provided, however, that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of such Person in accordance with GAAP.  The Borrower shall, and shall cause each Subsidiary that is not a Loan Party to, pay and discharge when due all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it.

Section 7.7.  Books and Records; Inspections.

The Borrower shall, and shall cause each other Loan Party to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities.  The Borrower shall, and shall cause each other Loan Party to, permit representatives of the Administrative Agent or any Lender to visit and inspect any of their respective properties (subject to the rights of tenants), to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants (in the presence of an officer of the Borrower if an Event of Default does not then exist), all at such reasonable times during business hours and as often as may reasonably be requested (but not more often than once per calendar year until the occurrence of an Event of Default, at which time then Administrative Agent or any Lender may thereafter visit and inspect as often as deemed necessary or desirable) and upon reasonable prior notice.  The Borrower shall be obligated to reimburse the Administrative Agent and the Lenders for their costs and expenses incurred in connection with the exercise of their rights under this Section once per calendar year prior to the occurrence of an Event of Default and for all visits and inspections while a Default or Event of Default exists.  If requested by the Administrative Agent, the Borrower shall execute an authorization letter addressed to its accountants authorizing the Administrative Agent or any Lender to discuss the financial affairs of the Borrower, any other Loan Party or any other Subsidiary with the Borrower’s accountants.

Section 7.8.  Use of Proceeds.

The Borrower will use the proceeds of Loans only for the general working capital, capital expenditures and other general corporate purposes (including without limitation, property acquisitions and improvements, and mortgage note purchases).  The Borrower shall only use Letters of Credit for the same purposes for which it may use the proceeds of Loans.  The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, use any part of such proceeds to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

Section 7.9.  Environmental Matters.

The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, comply with all Environmental Laws the failure with which to comply could reasonably be expected to have a Material Adverse Effect.  The Borrower shall comply, and shall cause each other Loan Party and each other Subsidiary to comply, and the Borrower shall use, and shall cause each other Loan Party and each other Subsidiary to use, commercially reasonable efforts, subject to the terms and conditions of the lease of any applicable Property, to cause all other Persons occupying, using or present on the Properties to comply, with all Environmental Laws in all material respects.  The Borrower shall, and shall cause each other Loan Party, subject to the terms and conditions of the lease of any applicable Property, and each other Subsidiary to, promptly take all actions and pay or arrange to pay all costs necessary for it and for the Properties to comply in all material respects with all Environmental Laws and all Governmental Approvals, including actions to remove and dispose of all Hazardous Materials and to clean up the Properties as required under Environmental Laws.  The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, promptly take all actions necessary to prevent the imposition of any Liens on any of their respective properties arising out of or related to any Environmental Laws.  Nothing in this Section shall impose any obligation or liability whatsoever on the Administrative Agent or any Lender.

Section 7.10.  Further Assurances.

At the Borrower’s cost and expense and upon reasonable request of the Administrative Agent, the Borrower shall, and shall cause each other Loan Party to, duly execute and deliver or cause to be duly executed and delivered, to the Administrative Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Administrative Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

Section 7.11.  Material Contracts.

The Borrower shall, and shall cause each other Loan Party to, duly and punctually perform and comply with any and all material representations, warranties, covenants and agreements expressed as binding upon any such Person under any Material Contract.  The Borrower shall not, and shall not permit any other Loan Party to, do or knowingly permit to be done anything to impair materially the value of any of the Material Contracts.

Section 7.12.  Guarantors.

If any Person becomes a Subsidiary Guarantor after the Effective Date, the Borrower shall deliver to the Administrative Agent each of the following items, each in form and substance satisfactory to the Administrative Agent: (i) a Subsidiary Guaranty and an Accession Agreement executed by such Subsidiary Guarantor, and (ii) the items that would have been delivered under subsections (iv) including the certificated interests pledged, (v), (vi), (vii), (xiii), (ix), (x), (xii), (xiii), (xiv), (xv) and (xx) of Section 5.1.(a) if such Subsidiary had been a Subsidiary Guarantor on the Agreement Date within the timeframes specified in Section 2.4.

Section 7.13.  REIT Status.

The Borrower shall at all times take, or cause to be taken, all actions necessary for Parent Guarantor to maintain its status as a REIT.

Section 7.14 Deposit Account.

The Borrower shall have opened and transferred its primary cash management and operating Deposit Account to the Administrative Agent.

Article VIII. Information

For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 12.7., all of the Lenders) shall otherwise consent in the manner set forth in Section 12.7., the Borrower shall furnish to the Administrative Agent and shall cause the Parent Guarantor to furnish to the Administrative Agent, for distribution to each of the Lenders:

Section 8.1.  Quarterly Financial Statements.

As soon as available and in any event within 45 days after the end of each of the first, second and third fiscal quarters of the Borrower, the unaudited consolidated balance sheet of the Borrower, the Parent Guarantor and its Subsidiaries as at the end of such period and the related unaudited consolidated statements of operations and equity of the Borrower, the Parent Guarantor and its Subsidiaries for such period, setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous fiscal year, all of which shall be in form and detail reasonably satisfactory to the Administrative Agent and shall be certified by the chief executive officer or chief financial officer of the Borrower, in his or her opinion, to present fairly, in accordance with GAAP on the same basis as used in preparation of the Parent Guarantor’s Form 10-Q statements filed with the SEC, and in all material respects, the consolidated financial position of the Borrower, the Parent Guarantor and its Subsidiaries as at the date thereof and the results of operations for such period (subject to normal year-end audit adjustments), provided that the Form 10-Q filed with the SEC shall satisfy the requirements hereof.

Section 8.2.  Year-End Statements.

As soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, the audited consolidated balance sheet of the Borrower, the Parent Guarantor and its Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of operations and comprehensive income, equity and cash flows of the Borrower, the Parent Guarantor and its Subsidiaries for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall be in form and detail reasonably satisfactory to the Administrative Agent and shall be (a) certified by the chief executive officer or chief financial officer of the Borrower, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the consolidated financial position of the Borrower and its Subsidiaries as of the date thereof and the results of operations for such period and (b) accompanied by the report thereon of independent certified public accountants of recognized national standing acceptable to the Administrative Agent, whose report shall be unqualified and in scope and substance reasonably satisfactory to the Requisite Lenders and who shall have authorized the Borrower to deliver such financial statements and report thereon to the Administrative Agent and the Lenders pursuant to this Agreement, provided that the Form 10-K filed with the SEC shall satisfy the requirements hereof.

Section 8.3.  Other Reports.  As soon as practicable, but in any event not later than ninety (90) days after the end of each fiscal year of the Parent Guarantor, copies of the Form 10-K statement filed by the Parent Guarantor with the SEC for such fiscal year, and as soon as practicable, but in any event not later than forty-five (45) days after the end of each of the first three fiscal quarters of the fiscal year of the Parent Guarantor, copies of the Form 10-Q statement filed by the Parent Guarantor with the SEC for such fiscal quarter, provided that, in either case, if the Parent Guarantor has filed an extension for the filing of such statements, the parent Guarantor shall deliver such statements to the Administrative Agent within ten (10) days after the filing thereof with the SEC which filing shall be within fifteen (15) days of the Parent Guarantor’s filing for such extension or such sooner time as required to avert a Material Adverse Effect on the Parent Guarantor.  Contemporaneously with the filing or mailing thereof, copies of all material of a financial nature filed with the SEC or sent to the stockholders of the Parent Guarantor shall be furnished to the Administrative Agent.

Section 8.4.  Compliance Certificate.

At the time the financial statements are furnished pursuant to Sections 8.1., 8.2. or 8.3, and, if the Requisite Lenders reasonably believe that a Default or an Event of Default may exist or may be likely to occur as a result of the failure to perform or observe any term, covenant, condition or agreement contained in Section 9.1., within 45 Business Days of fiscal quarter and within 90 days of the fiscal year end,  a certificate substantially in the form of Exhibit I (a “Compliance Certificate”) executed on behalf of the Borrower by a Responsible Officer (a) setting forth in reasonable detail as of the end of such quarterly accounting period, fiscal year or other fiscal period, as the case may be, the calculations required to establish whether the applicable Loan Party was in compliance with the covenants contained in Section 9.1.; and (b) stating that, to such officer’s knowledge, information and belief, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred, whether it is continuing and the steps being taken by the Borrower with respect to such event, condition or failure.  Together with the delivery of each Compliance Certificate, the Borrower shall deliver (A) a report, in form and detail reasonably satisfactory to the Administrative Agent, setting forth a statement of Funds From Operations for the fiscal period then ending; and (B) a list of all Persons that have become a Subsidiary Guarantor and copy of all Material Contracts, in each case, since the date of the Compliance Certificate most recently delivered by the Borrower hereunder.

Section 8.5.  Other Information.

(a)           intentionally omitted;

(b)           Within 5 Business Days of the filing thereof, Borrower shall deliver or cause to be delivered, copies of all registration statements (excluding the exhibits thereto (unless requested by the Administrative Agent) and any registration statements on Form S-8 or its equivalent), reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and all other periodic reports which Gladstone Commercial Corporation, the Borrower, any other Loan Party or any other Subsidiary shall file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor) or any national securities exchange;

(c)           Prompt notice of the sale, transfer or other disposition in any one transaction or a series of related transactions of any asset or portfolio of assets of the Borrower, any other Subsidiary or any other Loan Party for aggregate consideration in excess of $5,000,000; provided, that no such notice shall be required for sales, transfers or other dispositions to the Borrower, any other Subsidiary or any other Loan Party;

(d)           If any ERISA Event shall occur that individually, or together with any other ERISA Event that has occurred, could reasonably be expected to result in the imposition of a Lien or the posting of a bond or other security for an amount in excess of $2,000,000, the Borrower shall promptly deliver a certificate of a Responsible Officer of the Borrower setting forth details as to such occurrence and the action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take;

(e)           To the extent any Loan Party or any other Subsidiary is aware of the same, prompt notice of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating adversely to, or adversely affecting, the any Loan Party or any other Subsidiary or any of their respective properties, assets or businesses which could reasonably be expected to have a Material Adverse Effect, and prompt notice of the receipt of notice that any United States income tax returns of any Loan Party or any other Subsidiary are being audited;

(f)            A copy of any amendment to the certificate or articles of incorporation or formation, bylaws, partnership agreement or other similar organizational documents of the Borrower or any other Loan Party  within 10 Business Days after the Administrative Agent’s reasonable request;

(g)           Prompt notice of any change in individuals that are Responsible Officers of the Borrower or any other Loan Party;

(h)           Prompt notice of any change in the business, assets, liabilities, financial condition, results of operations or business prospects of any Loan Party or any other Subsidiary which has had, or could reasonably be expected to have, a Material Adverse Effect;

(i)            Notice of the occurrence of any of the following promptly upon a Responsible Officer of the Borrower obtaining knowledge thereof; (i) any Default or Event of Default or (ii) any event which constitutes or which with the passage of time, the giving of notice, or otherwise, would constitute a default or event of default by any Loan Party under any Material Contract to which any such Person is a party or by which any such Person or any of its respective properties may be bound;

(j)            Prompt notice of any order, judgment or decree in excess of $1,000,000 having been entered against any Loan Party or any other Subsidiary or any of their respective properties or assets;

(k)           Prompt notice of any notification of a material violation of any Applicable Law or any inquiry shall have been received by any Loan Party or any other Subsidiary from any Governmental Authority alleging the same or any inquiry, in either case, which could reasonably be expected to have a Material Adverse Effect;

(l)            Promptly upon the request of the Administrative Agent, evidence of the Borrower’s calculation of the Ownership Share with respect to a Subsidiary or an Unconsolidated Affiliate, such evidence to be in form and detail reasonably satisfactory to the Administrative Agent;

(m)          Promptly, upon any change in the Borrower’s Credit Rating, a certificate stating that the Parents or the Borrower’s Credit Rating has changed and the new Credit Rating that is in effect;

(n)           Promptly, upon each request, information identifying the Borrower as a Lender may request in order to comply with the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001));

(o)           Promptly, and in any event within 3 Business Days after the Borrower obtains knowledge thereof, written notice of the occurrence of any of the following, which whether individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect:  (i) the Borrower, any other Loan Party or any other Subsidiary shall receive notice that any violation of or noncompliance with any Environmental Law has or may have been committed or is threatened; (ii) the Borrower, any other Loan Party or any other Subsidiary shall receive notice that any administrative or judicial complaint, order or petition has been filed or other proceeding has been initiated, or is about to be filed or initiated against any such Person alleging any violation of or noncompliance with any Environmental Law or requiring any such Person to take any action in connection with the release or threatened release of Hazardous Materials; (iii) the Borrower, any other Loan Party or any other Subsidiary shall receive any notice from a Governmental Authority or private party alleging that any such Person may be liable or responsible for any costs associated with a response to, or remediation or cleanup of, a release or threatened release of Hazardous Materials or any damages caused thereby; or (iv) the Borrower, any other Loan Party or any other Subsidiary shall receive notice of any other fact, circumstance or condition that could reasonably be expected to form the basis of an environmental claim, and the matters covered by such notice(s); and

(p)           From time to time and promptly upon each reasonable request, such data, certificates, reports, statements, opinions of counsel (to the extent expressly required in this Agreement), documents or further information regarding any Property or the business, assets, liabilities, financial condition, results of operations or business prospects of the Borrower, any of its Subsidiaries, or any other Loan Party as the Administrative Agent or any Lender may reasonably request.

For purposes of this Section 8.5, unless another timeframe is specified herein, “prompt” notification or certification shall be delivered no later than seven (7) days following the happening of such event giving rise to such deliverable

Section 8.6.  Electronic Delivery of Certain Information.

(a)           Documents required to be delivered pursuant to the Loan Documents shall be delivered by electronic communication and delivery, including, the Internet, e-mail or intranet websites to which the Administrative Agent and each Lender have access (including a commercial, third-party website such as www.Edgar.com <http://www.sec.gov/edgar> or a website sponsored or hosted by the Administrative Agent or the Borrower) provided that the foregoing shall not apply to (i) notices to any Lender (or the Issuing Bank) pursuant to Article II. and (ii) any Lender that has notified the Administrative Agent and the Borrower that it cannot or does not want to receive electronic communications.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic delivery pursuant to procedures approved by it for all or particular notices or communications.  Documents or notices delivered electronically shall be deemed to have been delivered 24 hours after the date and time on which the Administrative Agent or the Borrower posts such documents or the documents become available on a commercial website and the Administrative Agent or Borrower notifies each Lender of said posting and provides a link thereto provided if such notice or other communication is not sent or posted during the normal business hours of the recipient, said posting date and time shall be deemed to have commenced as of  12:00 p.m. Eastern time on the opening of business on the next business day for the recipient.  The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery.  Each Lender shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents.

(b)           Documents required to be delivered pursuant to Article II. may be delivered electronically to a website provided for such purpose by the Administrative Agent pursuant to the procedures provided to the Borrower by the Administrative Agent.

Section 8.7.  USA Patriot Act Notice; Compliance.

The USA Patriot Act of 2001 (Public Law 107-56) and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution.  Consequently, a Lender (for itself and/or as Administrative Agent for all Lenders hereunder) may from time-to-time request, and the Borrower shall, and shall cause the other Loan Parties to, provide to such Lender, such Loan Party’s name, address, tax identification number and/or such other identification information as shall be necessary for such Lender to comply with federal law.  An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.

Article IX. Negative Covenants

For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 12.7., all of the Lenders) shall otherwise consent in the manner set forth in Section 12.7., the Borrower shall satisfy and comply with the following covenants:

Section 9.1.  Financial Covenants.

The following financial covenants shall be measured quarterly as of each fiscal quarter end date and shall be determined on a consolidated basis and, where applicable, shall be determined on a trailing twelve (12) month basis.

(a)           Debt Service Coverage Ratio.  The Borrowing Base Properties shall realize a Debt Service Coverage Ratio equal to or greater than 1.5 to 1.0.

(b)           Debt Yield.  The Borrower shall maintain a Debt Yield of not less than 12% determined with respect to the Borrowing Base Properties.

(c)           Leverage Ratio.  The Parent Guarantor shall not permit the Leverage Ratio to exceed 70% at any time.

(d)           Limit on Recourse Indebtedness.  The Parent Guarantor and Borrower shall not have Recourse Indebtedness (excluding Indebtedness outstanding under this Revolving Credit Facility) of: more than 15% of Total Asset Value.

(e)           Interest Coverage Ratio.  The Parent Guarantor shall not permit the Interest Coverage Ratio to be less than 1.75 to 1.00.

(f)           Adjusted Fixed Charge Coverage Ratio.  The Parent Guarantor shall not permit the Adjusted Fixed Charge Coverage Ratio to be less than 1.50 to 1.00.

(g)           Fixed Charge Coverage Ratio.  The Parent Guarantor shall not permit the Fixed Charge Coverage Ratio to be less than 1.35 to 1.00.

(h)           Tangible Net Worth.  The Parent Guarantor shall not permit its Tangible Net Worth to be less than (i) $135,000,000 plus (A) 75% of the Net Proceeds of all common Equity Issuances effected at any time after the Agreement Date by the Parent Guarantor to any Person other than the Borrower or any of its Subsidiaries, minus (B) 100% of the amount of all payments by the Parent Guarantor in respect of the redemption, retirement, repurchase or other acquisition for value of any common Equity Interest of the Parent Guarantor now or hereafter outstanding, or to retire, or to obtain the surrender of, any outstanding warrants, options, or other rights to acquire any common Equity Interests of the Parent Guarantor now or hereafter outstanding.

(i)            Average Lease Term.  The Parent Guarantor shall not permit the Average Lease Term to be less than 5 years.

(j)            Tenant Concentration Percentage.  The Parent Guarantor shall not permit the Tenant Concentration Percentage to exceed 25% of the aggregated NOI.

(k)           Unhedged Variable Rate Exposure.  The Parent Guarantor shall not permit the Unhedged Variable Rate Exposure to exceed 25% of the Total Asset Value at any time.

(l)            Dividend Payout Ratio.  The Parent Guarantor shall not permit the Dividend Payout Ratio to exceed 95% at any time.

(m)          Permitted Investments.  The Parent Guarantor shall not (whether directly or indirectly) make an Investment in or otherwise own the following items which would cause the aggregate value of such holdings of Parent Guarantor to exceed the following percentages of Total Asset Value at any time:

  (i)           Investments in Unconsolidated Affiliates of the Borrower, such that the aggregate value of all such Investments (as determined in accordance with GAAP) exceeds 10% of Total Asset Value at any time.

  (ii)          Maximum construction in progress exceeds 5% (construction in progress shall not include tenant improvements or building improvements for buildings that have executed leases).

  (iii)         Maximum unimproved land exceeds 5%.

  (iv)         Mortgage Loan exposure in favor of the Borrower, any of its Subsidiaries or any other Loan Party, where such exposure exceeds 20% of Total Asset Value;

  (v)          Common stock, Preferred Stock and other Equity Interests in Persons (other than Subsidiaries and Unconsolidated Affiliates) that are publicly traded, such that the aggregate value of such interests calculated on the basis of the lower of cost or market, exceeds 5% of Total Asset Value;

  (iv)         Aggregate of the above investments exceeds 30%.

(n)           New Subsidiary.  Parent Guarantor shall be permitted to form a wholly owned subsidiary outside of Borrower for the purpose of purchasing and holding other investments including mortgage and real estate debt investments, for purposes of this Section 9.1(n), the financials of which subsidiary shall not be consolidated in the financial statements of Gladstone Commercial Corporation for purposes hereof.  None of the assets held by such subsidiary shall be included in the restricted percentages set forth in subsection (m) immediately above.  Any investments of the type set forth in subsection (m) immediately above greater than 10% of Total Asset Value shall not be included in the calculation of Total Asset Value.

(o)           Dividends and Other Restricted Payments.  If a Default or Event of Default  exists, the Borrower shall not declare or make any Restricted Payments except as may be necessary to remain in compliance with Section 7.13 hereof or consistent with (ii) of the next sentence hereof.  If a Default or Event of Default exists, the Borrower shall not permit any of the Subsidiary Guarantors to, declare or make any Restricted Payments except that the Subsidiary Guarantors may declare and make the following Restricted Payments:

  (i)           except where the Principal Shareholders have elected to have Parent Guarantor discontinue its status as a REIT, the Borrower may make cash distributions to its partners in an amount required to be distributed for Parent Guarantor to remain in compliance with Section 7.13. and to avoid incurring any corporate level income taxes and any excise taxes under Sections 857(b) and 4981 of the Internal Revenue Code; and

  (ii)           in the event that the Principal Shareholders have elected to have Parent Guarantor discontinue its status as a REIT and Parent Guarantor is entity taxed as a corporation, the Borrower may declare and make cash distributions to partners of the Borrower which will be sufficient for the partners to pay all income tax liabilities (including payments of estimated tax in respect  thereof) under federal and applicable state and local laws imposed on the partner’s allocable shares of the Borrower’s taxable income.

If a Default or Event of Default specified in Section 10.1.(a), Section 10.1.(f) or Section 10.1.(g) shall exist or if an Event of Default specified in Section 10.1(b) as to Section 9.1 shall exist, or if as a result of the occurrence of any other Event of Default any of the Obligations have been accelerated pursuant to Section 10.2.(a), the Borrower shall not, and shall not permit any Subsidiary to, make any Restricted Payments to any Person other than to the Borrower or any Subsidiary without the prior written consent of the Administrative Agent.

(p)           GE Pool Mortgage.  If the aggregate amount of cash principal payments including any balloon payments (other than regularly scheduled monthly cash principal payments, if any) associated with the GE Pool Mortgage due and payable within 180 days of the final maturity date of the GE Pool Mortgage (as the same may be extended) is greater than $10,000,000 (the “GE Condition”), then for so long as the GE Condition exists, the sum of Cash and Cash Equivalents of the Borrower, plus Availability, shall be equal to or greater than the sum of the aggregate amount of cash principal payments payable on account of the GE Pool Mortgage, plus $5,000,000.

Section 9.2.  Negative Pledges; Other Matters.

(a)           Except for Permitted Liens, the Borrower shall not, and shall not permit any Subsidiary Guarantor or other Loan Party to, create, assume, or incur any Lien upon any of the Borrowing Base Properties, assets, income or profits of any character whether now owned or hereafter acquired.

(b)           The Borrower shall not, and shall not permit any Subsidiary Guarantor or other Loan Party to, enter into, assume or otherwise be bound by any Negative Pledge with respect to the Borrowing Base Properties except for a Negative Pledge contained in (i) any agreement (x) evidencing Indebtedness which the Borrower or such Subsidiary Guarantor may create, incur, assume, or permit or suffer to exist without breaching Section 9.1.; (y) which Indebtedness is secured by a Permitted Lien, and (z) which prohibits the creation of any other Lien on only the property securing such Indebtedness as of the date such agreement was entered into or assumed (together with replacement property and customary provisions in respect of proceeds, accessions, and other after-acquired property); (ii) leases and other agreements (other than leases or agreements in respect of any Borrowing Base Property where any Loan Party is the lessor) restricting the assignment, sublease, or pledge thereof; (iii) the organizational documents or other agreements binding on any Subsidiary Guarantor (but only to the extent such Negative Pledge covers any Equity Interest in such Subsidiary Guarantor or the property or assets of such Subsidiary Guarantor); (iv) any agreements governing an Investment made in an Unconsolidated Affiliate (but only to the extent such Negative Pledge covers any Equity Interest in such Unconsolidated Affiliate); (v) any agreement relating to the sale of a Subsidiary Guarantor or assets pending such sale, provided that in any such case the Negative Pledge applies only to the Subsidiary Guarantor or the assets that are the subject of such sale; or (vi) any agreements more particularly described on Schedule 9.2.(b) to this Agreement and any extensions, renewals, refinancings, or replacements of such agreements.

Section 9.3. Restrictions on Intercompany Transfers.

The Borrower shall not, and shall not permit any Subsidiary Guarantor to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of such Loan Party to: (i) pay dividends or make any other distribution on any of such Loan Party’s capital stock or other equity interests owned by the Borrower or any Subsidiary Guarantor; (ii) pay any Indebtedness owed to the Borrower or any Subsidiary; (iii) make loans or advances to the Borrower or any Subsidiary Guarantor; or (iv) transfer any of its property or assets to the Borrower or any Subsidiary Guarantor, except for any such encumbrances or restrictions, (A) contained in agreements relating to the sale of a Subsidiary Guarantor or assets pending such sale, or relating to Indebtedness secured by a Lien on assets that the Borrower or such Subsidiary Guarantor may create, incur, assume, or permit or suffer to exist without breaching Section 9.1. and 9.2.(a), provided that in any such case the encumbrances and restrictions apply only to the Subsidiary Guarantor or the assets that are the subject of such sale or Lien, as the case may be, (B) set forth in the organizational documents or other agreements binding on or applicable to any Subsidiary Guarantor (but only to the extent such encumbrance or restriction covers any Equity Interest in such Subsidiary Guarantor or the property or assets of such Subsidiary Guarantor), (C) contained in an agreement that governs an Investment in an Unconsolidated Affiliate (but only to the extent such encumbrance or restriction covers any Equity Interest in such Unconsolidated Affiliate) or (D) contained in the agreements described on Schedule 9.3 to this Agreement and any renewals, extensions, refinancings, or replacements of any such agreements.

Section 9.4. Merger, Consolidation, Sales of Assets and Other Arrangements.

The Borrower shall not, and shall not permit any Subsidiary Guarantor to, (a) enter into any transaction of merger or consolidation, (b) liquidate, windup or dissolve itself (or suffer any liquidation or dissolution) or (c) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its business or assets, whether now owned or hereafter acquired; provided, however, that:

(i)           any of the actions described in the immediately preceding clauses (a) through (c) may be taken with respect to any Loan Party (other than the Borrower) so long as immediately prior to the taking of such action, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence; notwithstanding the foregoing, any such Loan Party (other than the Borrower) may enter into a transaction of merger (excluding any merger being effected in connection with the sale of any Subsidiary Guarantor not otherwise prohibited by this Section or any other provision of any Loan Document, and excluding any merger described in subsection (iii) below) pursuant to which such Loan Party is not the survivor of such merger only if (w) the Borrower shall have given the Administrative Agent and the Lenders at least 15 Business Days’ prior written notice of such merger, such notice to include a certification to the effect that immediately after and after giving effect to such action, no Default or Event of Default is or would be in existence; (x) within 15 Business Days of consummation of such merger, the survivor entity (if such Person is a Subsidiary but not already a Guarantor) shall have executed and delivered an assumption agreement in form and substance satisfactory to the Administrative Agent pursuant to which such survivor entity shall expressly assume all of such Loan Party’s Obligations under the Loan Documents to which it is a party; (y) within 30 days of consummation of such merger, such survivor entity delivers to the Administrative Agent the following: (A) items of the type referred to in subsections (iv) through (viii) and (xii) of Section 5.1.(a) with respect to the survivor entity as in effect after consummation of such merger (if not previously delivered to the Administrative Agent and still in effect), (B) copies of all documents entered into by such Loan Party or the survivor entity to effectuate the consummation of such merger, including, but not limited to, articles of merger and the plan of merger, (C) copies, certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of such Loan Party or the survivor entity, of all corporate and shareholder action authorizing such merger and (D) copies of any filings with the Securities and Exchange Commission in connection with such merger; and (z) such Loan Party and such survivor entity each takes such other action and delivers such other documents, instruments, opinions and agreements as the Administrative Agent may reasonably request;

(ii)          the Borrower and the Subsidiary Guarantors may lease and sublease their respective assets, as lessor or sublessor (as the case may be), in the ordinary course of their business;

(iii)         a Person may merge with and into the Borrower so long as (x) the Borrower is the survivor of such merger, (y) immediately prior to such merger, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence, (z) the Borrower shall have given the Administrative Agent and the Lenders at least 15 Business Days’ prior written notice of such merger, such notice to include a certification as to the matters described in the immediately preceding clause (y) (except that in the case of the merger of a Subsidiary with and into the Borrower such notice may be given no later than 5 Business Days following the consummation of such merger); and

(iv)         the Borrower and each Subsidiary may convey, sell, transfer, lease, or otherwise dispose of assets among themselves.

Section 9.5. Plans.

The Borrower shall not, and shall not permit any other Loan Party to become an entity whose assets are deemed to be “plan assets” within the meaning of the Plan Asset Regulations. The Borrower shall not cause or permit to occur, and shall not permit any other member of the ERISA Group to cause or permit to occur, any ERISA Event if such ERISA Event could reasonably be expected to have a Material Adverse Effect.

Section 9.6. Fiscal Year.

The Borrower shall not, and shall not permit any other Loan Party to, change its fiscal year from that in effect as of the Agreement Date.

Section 9.7. Modifications of Organizational Documents and Material Contracts.

The Borrower shall not, and shall not permit any other Loan Party to, amend, supplement, restate or otherwise modify its certificate or articles of incorporation or formation, by-laws, operating agreement, declaration of trust, partnership agreement or other applicable organizational document if such amendment, supplement, restatement or other modification (a) is adverse to the interest of the Administrative Agent, the Issuing Bank or the Lenders or (b) could reasonably be expected to have a Material Adverse Effect. The Borrower shall not, and shall not permit any Loan Party to, enter into any amendment or modification to any Material Contract which could reasonably be expected to have a Material Adverse Effect.

Section 9.8. Transactions with Affiliates.

Except for management agreements, the Borrower shall not permit to exist or enter into, and shall not permit any other Loan Party to permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate, except transactions in the ordinary course of and pursuant to the reasonable requirements of the business of the Borrower, or such other Loan Party and upon fair and reasonable terms which are no less favorable to the Borrower, or such other Loan Party than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate.

Section 9.9. Environmental Matters.

The Borrower shall not, and shall not permit any other Loan Party, any other Subsidiary and shall use commercially reasonable efforts to not permit any other Person to, use, generate, discharge, emit, manufacture, handle, process, store, release, transport, remove, dispose of or clean up any Hazardous Materials on, under or from the Properties in material violation of any Environmental Law or in a manner that could reasonably be expected to lead to any material environmental claim or pose a material risk to human health, safety or the environment. Nothing in this Section shall impose any obligation or liability whatsoever on the Administrative Agent or any Lender.

Section 9.10. Derivatives Contracts.

The Borrower shall not, and shall not permit any other Loan Party to enter into or become obligated in respect of, Derivatives Contracts, other than Derivatives Contracts entered into by the Borrower, or any such Loan Party in the ordinary course of business and which establish an effective hedge in respect of liabilities, commitments or assets held or reasonably anticipated by the Borrower, or such other Loan Party.

Article X. Default

Section 10.1. Events of Default.

Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:

(a)          Default in Payment.

(i)           The Borrower shall fail to pay when due under this Agreement or any other Loan Document (whether upon demand, at maturity, by reason of acceleration or otherwise) the principal of any of the Loans or any Reimbursement Obligation; or

(ii)          The Borrower shall fail to pay when due under this Agreement or any other Loan Document (whether upon demand, at maturity, by reason of acceleration or otherwise) any interest on any of the Loans or any of the other payment Obligations (other than those subject to the immediately preceding clause (i)) owing by the Borrower under this Agreement, any other Loan Document or any other Loan Party shall fail to pay when due any payment Obligation owing by such other Loan Party under any Loan Document to which it is a party, and in the case of this subsection (a)(ii) only, such failure shall continue for a period of 5 Business Days.

(b)          Default in Performance.

(i)           Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement on its part to be performed or observed and contained in Sections 8.1, 8.2, 8.3, 8.4, 8.6 and 8.7 or Article IX.; or

(ii)          Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement on its part to be performed or observed and contained in Section 8.5, and in the case of this subsection 10.1(b)(ii) only, such failure shall continue for a period of two (2) Business Days after the date such report is due pursuant to such Section 8.5.

(iii)         Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section, and in the case of this subsection (b)(iii) only, such failure shall continue for a period of 30 days after the earlier of (x) the date upon which a Responsible Officer of the Borrower or such other Loan Party obtains knowledge of such failure or (y) the date upon which the Borrower has received written notice of such failure from the Administrative Agent.

(c)          Misrepresentations. Any written statement, representation or warranty made or deemed made by or on behalf of any Loan Party under this Agreement or under any other Loan Document, or any amendment hereto or thereto, or in any other writing or statement at any time furnished by, or at the direction of, any Loan Party to the Administrative Agent, the Issuing Bank or any Lender, shall at any time prove to have been incorrect or misleading in any material respect when furnished or made or deemed made.

(d)          Indebtedness Cross-Default.

(i)           The Borrower or any other Loan Party shall fail to make any payment when due and payable in respect of any Indebtedness (other than the Loans and Reimbursement Obligations) having an aggregate outstanding principal amount (or, in the case of any Derivatives Contract, having, without regard to the effect of any close-out netting provision, a Derivatives Termination Value) of $5,000,000 or more as to Indebtedness that is Recourse or $30,000,000 or more as to Indebtedness that is not Recourse (collectively, “Material Indebtedness”); or

(ii)          (x) The maturity of any Material Indebtedness shall have been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Material Indebtedness or (y) any Material Indebtedness shall have been required to be prepaid or repurchased prior to the stated maturity thereof (excluding any required prepayment or repurchase resulting from the voluntary disposition by the Borrower or any other Loan Party of any assets secured by such Material Indebtedness); or

(iii)         Any other event shall have occurred and be continuing which, with or without the passage of time, the giving of notice, or otherwise, would permit any holder or holders of any Material Indebtedness, any trustee or agent acting on behalf of such holder or holders or any other Person, to accelerate the maturity of any such Material Indebtedness or require any such Material Indebtedness to be prepaid or repurchased prior to its stated maturity.

(e)           Voluntary Bankruptcy Proceeding. The Borrower or any other Loan Party shall: (i) commence a voluntary case under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following subsection (f); (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate or partnership action for the purpose of effecting any of the foregoing.

(f)           Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the Borrower or any other Loan Party in any court of competent jurisdiction seeking: (i) relief under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and in the case of either clause (i) or (ii) such case or proceeding shall continue undismissed or unstayed for a period of 60 consecutive days, or an order granting the remedy or other relief requested in such case or proceeding (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.

(g)           Revocation of Loan Documents. Any Loan Party shall (or shall attempt to) disavow, revoke or terminate any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of any Loan Document or any Loan Document shall cease to be in full force and effect (except as a result of the express terms thereof).

(h)           Judgment. A judgment or order for the payment of money or for an injunction or other non-monetary relief shall be entered against the Borrower or any other Loan Party by any court or other tribunal and (i) such judgment or order shall continue for a period of 20 days without being paid, bonded, stayed or dismissed through appropriate appellate proceedings and (ii) either (A) the amount of such judgment or order for which insurance has not been acknowledged in writing by the applicable insurance carrier (or the amount as to which the insurer has denied liability) exceeds, individually or together with all other such judgments or orders entered against the Loan Parties, $10,000,000 or (B) in the case of an injunction or other non-monetary relief, such injunction or judgment or order could reasonably be expected to have a Material Adverse Effect.

(i)            Attachment. A warrant, writ of attachment, execution or similar process shall be issued against any property of the Borrower or any other Loan Party, which exceeds, individually or together with all other such warrants, writs, executions and processes, $20,000,000 in amount and such warrant, writ, execution or process shall not be paid, discharged, vacated, stayed or bonded for a period of 30 days; provided, however, that if a bond has been issued in favor of the claimant or other Person obtaining such warrant, writ, execution or process, the issuer of such bond shall execute a waiver or subordination agreement in form and substance satisfactory to the Administrative Agent pursuant to which the issuer of such bond subordinates its right of reimbursement, contribution or subrogation to the Obligations and waives or subordinates any Lien it may have on the assets of the Borrower or any other Loan Party.

(j)           ERISA.

(i)           Any ERISA Event shall have occurred that results or could reasonably be expected to result in liability to any member of the ERISA Group aggregating in excess of $5,000,000; or

(ii)          The “benefit obligation” of all Plans exceeds the “fair value of plan assets” for such Plans by more than $5,000,000, all as determined, and with such terms defined, in accordance with FASB ASC 715.

(k)           Loan Documents. An Event of Default (as defined therein) shall occur under any of the other Loan Documents.

(l)           Change of Control.

(i)           Parent Guarantor shall cease to own and control, directly or indirectly, at least 51.0% of the total voting power of the then outstanding voting Equity Interests of the Borrower or the General Partner; or

(ii)          Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), excluding the Principal Shareholders, shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 49.0% of the outstanding Equity Interests of Parent Guarantor; or

(iii)         During any period of 12 consecutive months, individuals who at the beginning of any such 12-month period constituted the Board of Directors or Trustees of Parent Guarantor (the “Board”) (together with any new directors whose election by the Board or whose nomination for election by the shareholders of Parent Guarantor was approved by a vote of a majority of the Board then still in office who were either members of the Board at the beginning of such period or whose election or nomination for election was previously so approved but excluding any member of the Board whose initial nomination for, or assumption of office as, a member of the Board occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more members of the Board by any person or group other than a solicitation for the election of one or more members of the Board by or on behalf of the Board) cease for any reason to constitute a majority of the Board then in office of Parent Guarantor.

Section 10.2. Remedies Upon Event of Default.

Upon the occurrence of an Event of Default the following provisions shall apply:

(a)          Acceleration; Termination of Facilities.

(i)           Automatic. Upon the occurrence of an Event of Default specified in Sections 10.1.(e) or 10.1.(f), (1)(A) the principal of, and all accrued interest on, the Loans and the Notes at the time outstanding, (B) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default for deposit into the Letter of Credit Collateral Account and (C) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents shall become immediately and automatically due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Borrower on behalf of itself and the other Loan Parties, and (2) the Commitments and the obligation of the Issuing Bank to issue Letters of Credit hereunder, shall all immediately and automatically terminate.

(ii)          Optional. If any other Event of Default shall exist, the Administrative Agent may, and at the direction of the Requisite Lenders shall: (1) declare (A) the principal of, and accrued interest on, the Loans and the Notes at the time outstanding, (B) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default for deposit into the Letter of Credit Collateral Account and (C) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower on behalf of itself and the other Loan Parties, and (2) terminate the Commitments and the obligation of the Issuing Bank to issue Letters of Credit hereunder.

(b)           Loan Documents. The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise any and all of its rights under any and all of the other Loan Documents.

(c)           Applicable Law. The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise all other rights and remedies it may have under any Applicable Law.

(d)           Appointment of Receiver. To the extent permitted by Applicable Law, the Administrative Agent and the Lenders shall be entitled to the appointment of a receiver for the assets and properties of the Borrower and the Subsidiary Guarantors, without notice of any kind whatsoever and without regard to the adequacy of any security for the Obligations or the solvency of any party bound for its payment, to take possession of all or any portion of the property and/or the business operations of the Borrower and the Subsidiary Guarantors and to exercise such power as the court shall confer upon such receiver.

Section 10.3. Remedies Upon Default.

Upon the occurrence of a Default specified in Section 10.1.(e) and (f), the Commitments shall immediately and automatically terminate.

Section 10.4. Marshaling; Payments Set Aside.

None of the Administrative Agent, the Issuing Bank, any Lender or any Specified Derivatives Provider shall be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Obligations or the Specified Derivatives Obligations. To the extent that any Loan Party makes a payment or payments to the Administrative Agent, the Issuing Bank, any Lender or any Specified Derivatives Provider, or the Administrative Agent, the Issuing Bank, any Lender or any Specified Derivatives Provider enforce their security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations or Specified Derivatives Obligations, or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 10.5. Allocation of Proceeds.

If an Event of Default exists and maturity of any of the Obligations has been accelerated, all payments received by the Administrative Agent under any of the Loan Documents, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrower hereunder or thereunder, shall be applied in the following order and priority:

(a)          amounts due to the Administrative Agent, the Issuing Bank and the Lenders in respect of expenses due under Section 12.2 until paid in full, and then Fees;

(b)          payments of interest on all other Loans and Reimbursement Obligations to be applied for the ratable benefit of the Lenders;

(c)          payments of principal of all other Loans, Reimbursement Obligations and other Letter of Credit Liabilities, to be applied for the ratable benefit of the Lenders in such order and priority as the Lenders may determine in their sole discretion; provided, however, to the extent that any amounts available for distribution pursuant to this subsection are attributable to the issued but undrawn amount of an outstanding Letter of Credit, such amounts shall be paid to the Administrative Agent for deposit into the Letter of Credit Collateral Account;

(d)          amounts due to the Administrative Agent and the Lenders pursuant to Sections 11.6 and 12.10;

(e)          payments of all other Obligations and other amounts due and owing by the Borrower and the other Loan Parties under any of the Loan Documents to be applied for the ratable benefit of the Lenders; and

(f)           any amount remaining after application as provided above, shall be paid to the Borrower or whomever else may be legally entitled thereto.

Section 10.6. Letter of Credit Collateral Account.

(a)           As collateral security for the prompt payment in full when due of all Letter of Credit Liabilities and the other Obligations, the Borrower hereby pledges and grants to the Administrative Agent, for the ratable benefit of the Administrative Agent, the Issuing Bank and the Lenders as provided herein, a security interest in all of its right, title and interest in and to the Letter of Credit Collateral Account and the balances from time to time in the Letter of Credit Collateral Account (including the investments and reinvestments therein provided for below). The balances from time to time in the Letter of Credit Collateral Account shall not constitute payment of any Letter of Credit Liabilities until applied by the Issuing Bank as provided herein. Anything in this Agreement to the contrary notwithstanding, funds held in the Letter of Credit Collateral Account shall be subject to withdrawal only as provided in this Section.

(b)           Amounts on deposit in the Letter of Credit Collateral Account shall be invested and reinvested by the Administrative Agent in such Cash Equivalents as the Administrative Agent shall determine in its sole discretion. All such investments and reinvestments shall be held in the name of and be under the sole dominion and control of the Administrative Agent for the ratable benefit of the Administrative Agent, the Issuing Bank and the Lenders; provided, that all earnings on such investments will be credited to and retained in the Letter of Credit Collateral Account. The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Letter of Credit Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords other funds deposited with the Administrative Agent, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any funds held in the Letter of Credit Collateral Account.

(c)           If a drawing pursuant to any Letter of Credit occurs on or prior to the expiration date of such Letter of Credit, the Borrower and the Lenders authorize the Administrative Agent to use the monies deposited in the Letter of Credit Collateral Account to reimburse the Issuing Bank for the payment made by the Issuing Bank to the beneficiary with respect to such drawing or the payee with respect to such presentment.

(d)           If an Event of Default exists, the Administrative Agent may (and, if instructed by the Requisite Lenders, shall) in its (or their) discretion at any time and from time to time elect to liquidate any such investments and reinvestments and apply the proceeds thereof to the Obligations in accordance with Section 10.5.

(e)           So long as no Default under Section 10.1(a) or 10.1(b)(i) (as to Section 9.1 of Article IX only) or Event of Default exists, and to the extent amounts on deposit in or credited to the Letter of Credit Collateral Account exceed the aggregate amount of the Letter of Credit Liabilities then due and owing, the Administrative Agent shall, from time to time, at the request of the Borrower, deliver to the Borrower within 3 Business Days after the Administrative Agent’s receipt of such request from the Borrower, against receipt but without any recourse, warranty or representation whatsoever, such amount of the credit balances in the Letter of Credit Collateral Account as exceeds the aggregate amount of Letter of Credit Liabilities at such time. When all of the Obligations shall have been indefeasibly paid in full and no Letters of Credit remain outstanding, the Administrative Agent shall deliver to the Borrower, against receipt but without any recourse, warranty or representation whatsoever, the balances remaining in the Letter of Credit Collateral Account in immediately available funds to an account designated by the Borrower.

(f)           The Borrower shall pay to the Administrative Agent from time to time such fees as the Administrative Agent normally charges for similar services in connection with the Administrative Agent’s administration of the Letter of Credit Collateral Account and investments and reinvestments of funds therein.

Section 10.7. Performance by Administrative Agent.

If the Borrower or any other Loan Party shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Administrative Agent may, after notice to the Borrower, perform or attempt to perform such covenant, duty or agreement on behalf of the Borrower or such other Loan Party after the expiration of any cure or grace periods set forth herein. In such event, the Borrower shall, at the request of the Administrative Agent, promptly pay any amount reasonably expended by the Administrative Agent in such performance or attempted performance to the Administrative Agent, together with interest thereon at the applicable Post-Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of the Borrower under this Agreement or any other Loan Document.

Section 10.8. Rights Cumulative.

The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders under this Agreement, each of the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law. In exercising their respective rights and remedies the Administrative Agent, the Issuing Bank and the Lenders may be selective and no failure or delay by the Administrative Agent, the Issuing Bank or any of the Lenders in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

Article XI. The Administrative Agent

Section 11.1. Appointment and Authorization.

Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs the Administrative Agent to enter into the Loan Documents for the benefit of the Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Nothing herein shall be construed to deem the Administrative Agent a trustee or fiduciary for any Lender or to impose on the Administrative Agent duties or obligations other than those expressly provided for herein. Without limiting the generality of the foregoing, the use of the terms “Agent”, “Administrative Agent”, “agent” and similar terms in the Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, use of such terms is merely a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Administrative Agent shall deliver to each Lender, promptly upon receipt thereof by the Administrative Agent, copies of each of the financial statements, certificates, notices and other documents delivered to the Administrative Agent pursuant to Article VIII. that the Borrower is not otherwise required to deliver directly to the Lenders. The Administrative Agent will furnish to any Lender, upon the request of such Lender, a copy (or, where appropriate, an original) of any document, instrument, agreement, certificate or notice furnished to the Administrative Agent by the Borrower, any other Loan Party or any other Affiliate of the Borrower, pursuant to this Agreement or any other Loan Document not already delivered to such Lender pursuant to the terms of this Agreement or any such other Loan Document. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law. Not in limitation of the foregoing, the Administrative Agent may exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Requisite Lenders have directed the Administrative Agent otherwise. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Requisite Lenders, or where applicable, all the Lenders.

Section 11.2. Capital One as Lender.

Capital One, as a Lender, shall have the same rights and powers under this Agreement and any other Loan Document, as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Capital One in each case in its individual capacity. Capital One and its affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with the Borrower, any other Loan Party or any other affiliate thereof as if it were any other bank and without any duty to account therefor to the Issuing Bank, or other Lenders. Further, the Administrative Agent and any affiliate may accept fees and other consideration from the Borrower for services in connection with this Agreement, or otherwise without having to account for the same to the Issuing Bank, or the other Lenders. The Issuing Bank and the Lenders acknowledge that, pursuant to such activities, Capital One or its affiliates may receive information regarding the Borrower, other Loan Parties, other Subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.

Section 11.3. Approvals of Lenders.

All communications from the Administrative Agent to any Lender requesting such Lender’s determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials and, as appropriate, a brief summary of all oral information provided to the Administrative Agent by the Borrower in respect of the matter or issue to be resolved, and (d) shall include the Administrative Agent’s recommended course of action or determination in respect thereof. Unless a Lender shall give written notice to the Administrative Agent that it specifically objects to the recommendation or determination of the Administrative Agent (together with a reasonable written explanation of the reasons behind such objection) within 10 Business Days (or such lesser or greater period as may be specifically required under the express terms of the Loan Documents) of receipt of such communication, such Lender shall be deemed to have conclusively approved of or consented to such recommendation or determination.

Section 11.4. Notice of Events of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.” If any Lender (excluding the Lender which is also serving as the Administrative Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Administrative Agent such a “notice of default”. Further, if the Administrative Agent receives such a “notice of default,” the Administrative Agent shall give prompt notice thereof to the Lenders.

Section 11.5. Administrative Agent’s Reliance.

Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Administrative Agent nor any of its directors, officers, agents, employees or counsel shall be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct in connection with its duties expressly set forth herein or therein as determined by a court of competent jurisdiction in a final non-appealable judgment. Without limiting the generality of the foregoing, the Administrative Agent may consult with legal counsel (including its own counsel or counsel for the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. Neither the Administrative Agent nor any of its directors, officers, agents, employees or counsel: (a) makes any warranty or representation to any Lender, the Issuing Bank or any other Person, or shall be responsible to any Lender, the Issuing Bank or any other Person for any statement, warranty or representation made or deemed made by the Borrower, any other Loan Party or any other Person in or in connection with this Agreement or any other Loan Document; (b) shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Borrower or other Persons, or to inspect the property, books or records of the Borrower or any other Person; (c) shall be responsible to any Lender or the Issuing Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any collateral covered thereby or the perfection or priority of any Lien in favor of the Administrative Agent on behalf of the Lenders, the Issuing Bank and the Specified Derivatives Providers in any such collateral; (d) shall have any liability in respect of any recitals, statements, certifications, representations or warranties contained in any of the Loan Documents or any other document, instrument, agreement, certificate or statement delivered in connection therewith; and (e) shall incur any liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone, telecopy or electronic mail) believed by it to be genuine and signed, sent or given by the proper party or parties. The Administrative Agent may execute any of its duties under the Loan Documents by or through agents, employees or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment.

Section 11.6. Indemnification of Administrative Agent.

Each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender’s respective Commitment Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable out-of-pocket costs and expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Administrative Agent (in its capacity as Administrative Agent but not as a Lender) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment; provided, however, that no action taken in accordance with the directions of the Requisite Lenders (or all of the Lenders, if expressly required hereunder) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) promptly upon demand for its ratable share of any out-of-pocket expenses (including the reasonable fees and expenses of the counsel to the Administrative Agent) incurred by the Administrative Agent in connection with the preparation, negotiation, execution, administration, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Administrative Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any “lender liability” suit or claim brought against the Administrative Agent and/or the Lenders, and any claim or suit brought against the Administrative Agent and/or the Lenders arising under any Environmental Laws. Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Administrative Agent notwithstanding any claim or assertion that the Administrative Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Administrative Agent that the Administrative Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Administrative Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement. If the Borrower shall reimburse the Administrative Agent for any Indemnifiable Amount following payment by any Lender to the Administrative Agent in respect of such Indemnifiable Amount pursuant to this Section, the Administrative Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

Section 11.7. Lender Credit Decision, Etc.

Each of the Lenders and the Issuing Bank expressly acknowledges and agrees that neither the Administrative Agent nor any of its officers, directors, employees, agents, counsel, attorneys-in-fact or other affiliates has made any representations or warranties to the Issuing Bank or such Lender and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower, any other Loan Party or any other Subsidiary or Affiliate, shall be deemed to constitute any such representation or warranty by the Administrative Agent to the Issuing Bank or any Lender. Each of the Lenders and the Issuing Bank acknowledges that it has made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent, or any of their respective officers, directors, employees, agents or counsel, and based on the financial statements of the Borrower, the other Loan Parties, the other Subsidiaries and other Affiliates, and inquiries of such Persons, its independent due diligence of the business and affairs of the Borrower, the other Loan Parties, the other Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate. Each of the Lenders and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any other Loan Party of the Loan Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, the Borrower, any other Loan Party or any other Subsidiary. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders and the Issuing Bank by the Administrative Agent under this Agreement or any of the other Loan Documents, the Administrative Agent shall have no duty or responsibility to provide any Lender or the Issuing Bank with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or other Affiliates. Each of the Lenders and the Issuing Bank acknowledges that the Administrative Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Administrative Agent and is not acting as counsel to any Lender or the Issuing Bank.

Section 11.8. Successor Administrative Agent.

Following a Default or Event of Default, the Administrative Agent may resign at any time as Administrative Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower, provided that prior to the occurrence of a Default or Event of Default, the Administrative Agent may only resign upon obtaining the consent of the Borrower, which consent shall not be unreasonably withheld or delayed. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent which appointment shall, provided no Default or Event of Default exists, be subject to the Borrower’s approval, which approval shall likewise not be unreasonably withheld or delayed (except that the Borrower shall, in all events, be deemed to have approved each Lender and any of its Affiliates as a successor Administrative Agent). If no successor Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within 30 days after the current Administrative Agent’s giving of notice of resignation, then the current Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the current Administrative Agent, and the current Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. Such successor Administrative Agent shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or shall make other arrangements satisfactory to the current Administrative Agent, in either case, to assume effectively the obligations of the current Administrative Agent with respect to such Letters of Credit. After any Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article XI. shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents. Notwithstanding anything contained herein to the contrary, the Administrative Agent may assign its rights and duties under the Loan Documents to any of its Affiliates by giving the Borrower and each Lender prior written notice.

Article XII. Miscellaneous

Section 12.1. Notices.

Unless otherwise provided herein (including without limitation as provided in Section 8.5.), communications provided for hereunder shall be in writing and shall be mailed, telecopied, or delivered as follows:

If to the Borrower:

Gladstone Commercial Limited Partnership
1521 Westbranch Drive, Suite 200
McLean, VA 22102
Attention:  Gary Gerson
Danielle Jones

Telecopier: 703.287.5903
Telephone: 703.287-5855
 703.387.5853
Electronic Mail: gary.gerson@gladstonecompanies.com
danielle.jones@gladstonecompanies.com

If to the Administrative Agent:

Capital One, N.A.
7501 Wisconsin Avenue, 12th Floor
Bethesda, MD 20814
Attn: Sadhvi Subramanian
Telecopier:  240.497.7702
Telephone: 240.497.7714

If to the Issuing Bank:

Capital One, N.A.
7501 Wisconsin Avenue, 12th Floor
Bethesda, MD 20814
Attn: Sadhvi Subramanian
Telecopier:  240.497.7702
Telephone:  240.497.7714

If to any other Lender:

To such Lender’s address or telecopy number as set forth in the applicable Administrative Questionnaire or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section; provided, a Lender or the Issuing Bank shall only be required to give notice of any such other address to the Administrative Agent and the Borrower. All such notices and other communications shall be effective (i) if mailed, upon the first to occur of receipt or the expiration of 3 days after the deposit in the United States Postal Service mail, postage prepaid and addressed to the address of the Borrower or the Administrative Agent, the Issuing Bank and Lenders at the addresses specified; (ii) if telecopied, when transmission is verified; (iii) if hand delivered or sent by overnight courier, when delivered; or (iv) if delivered in accordance with Section 8.5. to the extent applicable; provided, however, that, in the case of the immediately preceding clauses (i), (ii) and (iii), non-receipt of any communication as of the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication. Notwithstanding the immediately preceding sentence, all notices or communications to the Administrative Agent, the Issuing Bank or any Lender under Article II. shall be effective only when actually received. None of the Administrative Agent, the Issuing Bank or any Lender shall incur any liability to any Loan Party (nor shall the Administrative Agent incur any liability to the Issuing Bank or the Lenders) for acting upon any telephonic notice referred to in this Agreement which the Administrative Agent, the Issuing Bank or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder. Failure of a Person designated to get a copy of a notice to receive such copy shall not affect the validity of notice properly given to another Person.

Section 12.2. Expenses.

The Borrower agrees (a) to pay or reimburse the Administrative Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of, and any amendment, supplement or modification to, any of the Loan Documents (including due diligence expense and reasonable travel expenses related to closing), and the consummation of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and all costs and expenses of the Administrative Agent in connection with the use of IntraLinks, SyndTrak or other similar information transmission systems in connection with the Loan Documents, (b) to pay or reimburse the Administrative Agent, the Issuing Bank and the Lenders for all their reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents, including the reasonable fees and disbursements of their respective counsel actually incurred (including, without limitation, the reasonable fees, charges and disbursements of outside counsel and the allocated cost of inside counsel, but not both) and any payments in indemnification or otherwise payable by the Lenders to the Administrative Agent pursuant to the Loan Documents, (c) intentionally omitted and (d) to the extent not already covered by any of the preceding subsections, to pay or reimburse the fees and disbursements of counsel to the Administrative Agent, the Issuing Bank and any Lender incurred in connection with the representation of the Administrative Agent, the Issuing Bank or such Lender in any matter relating to or arising out of any bankruptcy or other proceeding of the type described in Sections 10.1.(e) or 10.1.(f), including, without limitation (i) any motion for relief from any stay or similar order, (ii) the negotiation, preparation, execution and delivery of any document relating to the Obligations and (iii) the negotiation and preparation of any debtor-in-possession financing or any plan of reorganization of the Borrower or any other Loan Party, whether proposed by the Borrower, such Loan Party, the Lenders or any other Person, and whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding. If the Borrower shall fail to pay any amounts required to be paid by it pursuant to this Section, the Administrative Agent and/or the Lenders may pay such amounts on behalf of the Borrower and such amounts shall be deemed to be Obligations owing hereunder.

Section 12.3. Stamp, Intangible and Recording Taxes.

The Borrower will pay any and all stamp, excise, intangible, registration, recordation and similar taxes, fees or charges and shall indemnify the Administrative Agent and each Lender against any and all liabilities with respect to or resulting from any delay in the payment or omission to pay any such taxes, fees or charges, which may be payable or determined to be payable in connection with the execution, delivery, recording, performance or enforcement of this Agreement, the Notes and any of the other Loan Documents, the amendment, supplement, modification or waiver of or consent under this Agreement, the Notes or any of the other Loan Documents or the perfection of any rights or Liens under this Agreement, the Notes or any of the other Loan Documents.

Section 12.4. Setoff.

Subject to Section 3.3. and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, the Borrower hereby authorizes the Administrative Agent, the Issuing Bank, each Lender, each Affiliate of the Administrative Agent, the Issuing Bank or any Lender, at any time or from time to time while an Event of Default exists, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, but in the case of the Issuing Bank, a Lender, an Affiliate of the Issuing Bank or a Lender, subject to receipt of the prior written consent of the Requisite Lenders exercised in their sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Administrative Agent, the Issuing Bank, such Lender, any Affiliate of the Administrative Agent, the Issuing Bank or such Lender, to or for the credit or the account of the Borrower against and on account of any of the Obligations, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 10.2., and although such Obligations shall be contingent or unmatured.

Section 12.5.  Litigation; Jurisdiction; Other Matters; Waivers.

 (a)           EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG THE BORROWER, THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES.  ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE ADMINISTRATIVE AGENT, THE ISSUING BANK AND THE BORROWER HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR IN CONNECTION WITH OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE BORROWER, THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.

 (b)           EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT, THE ISSUING BANK AND EACH LENDER HEREBY AGREES THAT THE FEDERAL DISTRICT COURT OF THE DISTRICT OF MARYLAND AND ANY STATE COURT LOCATED IN THE BETHESDA, MARYLAND SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG THE BORROWER, THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY OF THE LENDERS, ARISING OUT OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR IN CONNECTION WITH OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE BORROWER, THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.  THE BORROWER, THE ISSUING BANK AND EACH OF THE LENDERS EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS WITH RESPECT TO SUCH CLAIMS OR DISPUTES.  EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME.  THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY LENDER OR THE ENFORCEMENT BY THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

 (c)           THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS, THE TERMINATION OR EXPIRATION OF ALL LETTERS OF CREDIT AND THE TERMINATION OF THIS AGREEMENT.

Section 12.6.  Successors and Assigns.

 (a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of the immediately following subsection (b), (ii) by way of participation in accordance with the provisions of the immediately following subsection (d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of the immediately following subsection (f) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, any legal or equitable right, remedy or claim under or by reason of this Agreement.

 (b)          Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)	Minimum Amounts.

(A)           in the case of an assignment of the entire remaining amount of an assigning Lender’s Commitment and the Loans at the time owing to it, or in the case of an assignment to a Lender, an Affiliate of a Lender, no minimum amount need be assigned; and

(B)           in any case not described in the immediately preceding subsection (A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender both subject to, and retained following, each such assignment (in each case, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Default or Event of Default shall exist, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)           Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii)          Required Consents.  No consent shall be required for any assignment except to the extent required by clause (i)(B) of this subsection (b) and, in addition:

(A)           the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default under Section 10.1(a) or 10.1(b)(i) (as to Section 9.1 of Article IX only) or Event of Default shall exist at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof; and

(B)          the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a Commitment if such assignment is to a Person that is not already a Lender with a Commitment, or an Affiliate of such Lender with respect to such Lender.

(iv)         Assignment and Acceptance; Notes.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $4,500 for each assignment, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.  If requested by the transferor Lender or the Assignee, upon the consummation of any assignment, the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that new Notes are issued to the Assignee and such transferor Lender, as appropriate.

(v)          No Assignment to Borrower.  No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi)         No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to the immediately following subsection (c), from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.4., 12.2. and 12.10. and the other provisions of this Agreement and the other Loan Documents as provided in Section 12.11. with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with the immediately following subsection (d).

(c)           Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Principal Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion or its Commitments and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver of any provision of any Loan Document that (i) increases such Lender’s Commitment, (ii) extends the date fixed for the payment of principal on the Loans or portions thereof owing to such Lender, or (iii) reduces the rate at which interest is payable thereon.

(e)           Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Sections 3.10. and 4.1. or 4.4.

(f)            Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           No Registration.  Each Lender agrees that, without the prior written consent of the Borrower and the Administrative Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.

Section 12.7.  Amendments and Waivers.

(a)           Except as otherwise expressly provided in this Agreement, (i) any consent or approval required or permitted by this Agreement or any other Loan Document to be given by the Lenders may be given, (ii) any term of this Agreement or of any other Loan Document may be amended, (iii) the performance or observance by the Borrower, any other Loan Party or any other Subsidiary of any terms of this Agreement or such other Loan Document may be waived, and (iv) the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (or the Administrative Agent at the written direction of the Requisite Lenders), and, in the case of an amendment to any Loan Document, the written consent of each Loan Party which is party thereto.

(b)           In addition to the foregoing requirements, no amendment, waiver or consent shall, unless in writing, and signed by each of the Lenders directly and adversely affected thereby (or the Administrative Agent at the written direction of such Lenders), do any of the following:

(i)           increase the Commitments of the Lenders (excluding any increase as a result of as assignment of Commitments permitted under Section 12.6 and any increases contemplated under Section 2.12.) or subject the Lenders to any additional obligations;

(ii)           reduce the principal of, or interest that has accrued or the rates of interest that will be charged on the outstanding principal amount of, any Loans or other Obligations;

(ii)           reduce the amount of any Fees payable to the Lenders hereunder;

(iii)          modify the definition of “Termination Date”, or otherwise postpone any date fixed for any payment of principal of, or interest on, any Loans or for the payment of Fees or any other Obligations;

(iv)          modify the definition of “Commitment Percentage” or amend or otherwise modify the provisions of Section 3.2.;

(v)           amend this Section or amend the definitions of the terms used in this Agreement or the other Loan Documents insofar as such definitions affect the substance of this Section;

(iv)          modify the definition of the term “Requisite Lenders” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof;

(vii)         release any Guarantor from its obligations under the Guaranty except as contemplated by Section 7.12.(b);

(viii)        waive a Default or Event of Default under Section 10.1.(a) or Section 10.1. (l);

(ix)          amend, or waive the Borrower’s compliance with, Section 2.10;

(x)           modify the definition of “Defaulting Lender” or amend or otherwise modify the provisions of Section 3.9; or

(xi)           modify the provisions of Sections 3.2 or 3.3 in a manner that would alter the order of application of payments or alter the pro rata treatment of a payment.

(d)           No amendment, waiver or consent unless in writing and signed by the Administrative Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Administrative Agent under this Agreement or any of the other Loan Documents.  Any amendment, waiver or consent relating to Section 2.2. or the obligations of the Issuing Bank under this Agreement or any other Loan Document shall, in addition to the Lenders required hereinabove to take such action, require the written consent of the Issuing Bank.  No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein.  No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto.  Any Event of Default occurring hereunder shall continue to exist until such time as such Event of Default is waived in writing in accordance with the terms of this Section which can include a retroactive waiver, notwithstanding any attempted cure or other action by the Borrower, any other Loan Party or any other Person subsequent to the occurrence of such Event of Default.  Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

Section 12.8.  Nonliability of Administrative Agent and Lenders.

The relationship between the Borrower, on the one hand, and the Issuing Bank, the Lenders and the Administrative Agent, on the other hand, shall be solely that of borrower and lender.  None of the Administrative Agent, the Issuing Bank or any Lender shall have any fiduciary responsibilities to the Borrower and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Administrative Agent, the Issuing Bank or any Lender to any Lender, the Borrower, any Subsidiary or any other Loan Party.  None of the Administrative Agent, the Issuing Bank or any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.

Section 12.9.  Confidentiality.

Except as otherwise provided by Applicable Law, the Administrative Agent, the Issuing Bank and each Lender shall maintain the confidentiality of all Information (as defined below) in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices but in any event may make disclosure: (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and the disclosing party shall be responsible for any breach of this provision by such affiliated party); (b) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or proposed Assignee, Participant or other transferee in connection with a potential transfer of any Commitment or participation therein as permitted hereunder, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations; (c) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings, or otherwise required by Applicable Law; (d) to the Administrative Agent’s, Issuing Bank’s or such Lender’s independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information); (e) intentionally omitted; (f) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section actually known by the Administrative Agent or such Lender to be a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or any Affiliate of the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower or any Affiliate of the Borrower; (g) to the extent requested by, or required to be disclosed to, any nationally recognized rating agency or regulatory or similar authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) having or purporting to have jurisdiction over it; (h) to bank trade publications, such information to consist of deal terms and other information customarily found in such publications; (i) to any other party hereto; and (j) with the consent of the Borrower. Notwithstanding the foregoing, the Administrative Agent and each Lender may disclose any such confidential information, without notice to the Borrower or any other Loan Party, to Governmental Authorities in connection with any regulatory examination of the Administrative Agent or such Lender or in accordance with the regulatory compliance policy of the Administrative Agent or such Lender.  As used in this Section, the term “Information” means all information received from the Borrower, any other Loan Party, any other Subsidiary or Affiliate relating to any Loan Party or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower, any other Loan Party, any other Subsidiary or any Affiliate, provided that, in the case of any such information received from the Borrower, any other Loan Party, any other Subsidiary or any Affiliate after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 12.10.  Indemnification.

(a)           The Borrower shall and hereby agrees to indemnify, defend and hold harmless the Administrative Agent, the Issuing Bank, the Lenders, all of the Affiliates of each of the Administrative Agent, the Issuing Bank or any of the Lenders, and their respective directors, officers, shareholders, agents, employees and counsel (each referred to herein as an “Indemnified Party”) from and against any and all of the following (collectively, the “Indemnified Costs”):  losses, costs, claims, penalties, damages, liabilities, deficiencies, judgments or expenses of every kind and nature (including, without limitation, amounts paid in settlement, court costs and the reasonable fees and disbursements of counsel incurred in connection with any litigation, investigation, claim or proceeding or any advice rendered in connection therewith, but excluding Indemnified Costs indemnification in respect of which is specifically covered by Section 3.10. or 4.1. or expressly excluded from the coverage of such Sections) incurred by an Indemnified Party in connection with, arising out of, or by reason of, any suit, cause of action, claim, arbitration, investigation or settlement, consent decree or other proceeding (the foregoing referred to herein as an “Indemnity Proceeding”) which is in any way related directly or indirectly to: (i) this Agreement or any other Loan Document or the transactions contemplated thereby; (ii) the making of any Loans or issuance of Letters of Credit hereunder; (iii) any actual or proposed use by the Borrower of the proceeds of the Loans or Letters of Credit; (iv) the Administrative Agent’s, the Issuing Bank’s or any Lender’s entering into this Agreement; (v) the fact that the Administrative Agent, the Issuing Bank and the Lenders have established the credit facility evidenced hereby in favor of the Borrower; (vi) the fact that the Administrative Agent, the Issuing Bank and the Lenders are creditors of the Borrower and have or are alleged to have information regarding the financial condition, strategic plans or business operations of the Borrower and the Subsidiaries; (vii) the fact that the Administrative Agent, the Issuing Bank and the Lenders are material creditors of the Borrower and are alleged to influence directly or indirectly the business decisions or affairs of the Borrower and the Subsidiaries or their financial condition; (viii) the exercise of any right or remedy the Administrative Agent, the Issuing Bank or the Lenders may have under this Agreement or the other Loan Documents; (ix) any civil penalty or fine assessed by the OFAC against, and all costs and expenses (including reasonable counsel fees and disbursements) incurred in connection with defense thereof by, the Administrative Agent, the Issuing Bank or any Lender as a result of conduct of the Borrower, any other Loan Party or any other Subsidiary that violates a sanction administered or enforced by the OFAC; or (x) any violation or non-compliance by the Borrower or any Subsidiary of any Applicable Law (including any Environmental Law) including, but not limited to, any Indemnity Proceeding commenced by (A) the Internal Revenue Service or state taxing authority or (B) any Governmental Authority or other Person under any Environmental Law, including any Indemnity Proceeding commenced by a Governmental Authority or other Person seeking remedial or other action to cause the Borrower or its Subsidiaries (or its respective properties) (or the Administrative Agent and/or the Lenders and/or the Issuing Bank as successors to the Borrower) to be in compliance with such Environmental Laws; provided, however, that the Borrower shall not be obligated to indemnify any Indemnified Party for any acts or omissions of any Indemnified Party in connection with matters described in this subsection to the extent arising from the gross negligence or willful misconduct of any Indemnified Party, as determined by a court of competent jurisdiction in a final, non-appealable judgment.

(b)           The Borrower’s indemnification obligations under this Section shall apply to all Indemnity Proceedings arising out of, or related to, the foregoing whether or not an Indemnified Party is a named party in such Indemnity Proceeding.  In this regard, this indemnification shall cover all Indemnified Costs of any Indemnified Party in connection with any deposition of any Indemnified Party or compliance with any subpoena (including any subpoena requesting the production of documents).  This indemnification shall, among other things, apply to any Indemnity Proceeding commenced by other creditors of the Borrower or any Subsidiary, any shareholder of the Borrower or any Subsidiary (whether such shareholder(s) are prosecuting such Indemnity Proceeding in their individual capacity or derivatively on behalf of the Borrower), any account debtor of the Borrower or any Subsidiary or by any Governmental Authority.

(c)           This indemnification shall apply to any Indemnity Proceeding arising during the pendency of any bankruptcy proceeding filed by or against the Borrower and/or any Subsidiary.

(d)           All out-of-pocket fees and expenses of, and all amounts paid to third-persons by, an Indemnified Party shall be advanced by the Borrower at the request of such Indemnified Party notwithstanding any claim or assertion by the Borrower that such Indemnified Party is not entitled to indemnification hereunder upon receipt of an undertaking by such Indemnified Party that such Indemnified Party will reimburse the Borrower if it is actually and finally determined by a court of competent jurisdiction that such Indemnified Party is not so entitled to indemnification hereunder.

(e)           Promptly after receipt by an Indemnified Party of written notice of any loss, claim, damage or liability in respect of which indemnity may be sought by it hereunder, such Indemnified Party will notify the Borrower thereof, provided that the failure to give any such notice hereunder shall not affect the obligation of the Borrower under this Agreement or any of the other Loan Documents.  Thereafter, such Indemnified Party and the Borrower shall consult and cooperate, in good faith to the extent appropriate, with a view to minimizing the cost to the Borrower of its obligations hereunder.  Subject to the foregoing, an Indemnified Party may conduct its own investigation and defense of, and may formulate its own strategy with respect to, any Indemnity Proceeding covered by this Section and, as provided above, all Indemnified Costs incurred by such Indemnified Party shall be reimbursed by the Borrower.  No action taken by legal counsel chosen by an Indemnified Party in investigating or defending against any such Indemnity Proceeding shall vitiate or in any way impair the obligations and duties of the Borrower hereunder to indemnify and hold harmless each such Indemnified Party; provided, however, that if (i) the Borrower is required to indemnify an Indemnified Party pursuant hereto and (ii) the Borrower has provided evidence reasonably satisfactory to such Indemnified Party that the Borrower has the financial wherewithal to reimburse such Indemnified Party for any amount paid by such Indemnified Party with respect to such Indemnity Proceeding, such Indemnified Party shall not settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed).  Notwithstanding the foregoing, an Indemnified Party may settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower where (x) no monetary relief is sought against such Indemnified Party in such Indemnity Proceeding or (y) there is an allegation of a violation of law by such Indemnified Party, provided however, that in either case the Indemnified Party shall provide notice of such settlement or compromise to Borrower not later than two (2) Business Days prior to such settlement or compromise providing reasonable detail as to the material elements of such settlement or compromise.

(f)            If and to the extent that the obligations of the Borrower under this Section are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.

(g)           The Borrower’s obligations under this Section shall survive any termination of this Agreement and the other Loan Documents and the payment in full in cash of the Obligations, and are in addition to, and not in substitution of, any of the other obligations set forth in this Agreement or any other Loan Document to which it is a party.

Section 12.11.  Termination; Survival.

This Agreement shall terminate at such time as (a) all of the Commitments have been terminated, (b) all Letters of Credit have terminated, expired or been cancelled (other than Letters of Credit the expiration dates of which extend beyond the Termination Date as permitted under Section 2.2.(b) and in respect of which the Borrower has satisfied the requirements of such Section), (c) none of the Lenders is obligated any longer under this Agreement to make any Loans and the Issuing Bank is no longer obligated under this Agreement to issue Letters of Credit and (d) all Obligations (other than obligations which survive as provided in the following sentence) have been paid and satisfied in full; provided, however, if on the Termination Date or any other date the Commitments are terminated or reduced to zero (whether voluntarily, by reason of the occurrence of an Event of Default or otherwise) any Letters of Credit remain outstanding, then the provisions of this Agreement applicable to the Borrower and the Administrative Agent with respect to Letters of Credit, including without limitation, the terms of Section 10.6. and the Borrower’s reimbursement obligations under Section 2.2.(d), shall remain in effect until all such Letters of Credit have expired, have been cancelled or have otherwise terminated. The indemnities to which the Administrative Agent, the Issuing Bank and the Lenders are entitled under the provisions of Sections 3.10., 4.1., 4.4., 11.6., 12.2. and 12.10. and any other provision of this Agreement and the other Loan Documents, and the provisions of Section 12.5., shall continue in full force and effect and shall protect the Administrative Agent, the Issuing Bank and the Lenders (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement.

Section 12.12.  Severability of Provisions.

If any provision of this Agreement or the other Loan Documents shall be determined by a court of competent jurisdiction to be invalid or unenforceable, that provision shall be deemed severed from the Loan Documents, and the validity, legality and enforceability of the remaining provisions shall remain in full force as though the invalid, illegal, or unenforceable provision had never been part of the Loan Documents.

Section 12.13.  GOVERNING LAW.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 12.14.  Counterparts.

To facilitate execution, this Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts as may be convenient or required.  It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart.  All counterparts shall collectively constitute a single document.  It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto.

Section 12.15.  Obligations with Respect to Loan Parties.

The obligations of the Borrower to direct or prohibit the taking of certain actions by the other Loan Parties as specified herein shall be absolute and not subject to any defense the Borrower may have that the Borrower does not control such Loan Parties.

Section 12.16.  Independence of Covenants.

All covenants hereunder shall be given in any jurisdiction independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 12.17.  Limitation of Liability.

None of the Administrative Agent, the Issuing Bank or any Lender, or any affiliate, officer, director, employee, attorney, or agent of the Administrative Agent, the Issuing Bank or any Lender shall have any liability with respect to, and the Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by the Borrower in connection with, arising out of, or in any way related to, this Agreement, any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.  The Borrower hereby waives, releases, and agrees not to sue the Administrative Agent, the Issuing Bank or any Lender or any of the Administrative Agent’s, the Issuing Bank’s or any Lender’s affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement, any of the other Loan Documents, or any of the transactions contemplated by this Agreement or financed hereby.

Section 12.18.  Entire Agreement.

This Agreement, the Notes, and the other Loan Documents embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto.  There are no oral agreements among the parties hereto.

Section 12.19.  Construction.

The Administrative Agent, the Issuing Bank, the Borrower and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and agree that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Administrative Agent, the Issuing Bank, the Borrower and each Lender.

Section 12.20.  Headings.

The paragraph and section headings in this Agreement are provided for convenience of reference only and shall not affect its construction or interpretation.

Section 12.21.  Plan Assets.

Each Lender represents and agrees that the source of funds used by it to facilitate this Agreement and the extensions of credit to be made by it as contemplated hereunder do not, and shall not, include “plan assets” within the meaning of the Plan Asset Regulations.

[Signatures on Following Pages]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their authorized officers all as of the day and year first above written.

GLADSTONE COMMERCIAL LIMITED PARTNERSHIP

	By:	GCLP Business Trust II, its general partner

		By:	/s/ David J. Gladstone
:		Name:	David J. Gladstone	,
solely in his capacity as Trustee, and not
in his individual capacity
Title: Trustee

		By:	/s/ Gary Gerson
		Name:	Gary Gerson	,
solely in his capacity as Trustee, and not
in his individual capacity
Title: Trustee

GLADSTONE COMMERCIAL CORPORATION

By:	/s/ David J. Gladstone
Name:	David J. Gladstone
Title:	Chairman and Chief Executive Officer

[Signatures Continued on Next Page]

[Signature Page to Credit Agreement
with Gladstone Commercial Limited Partnership]

CAPITAL ONE, N.A.
as Administrative Agent, the Issuing Bank and as a Lender

By:	/s/ Frederick H. Denecke
Name: Frederick H. Denecke
Title: Vice President

[Signatures Continued on Next Page]

[Signature Page to Credit Agreement
with Gladstone Commercial Limited Partnership]

BRANCH BANKING AND TRUST COMPANY, as an Issuing Bank and as a Lender

By:
Name:
Title:

SCHEDULE I

Commitments

Lender	Commitment Amount
Capital One, N.A.	$35,000,000
Branch Banking and Trust Company	$15,000,000

TOTAL	$50,000,000

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